      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996
                                                      REGISTRATION NO. 333-03594
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      4FRONT SOFTWARE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            COLORADO                            7373                    84-0675510
(State or other jurisdiction of     (Primary Standard Industrial       (IRS Employer
 incorporation or organization)     Classification Code Number)     Identification No.)

                   5650 GREENWOOD PLAZA BOULEVARD, SUITE 107
                           ENGLEWOOD, COLORADO 80111
                                 (303) 721-7341
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 CRAIG KLEINMAN
                                   SECRETARY
                      4FRONT SOFTWARE INTERNATIONAL, INC.
                   5650 GREENWOOD PLAZA BOULEVARD, SUITE 107
                           ENGLEWOOD, COLORADO 80111
                                 (303) 721-7341
           (Name, address, and telephone number of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

     HOWARD J. UNTERBERGER, Esq.                    PAUL JACOBS, Esq.
           Miller & Holguin                    Fulbright & Jaworski L.L.P.
1801 Century Park East, Seventh Floor                666 Fifth Avenue
    Los Angeles, California 90067                New York, New York 10103
            (310) 556-1990                            (212) 318-3000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                           --------------------------

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                                                      PROPOSED MAXIMUM     AGGREGATE
    TITLE OF EACH CLASS OF            AMOUNT TO        OFFERING PRICE       OFFERING         AMOUNT OF
  SECURITIES TO BE REGISTERED     BE REGISTERED (1)    PER SHARE (2)      PRICE (1)(2)    REGISTRATION FEE
Common Stock, no par value.....   3,450,000 shares         $5.75          $19,837,500        $6,840.52

(1) Includes 450,000 shares of Common Stock which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.

(2) Estimated   solely  for  the  purpose  of  calculating  the  amount  of  the registration fee.

(3) $3,806.89 has previously been paid.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      4FRONT SOFTWARE INTERNATIONAL, INC.
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
           SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-1

FORM S-1 ITEM AND CAPTION                                                          PROSPECTUS CAPTIONS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Facing Page of Registration Statement; Cross
                                                                   Reference Sheet; Outside Front Cover of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover of Prospectus
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary, Risk Factors
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Inapplicable
       8.  Plan of Distribution.................................  Outside and Inside Front Cover Pages of Prospectus;
                                                                   Underwriting
       9.  Description of Securities to Be Registered...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary; Description of Securities
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information with Respect to the Registrant...........  Outside and Inside Front Cover Pages of Prospectus;
                                                                   Prospectus Summary; The Company; Risk Factors; Use
                                                                   of Proceeds; Price Range of Common Stock and
                                                                   Dividend Policy; Dilution; Capitalization; Selected
                                                                   Consolidated Financial Information; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management; Certain
                                                                   Transactions; Principal Stockholders; Description of
                                                                   Securities; Shares Eligible for Future Sale;
                                                                   Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 21, 1996

PROSPECTUS

                                     [LOGO]
                                3,000,000 SHARES

                      4FRONT SOFTWARE INTERNATIONAL, INC.

                                  COMMON STOCK
                              --------------------

    The 3,000,000 shares of Common Stock, no par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by 4Front Software International, Inc. The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "FFST." Application has been made to quote the Common Stock on the Nasdaq National Market under the trading symbol "FFST." The closing bid price of the Common Stock, as reported by the Nasdaq SmallCap Market on May 20, 1996, was $4.50 per share. See "Price Range of Common Stock and Dividend Policy." It is currently anticipated that the public offering price will be between $4.25 and $5.75 per share. See "Underwriting" for a discussion of the factors to be considered in determining the public offering price.
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD
  BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           UNDERWRITING
                                                             DISCOUNTS         PROCEEDS TO
                                       PRICE TO PUBLIC  AND COMMISSIONS (1)  THE COMPANY (2)
Per Share............................         $                  $                  $
Total (3)............................         $                  $                  $

(1) Excludes the value of warrants to be issued to the representatives of the Underwriters. Does not include a 2% non-accountable expense allowance payable to the representatives of the Underwriters, of which $25,000 has been paid to date. See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses payable by the Company estimated at $860,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the
    Company will be $          , $           and $          , respectively.  See
    "Underwriting."
                            ------------------------

    The shares of Common Stock offered hereby are being offered by the Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares of Common Stock will be
available for delivery on  or about                   , 1996  at the offices  of
Kaufman Bros., L.P., New York, New York.
                            ------------------------

KAUFMAN BROS., L.P.                                     FIRST ALBANY CORPORATION

              The date of this Prospectus is               , 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET, THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING RISK FACTORS AND CONSOLIDATED FINANCIAL STATEMENTS, AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO A FISCAL YEAR OF THE COMPANY SHALL REFER TO THE TWELVE MONTH PERIOD COMMENCING FEBRUARY 1 OF SUCH YEAR AND ENDING ON JANUARY 31 OF THE FOLLOWING YEAR.

                                  THE COMPANY

    4Front Software International,  Inc. (the "Company"  or "4Front"), a  United
Kingdom ("UK") based specialized computer services company, provides a wide range of high-end information technology solutions and services, principally to Financial Times UK Top 500 companies and government authorities. The Company provides key elements of distributed computing, including systems development and integration, storage and client-server solutions and products, as well as extensive hardware and software support services. In addition, in 1995 the Company began providing corporate Internet access, website development and related services, and commenced offering global help desk outsourcing for desktop software through a partnership. The Company believes it has a competitive advantage through its ability to provide a single-source solution to a broad range of corporate computing needs.

    Since 1992, 4Front's revenues have grown from approximately $895,000 to over $32 million in the fiscal year ended January 31, 1996 principally through strategic acquisitions that furthered the expansion of its existing operations. The Company's customers include National Westminster Bank plc, British Aerospace plc, Oracle Corporation UK Ltd., Royal Dutch/Shell Group plc, Orange plc, British Telecom plc, Alcatel Data Networks Ltd., Sun Microsystems Corp., Cambridge University and the British Ministry of Defense.

    The Company seeks to capitalize on technological change in the computer services industry by providing a single source for specialized high-end solutions to information systems problems that are beyond the expertise of most in-house management information systems ("MIS") departments. The UK computer services market, the fastest growing in Europe, is currently estimated at $12 billion annually, according to the 1995 Holway Report on Software and Computing Services in Europe. This market grew by an estimated 16% in 1995 and is highly fragmented, with no single company serving more than 5% of the UK.

    The Company believes that the demand for its products and services will continue to grow in the UK and Europe due to a number of factors that reflect recent worldwide industry trends. Historically, corporations satisfied information technology requirements through mainframe or stand-alone midrange systems utilizing hardware and software provided by a single original equipment manufacturer ("OEM"). Design and development as well as maintenance and support of these systems could be provided directly by such single-source OEM's in conjunction with a corporate in-house information technology staff. Accelerating technological advancement, migration of organizations toward multivendor distributed networks, and globalization of information technology needs have contributed to a significant increase in the sophistication and interdependency of corporate computing systems. The Company believes that, as a result of these factors, the complexity of system development as well as the breadth of corporate computing needs have surpassed the abilities and available time of many in-house MIS departments, and have led to a greater acceptance of outsourcing. The Company also believes that customers are reluctant to outsource computer services directly to OEMs, which may be perceived by customers as favoring the OEMs' own product line. Meanwhile, the increased corporate use of information technology for operational as well as mission critical applications have increased the use of complex, customized corporate computing systems that are beyond the expertise of most horizontal integrators and value added resellers ("VARs"). Furthermore, many OEMs now rely on independent service organizations such as the Company to provide distribution, integration and warranty/post warranty maintenance and support services.

    The Company intends to continue providing a single source for a wide array of corporate network and computing services through an operating and growth strategy that consists of the following principal elements: (i) further penetration of the growing UK and European computer services market; (ii) identification and acquisition of complementary businesses in order to expand its product offerings and geographic reach; (iii) expansion of its hardware maintenance and technology support capabilities; and (iv) leverage of its existing infrastructure and customer relationships in order to further develop new business lines.

                                  THE OFFERING

Common Stock offered by the Company...........  3,000,000 shares
Common Stock to be outstanding after
 completion of this Offering..................  6,058,747 shares (1)
Use of Proceeds...............................  For general corporate purposes, including working capital, and repayment of existing
                                                 debt obligations. See "Use of Proceeds."
Nasdaq SmallCap Market Symbol.................  FFST
Proposed Nasdaq National Market Symbol........  FFST

- ------------------------
(1) Excludes 3,388,753 shares of Common Stock consisting of 2,010,338 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.37 per share and 1,378,415 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $4.42 per share. Also excludes 450,000 additional shares of Common Stock which may be sold pursuant to the Underwriters' over-allotment option and warrants to be issued to the representatives of the Underwriters to purchase 300,000 shares of Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      THE PREDECESSOR COMPANY (1)                              THE COMPANY (1)
                              -------------------------------------------  --------------------------------------------------------
                                NINE MONTHS    YEAR ENDED     ONE MONTH    YEAR ENDED   YEAR ENDED   YEAR ENDED     THREE MONTHS
                              ENDED DEC. 31,    DEC. 31,     ENDED JAN.     JAN. 31,     JAN. 31,     JAN. 31,     ENDED APRIL 30,
                                   1991           1992        31, 1993        1994         1995         1996            1995
                              ---------------  -----------  -------------  -----------  -----------  -----------  -----------------
                                                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA (2):
Revenues....................     $   1,078      $     895     $      10     $   2,837    $  11,240    $  32,249       $   4,645
Cost of revenues............          (565)          (341)           (3)       (1,281)      (6,814)     (20,808)         (2,799)
Write down of software
 development costs..........             0              0             0             0            0         (755)              0
                                   -------     -----------  -------------  -----------  -----------  -----------        -------
Gross profit................           513            554             7         1,556        4,426       10,686           1,846
                                   -------     -----------  -------------  -----------  -----------  -----------        -------
Income (loss) before
 interest expense, income
 taxes and share of results
 in equity investee.........          (233)          (536)          (93)          376          645          559             262
Share of results in equity
 investee (3)...............             0              0             0             0            0         (761)              0
Net income (loss)...........     $    (263)     $    (592)    $     (98)    $     304    $     355    $    (652)      $     114
                                   -------     -----------  -------------  -----------  -----------  -----------        -------
                                   -------     -----------  -------------  -----------  -----------  -----------        -------
Net income (loss) per share
 (4)........................     $   (1.17)     $   (1.92)    $   (0.10)    $    0.25    $    0.20    $   (0.24)      $    0.05
                                   -------     -----------  -------------  -----------  -----------  -----------        -------
                                   -------     -----------  -------------  -----------  -----------  -----------        -------
Weighted average number of
 shares(4)..................           225            309         1,014         1,198        1,813        2,743           2,535

OTHER DATA:
Adjusted income (loss)
 before interest expense,
 income taxes and before
 share of results in equity
 investee and write down of
 software development costs
 (5)........................     $    (233)     $    (536)    $     (93)    $     376    $     645    $   1,314       $     262
Adjusted net income (loss)
 before write down of
 software development costs
 and write down of
 investment in and advances
 to equity investee (6).....          (263)          (592)          (98)          304          355          685             114
Adjusted net income (loss)
 per share before write down
 of software development
 costs and write down of
 investment in and advances
 to equity investee.........     $   (1.17)     $   (1.92)    $   (0.10)    $    0.25    $    0.20    $    0.25       $    0.05

                               THREE MONTHS
                              ENDED APRIL 30,
                                   1996
                              ---------------
                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues....................     $  10,550
Cost of revenues............        (7,279)
Write down of software
 development costs..........             0
                              ---------------
Gross profit................         3,271
                              ---------------
Income (loss) before
 interest expense, income
 taxes and share of results
 in equity investee.........           416
Share of results in equity
 investee (3)...............           (52)
Net income (loss)...........     $     198
                              ---------------
                              ---------------
Net income (loss) per share
 (4)........................     $    0.07
                              ---------------
                              ---------------
Weighted average number of
 shares(4)..................         3,011
OTHER DATA:
Adjusted income (loss)
 before interest expense,
 income taxes and before
 share of results in equity
 investee and write down of
 software development costs
 (5)........................     $     416
Adjusted net income (loss)
 before write down of
 software development costs
 and write down of
 investment in and advances
 to equity investee (6).....           198
Adjusted net income (loss)
 per share before write down
 of software development
 costs and write down of
 investment in and advances
 to equity investee.........     $    0.07

                                                                                             APRIL 30, 1996
                                                                                               (UNAUDITED)
                                                                                        -------------------------
                                                                                         ACTUAL    AS ADJUSTED(7)
                                                                                        ---------  --------------
BALANCE SHEET DATA:
  Current assets......................................................................  $  13,688    $   23,360
  Current liabilities.................................................................     14,737        11,619
  Total assets........................................................................     18,078        27,750
  Capital lease obligations, less current portion.....................................         78            78
  Stockholders' equity................................................................      3,263        16,053

- ------------------------

(1) The results of operations for the periods ended December 31, 1991, December 31, 1992 and January 31, 1993 represent the results of 4Front Group PLC and its subsidiaries (the Predecessor Company), a United Kingdom company, which was acquired by the Company in January 1993.

(2) The Company has grown substantially through acquisitions, which materially affect the comparability of the financial data reflected herein. The Summary Consolidated Financial Information includes the results of operations of the primary operating divisions of the Company which were acquired effective January 1994, November 1994 and April 1995, and which were accounted for under the purchase method of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Consists of the Company's share of operating loss in the equity investee (the "ActionTrac Joint Venture") of $(179,000) in the fiscal year ended January 31, 1996, and $(52,000) in the three months ended April 30, 1996, and write down of the Company's investment in and advances to the ActionTrac Joint Venture of $(582,000) in the fiscal year ended January 31, 1996. See "Risk Factors -- Partnership with ActionTrac, Inc."

(4) The number of shares and the net income (loss) per share for the period ended December 31, 1991, have been restated to reflect a 1 for 133.3 reverse-stock split effective November 1992.

(5) Income  (loss) before interest expense, income taxes and share of results in
    the  ActionTrac  Joint  Venture,  excluding  the  write  down  of   software
    development costs.

(6) Excludes the write downs of investment in and advances to the ActionTrac Joint Venture $(582,000) and the write down of software development costs $(755,000) in the fiscal year ended January 31, 1996. Includes the share of operating loss of the ActionTrac Joint Venture of $(179,000) in the fiscal year ended January 31, 1996, and $(52,000) in the three months ended April 30, 1996. See "Risk Factors -- Partnership with ActionTrac, Inc."

(7) Adjusted to reflect the sale of 3,000,000 shares of Common Stock by the Company in the Offering at an assumed price of $5.00 per share (the mid-point of the range at the estimated public offering price) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

    UNLESS OTHERWISE NOTED, ALL FINANCIAL INFORMATION, SHARE AND PER SHARE DATA IN THIS PROSPECTUS ASSUME NO EXERCISE OF (i) THE OVER-ALLOTMENT OPTION GRANTED IN CONNECTION WITH THIS OFFERING OR (ii) OTHER OUTSTANDING WARRANTS AND OPTIONS. ALTHOUGH THE FINANCIAL RESULTS OF ALL OF THE COMPANY'S SUBSIDIARIES WILL CONTINUE TO BE REPORTED ON A CONSOLIDATED BASIS, THE COMPANY'S ORDINARY BUSINESS OPERATIONS ARE DIVIDED AMONG ITS OPERATING SUBSIDIARIES. THE COMPANY'S OPERATING SUBSIDIARIES CONDUCT THEIR OPERATIONS IN BRITISH POUNDS STERLING (L). FOR FINANCIAL REPORTING PURPOSES, BRITISH POUNDS ARE CONVERTED INTO U.S. DOLLARS AT THE PREVAILING RATE AS OF THE DATE OR AT THE WEIGHTED AVERAGE FOR THE PERIOD COVERED. UNLESS SPECIFICALLY STATED OTHERWISE HEREIN, ALL CONVERSIONS OF BRITISH POUNDS INTO U.S. DOLLARS REFERENCED IN THIS PROSPECTUS HAVE BEEN CONVERTED USING A CONVERSION RATE OF 1.5751 DOLLARS PER POUND IN RESPECT OF OPERATIONS DURING THE YEAR ENDED JANUARY 31, 1996 AND AT A RATE OF 1.511 DOLLARS PER POUND IN RESPECT OF THE JANUARY 31, 1996 BALANCE SHEET. FOR THE THREE MONTHS ENDED APRIL 30, 1995 AND 1996 THE BALANCE SHEET CONVERSION RATE WAS 1.580 AND 1.501, RESPECTIVELY, AND THE STATEMENT OF OPERATIONS CONVERSION RATE WAS 1.567 AND 1.512, RESPECTIVELY.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW:

    FUTURE OPERATING RESULTS UNCERTAIN. Although the Company had net income of $304,000 and $355,000 in the fiscal years ended January 31, 1994 and 1995, respectively, the Company had a net loss of $652,000 in the fiscal year ended January 31, 1996, primarily due to write-downs relating to capitalized software development costs and the Company's investment in the ActionTrac International partnership. As of January 31, 1996, and April 30, 1996, the Company had an accumulated deficit of approximately $3.9 million and $3.7 million, respectively. The revenue growth rates and profitability experienced by the Company in recent periods may not be indicative of its future growth and profitability and there can be no assurances that the Company will again become or remain profitable. The Company plans to continue to expand its level of operations, resulting in increased fixed costs and operating expenses. The Company's operating results and net income will be adversely affected to the extent that net sales and gross profits do not increase sufficiently to offset such increased expenses, of which there can be no assurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    FLUCTUATIONS IN QUARTERLY AND ANNUAL OPERATING RESULTS. The Company's quarterly and annual operating results have in the past varied and may in the future vary significantly depending on factors such as the effect of Company acquisitions, the size, timing and recognition of revenue from significant orders, increased competition, the timing of new product releases by the Company and its competitors, market acceptance of the Company's products, changes in the Company's and its competitors' pricing policies, the mix of license and service revenue, budgeting cycles of its customers, seasonality, changes in operating expenses, changes in Company strategy, personnel changes, foreign currency exchange rates, changes in the outlook for new products and services and general economic factors. For the fiscal year ended January 31, 1996, approximately 80% of the Company's growth in revenue was attributable to the Company's acquisition of Compass. In addition, as the gross margins of the Company's operating divisions will vary both among themselves and over time, changes in the revenue mix from these operating divisions may affect quarterly operating results. The Company therefore believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Further, it is possible that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    GROWTH STRATEGY; ACQUISITION OF COMPLEMENTARY BUSINESSES. A significant component of the Company's growth strategy depends on the Company's ability to acquire complementary businesses. Competition for the acquisition of computer service companies is becoming increasingly competitive. Although the Company has, since May 1994, been successful in acquiring computer services companies, there can be no assurance that suitable additional acquisitions can be identified, consummated or successfully integrated into the Company's operations. The Company has used a combination of cash and Common Stock for acquisitions. In the event that potential acquisition candidates are unwilling to accept the Company's securities as consideration, the Company will be required to use more cash resources to continue its acquisition program. In addition, if sufficient financing is not available as needed on terms acceptable to the Company, the Company's acquisition program could be adversely affected.

    INTEGRATION OF NEW ACQUISITIONS; ABILITY TO MANAGE GROWTH. As a result of both acquisitions and internal growth, the Company has recently experienced a period of rapid growth and expansion. The Company's growth and expansion has placed, and could continue to place, a significant strain on the Company's personnel and other resources. The Company expects to continue to grow, primarily by the acquisition of companies which offer services, products or both, which are complementary to the Company's existing business operations. See "-- Growth Strategy; Acquisition of Complementary Businesses." Acquisitions involve numerous risks, including difficulties in the assimilation of the operations of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct experience and the potential loss of key employees of the acquired companies. There can be no assurance that any acquisition will result in long-term benefits to the Company or that the Company's management will be able to effectively manage the resulting businesses. In addition, the Company's future success will depend in part on its ability to manage potentially rapid growth as it increases its production capacity and broadens distribution of its products. To accommodate this recent growth and to compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its workforce. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company's recent growth can be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

    ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE. The market for computer systems and products is characterized by constant technological change, frequent new product introductions and evolving industry standards. The Company's future success is dependent upon the continuation of a number of trends in the computer industry, including the migration by information technology end-users to multivendor and multisystem computing environments, the overall increase in the sophistication and interdependency of computing technology, and a focus by information technology managers on cost-efficient management. The Company believes these trends have resulted in a movement by both end-users and OEMs toward outsourcing and an increased demand for product and support services providers that have the ability to provide a broad range of multivendor product and support services. There can be no assurance these trends will continue into the future. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to achieve these objectives.

    DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company is dependent on its executive officers, including Anil Doshi, its Chairman of the Board and Chief Executive Officer, and Mark Ellis, its President and Chief Operating Officer. See "Management." In addition, the success of the Company's business depends in large part on its ability to attract and retain highly skilled personnel to conduct the Company's business. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Although the Company has entered into employment agreements which include non-competition provisions with Messrs. Doshi and Ellis and certain other key personnel, and has obtained key man insurance policies for key executive officers, the loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company.

    PARTNERSHIP WITH ACTIONTRAC, INC. The Company is involved in a start-up venture, ActionTrac International (the "ActionTrac Joint Venture"), with a U.S. private company, ActionTrac, Inc., which provides software help desk outsourcing in North America, to provide such services in the rest of the world. The activities of the ActionTrac Joint Venture are centered on the computer help-desk market, which is a relatively young and undeveloped market in the U.S. and Europe. The Company's strategy for providing the ActionTrac Joint Venture's help-desk service to customers requires that the Company enter into various subcontracting agreements with others and depends upon the subsequent success of these subcontractors in performing these services in an efficient and economic manner. While the Company believes that such subcontractors will have an economic motivation to perform their contractual obligations, there can be no assurances that such obligations will always be discharged satisfactorily. The ActionTrac Joint Venture presently has limited revenues, is not yet profitable, and there can be no assurances that it will ever be profitable. Under generally accepted accounting principles, the Company is required to recognize its share of the ActionTrac Joint Venture's income or loss. As a result, the Company's share of the equity investee loss with respect to the ActionTrac Joint Venture was approximately $179,000 for the fiscal year ended January 31, 1996. In connection with the ActionTrac Joint Venture, the Company made a direct investment in ActionTrac, Inc., which is itself not currently profitable, and there can be no assurances that it will ever be profitable.

    COMPETITION; LIMITED BARRIERS TO ENTRY. The computer services industry is intensely competitive and is composed of literally hundreds of companies, many of which have capital, marketing expertise and personnel resources far superior to that of the Company. There can be no assurance that the Company will be able to compete successfully in the future or that competitive pressures will not result in price reductions or other developments in the Company's market which could have a material adverse effect on the Company. See "Competition." In addition, barriers to entry in the markets in which the Company operates are limited, and there can be no assurance that existing or new competitors will not develop products or provide services that are superior to the Company's products or services or achieve greater market acceptance.

    POSSIBLE EXPANSION OF OPERATIONS WITHIN EUROPE. The Company will seek to expand its geographic market beyond the UK by selling its products and services in Europe. The Company's operations within Europe will be subject to additional risks associated with international operations such as protection of intellectual property and subjection to the rules and regulations of additional jurisdictions. The Company will seek, where appropriate, to enter into relationships with local partners as a way of mitigating the risks of operating in these additional countries. There can be no assurance, however, of the Company's ability to identify and enter into favorable arrangements with prospective local partners or to otherwise overcome the risks associated with geographic expansion.

    FOREIGN EXCHANGE AND RELATED RISKS. The Company markets its products to European and other foreign countries but conducts its business primarily in British pounds. The purchase prices received by the Company for its products will be affected by the foreign exchange rates for British pounds relative to the foreign currency. Changes in the exchange rates between British pounds (in which the Company's business is conducted) and U.S. dollars (in which the Company's financial statements are presented) may significantly affect the results of operations and other financial information concerning the Company as presented in the Company's financial statements. The Company monitors exchange rate fluctuations between the British pound (in which form approximately 90% of the Company's revenues are received) and U.S. dollars (which are used for approximately 30%-40% of the Company's purchases) and will seek to minimize the risk of such fluctuations by entering into hedge transactions in which dollars are bought forward to match obligations as they come due. As the Company's business expands into Europe, to the extent its sales are denominated in currencies other than the British pound or U.S. dollar, the Company will be required to adopt similar procedures to protect itself against risks of currency fluctuations.

    FOREIGN TAX RATES. The Company and/or its subsidiaries are subject to taxation in a number of different jurisdictions, including the U.S. and the UK and, if the Company is successful in expanding its market to Europe, it may become subject to taxation in additional jurisdictions. See "-- Possible Expansion of Operations within Europe." In addition, transactions among the Company and its foreign subsidiaries may become subject to U.S. and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the U.S., and are subject to periodic change. The extent, if any, to which the Company will receive credit in the U.S. for taxes paid in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code, as well as the provisions of any tax treaties which may exist between the U.S. and such foreign jurisdictions.

    INTELLECTUAL PROPERTY.  Certain of the Company's operations are dependent in
part   upon  their  software  development   methodology  and  other  proprietary
intellectual property rights. See "Business --

Product Development." The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, technical measures and copyright and trademark laws to protect its proprietary rights. The Company holds no patents or registered copyrights. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. In addition, although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

    COPYRIGHT ISSUES. In connection with the Company's performance of most hardware maintenance, the computer system which is being serviced must be turned on for the purpose of service or repair. When the computer is turned on, the resident operating system software and, in some cases diagnostic software, is transferred from a peripheral storage device or a hard disk drive into the computer's random access memory. Within the past several years, several OEMs in the U.S. have commenced litigation against independent service organizations in which they have claimed such transfer constitutes the making of an unauthorized "copy" of such software by the independent service organization which infringes on the software copyrights held by the OEMs. Although the Company is not a party in any such case, and is unaware of any such claims made in the UK to date, litigation of this nature can be time consuming and expensive, and there can be no assurance the Company will not be a party to similar litigation in the future, or that such litigation would be resolved on terms that do not have a material adverse effect on the Company.

    BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS. The Company currently has no specific plan for a significant portion of the proceeds of this Offering. See "Use of Proceeds." Accordingly, management will have broad discretion in the use of such proceeds. In addition, the Company's intended uses of the net proceeds of this Offering are estimates only and there could be significant variation in the use of proceeds due to changes in business, technology or the economy.

    CONCENTRATION OF SHARE OWNERSHIP. After the sale of the 3,000,000 shares of Common Stock offered hereby, the executive officers and directors of the Company, together with their affiliates, will own beneficially approximately 33% of the outstanding Common Stock (31% assuming exercise in full of the Underwriters' over-allotment option). As a result, management of the Company may continue to maintain control of the Company's Board of Directors and thereby control the Company's policies and operations. In addition, the Company will have outstanding options and warrants to acquire an aggregate of 3,388,753 shares of Common Stock, of which 1,288,600 will be held by current executive officers and directors and their affiliates. See "Management." To the extent that some or all of the options and warrants are exercised, they will decrease the percentage of ownership of the Company by the persons who purchase Common Stock in the Offering. The holders of such options and warrants may be expected to exercise such instruments at a time when the Company would be able to obtain needed capital by a new offering of securities on terms more favorable than those provided for by such options and warrants. The possibility of the sale of all of the shares of Common Stock issuable upon exercise of the options and warrants may adversely affect the market price of the Common Stock offered hereby.

    POSSIBLE VOLATILITY OF STOCK PRICE; POTENTIAL LIMITED TRADING MARKET. There has been significant volatility in the market price of computer services companies. Factors such as variations in the Company's quarterly operating results, announcements regarding technological developments or new products by the Company or others, developments affecting the Company or its competitors, suppliers or customers or general economic or stock market conditions unrelated to the Company's operating performance may have a significant impact on the market price of the Common Stock. Although the Company's Common Stock has been quoted on the Nasdaq SmallCap Market since January, 1996, and the Company has applied to have its Common Stock quoted on the Nasdaq National Market, there can be no assurances that an active public market for the Common Stock will be sustained after the Offering.

    Historically, the Common Stock has been thinly traded. This low trading volume may have had a significant effect on the market price of the Common Stock, which may not be indicative of the market price in a more liquid market. The share price on the Nasdaq SmallCap Market may be only one of the factors considered by the Company and the representatives in determining the offering price for the shares of Common Stock offered hereby. See "Underwriting."

    DILUTION.   This Offering will result  in immediate, substantial dilution to new investors. See "Dilution."

    POSSIBLE ISSUANCE OF ADDITIONAL SHARES. The Company has authorized capital of 30,000,000 shares of Common Stock. As of the date of this Prospectus, there are 3,058,747 shares of Common Stock outstanding, an additional 2,010,338 shares of Common Stock subject to issuance pursuant to outstanding stock options, and an additional 1,378,415 shares of Common Stock subject to issuance pursuant to outstanding warrants, leaving a balance of 23,552,500 shares of Common Stock available for future issuance (including shares of Common Stock to be issued in this Offering). The directors may issue Common Stock beyond that already issued and that offered hereby, either for cash or for services or as employee incentives. To the extent that additional common stock is issued either for assets or for cash, or pursuant to an employee stock bonus program or other stock plan, the percentage of the Company's issued and outstanding Common Stock and the percentage represented by the various securities outstanding convertible into Common Stock will be reduced and the issuance may cause additional dilution in the book value per share of such outstanding shares. See "Management -- Equity Incentive Plan" and "Shares Eligible for Future Sale."

    NO DIVIDENDS. The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of the Company's business.

                                  THE COMPANY

COMPANY HISTORY

    4Front Software International, Inc., a UK based specialized computer services company, provides a wide range of high-end information technology solutions and services, principally to Financial Times UK Top 500 companies and government authorities. The Company provides key elements of distributed computing, including systems development and integration, storage and client-server solutions and products, as well as extensive hardware and software support services. In addition, in 1995 the Company began providing corporate Internet access, website development and related services, and commenced offering global help desk outsourcing for desktop software through the ActionTrac Joint Venture. The Company believes it has a competitive advantage through its ability to provide a single-source solution to a broad range of corporate computing needs.

    The Company's principal corporate offices are located at 5650 Greenwood Plaza Blvd., Suite 107, Englewood, Colorado 80111, and its phone number is (303) 721-7341. The Company's operational offices are located at 4Front House, Colonial Business Park, Colonial Way, Watford, Hertfordshire, England, WD2 4PR, telephone +44 (0) 1923-816266.

ACQUISITIONS AND PARTNERSHIP
K2 ACQUISITION

    Effective January 14, 1994, the Company acquired K2 Group Plc ("K2") and its Xanadu Systems Ltd subsidiary ("Xanadu") for aggregate consideration of $923,000, of which $625,000 was paid through the issuance of 212,500 shares of Common Stock, inclusive of contingent consideration of 112,500 shares of Common Stock and $141,250 in cash. K2 was founded in 1988 and has formed the basis for the Company's systems integration development activities, which had revenues of approximately $5 million in the fiscal year ended January 31, 1996. Xanadu was founded in 1990 and has formed the basis for the Company's network computing activities, which had revenues of approximately $7.7 million in the fiscal year ended January 31, 1996.

CI ACQUISITION

    Effective November 1, 1994 the Company acquired all of the assets of CI Support Limited ("CI") a provider of hardware maintenance and support services, for $159,000. Revenues from the Company's hardware maintenance and support services were approximately $2.8 million in the fiscal year ended January 31, 1996. The CI acquisition allowed the Company to directly provide maintenance services to its customers which had been previously contracted out to third parties. The CI acquisition also expanded the Company's support services.

COMPASS ACQUISITION

    Effective April 6, 1995 the Company acquired Compass Computer Group ("Compass"), a supplier of computer hardware and software products founded in 1982, for consideration of $1,265,648, of which $385,648 was paid through the issuance of 192,556 shares of Common Stock and options on 53,639 shares of Common Stock, inclusive of contingent consideration of 108,836 shares of Common Stock and options on 29,959 shares of Common Stock. The addition of Compass to the Company's information storage systems operations has enabled the Company to become one of the leading suppliers within the UK of high capacity storage solutions and multi-processor servers to corporate and government users.
Revenues from the Company's information storage systems operations were approximately $17 million in the fiscal year ended January 31, 1996. The Compass acquisition also expanded the Company's systems integration and support business and provided the basis for the Company's corporate Internet services. The Company was obligated to operate Compass on a stand alone basis until December 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACTIONTRAC JOINT VENTURE

    The ActionTrac Joint Venture was formed in August, 1994, to commercialize ActionTrac Inc.'s proprietary help-desk systems, services and software outside the U.S., Canada and Mexico. The ActionTrac Joint Venture's two equal partners are 4Front Holdings, Inc., a wholly owned subsidiary of the Company, and ActionTrac Holdings, Inc., a wholly owned subsidiary of ActionTrac, Inc. The Company contributed $500,000 to the working capital of the ActionTrac Joint Venture and invested $500,000 in ActionTrac, Inc. The ActionTrac Joint Venture currently has limited revenues. See "Risk Factors -- Partnership with ActionTrac, Inc."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an assumed offering price of $5.00 (the mid-point of the range of the estimated public offering price) are estimated to be approximately $12,790,000 ($14,792,500 if the over-allotment option is exercised in full), after deducting estimated underwriting discounts, commissions and offering expenses.

    The Company plans to use approximately $1.1 million of the net proceeds from this Offering to repay existing indebtedness under an outstanding bridge loan. The bridge loan was originally part of a $790,000 bridge loan completed by the Company in January 1995 and originally due in May 1995. In June 1995, approximately $530,000 of this amount was extended as part of a new bridge loan of approximately $1,030,000, which came due December 14, 1995. $50,000 of this amount has been repaid, with the remaining principal balance of $980,000 bearing interest at 10% and maturing on the first to occur of June 14, 1996, or the completion of this Offering. See "Management's Discussion and Analysis of
Financial  Condition  and  Results  of  Operations  --  Liquidity  and   Capital
Resources."

    The Company plans to use approximately $2,000,000 of the net proceeds from this Offering to pay down the outstanding balance of a line of credit which the Company has with a UK bank. This line of credit bears interest at 2.5% above the bank's base rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The Company plans to use approximately $750,000 of the net proceeds from this Offering to fund the further development of its network communications venture, which is designed to exploit the business opportunities of the Internet by supplying support services related to Internet use. See "Business -- Products and Services -- Network Communications." The Company also plans to use approximately $500,000 of the net proceeds from this Offering for product development purposes.

    The Company intends to use the remainder of the net proceeds for working capital, including expansion of its sales and marketing efforts, and other general corporate purposes. The Company may also use a portion of the net proceeds of this Offering to make one or more acquisitions of businesses which can be integrated into the Company's existing operating structure. However, the Company has no specific agreements or commitments, and is not currently engaged in any negotiations, for any such acquisitions. Additional purposes of this Offering are to increase the Company's capital, to create a broader public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets.

    Pending such uses, the net proceeds will be invested in government securities and other short-term, investment grade, interest-bearing instruments or used to further reduce existing indebtedness. The actual amount of net proceeds expended for any purpose may vary significantly from the estimated or budgeted amounts set forth above.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Since January 3, 1996, the Company's Common Stock has been quoted on the Nasdaq SmallCap Market under the symbol "FFST." Between March 1995 and January 1996, the Company's Common Stock had been traded under the symbol "FFST" on the over-the-counter Bulletin Board ("OTC"). Prior to March 1995, there had been no active trading market for the Common Stock. Application has been made to have the Common Stock quoted on the Nasdaq National Market under the trading symbol "FFST" upon completion of this Offering.

    The following table sets forth, for the periods indicated, the high and low reported sales prices of shares of the Common Stock as reported by OTC prior to January 3, 1996 and by the Nasdaq SmallCap Market thereafter.

1995                                                           HIGH    LOW
- ------------------------------------------------------------  ------  ------
First Quarter (from March 1995).............................  $  5.88 $  5.00
Second Quarter..............................................     5.88    4.00
Third Quarter...............................................     5.00    3.50
Fourth Quarter..............................................     6.88    3.50


1996                                                           HIGH    LOW
- ------------------------------------------------------------  ------  ------
First Quarter...............................................  $  6.88 $  4.38
Second Quarter (through May 20, 1996).......................     5.25    4.25

    On May 20, 1996, the last reported sale price for the Common Stock was $5.25 per share.

    The estimated number of beneficial owners of the Company's common stock is 2,250 and the number of stockholders of record on May 20, 1996, was 1,659.

    Historically, the Common Stock has been thinly traded. This low trading volume may have had a significant effect on the market price of the Common Stock, which may not be indicative of the market price in a more liquid market. The share price on the Nasdaq SmallCap Market may be only one of the factors considered by the Company and the Representatives in determining the offering price for the shares of Common Stock offered hereby. See "Underwriting."

    The Company has never declared or paid any cash dividends on shares of its capital stock. The Company currently intends to retain any future earnings for use in its business and does not anticipate paying any cash dividends in the future. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company, will be subject to applicable law and will depend upon the Company's results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at April 30, 1996, and as adjusted to reflect the receipt by the Company of the net proceeds from the sale of 3,000,000 shares of the Common Stock offered by the Company hereby at an assumed offering price of $5.00 per share (the mid-point of the range of the estimated public offering price).

                                                         APRIL 30, 1996
                                                          (UNAUDITED)
                                                    ------------------------
                                                                     AS
                                                    HISTORICAL  ADJUSTED (1)
                                                    ----------  ------------
Line of credit -- bank............................  $2,017,991  $         0

Notes payable.....................................   1,301,234      201,234

Capital lease obligations, current portion........  $   54,897  $    54,897
                                                    ----------  ------------
                                                    ----------  ------------

Capital lease obligations, less current portion...  $   78,150  $    78,150
Stockholders' equity:
  Common Stock, no par value, 30,000,000 shares
   authorized, 3,058,747 shares issued and
   outstanding, actual; 6,058,747 shares issued
   and outstanding, as adjusted (2)...............   6,973,210   19,763,210
  Accumulated (deficit)...........................  (3,680,416)  (3,680,416)
  Cumulative foreign currency transaction
   adjustment.....................................     (30,284)     (30,284)
                                                    ----------  ------------
    Total stockholders' equity....................   3,262,510   16,052,510
                                                    ----------  ------------
      Total capitalization........................  $3,340,660  $16,130,660
                                                    ----------  ------------
                                                    ----------  ------------

- ------------------------
(1) Excludes 450,000 additional shares of Common Stock which may be sold pursuant to the Underwriters' over-allotment option.

(2) Excludes 3,388,753 shares of Common Stock consisting of 2,010,338 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.37 per share and 1,378,415 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $4.42 per share. Also excludes 450,000 additional shares of Common Stock which may be sold pursuant to the Underwriters' over-allotment option and warrants to be issued to the representatives of the Underwriters to purchase 300,000 shares of Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

                                    DILUTION

    The net tangible book value of the Company at April 30, 1996 was $678,861, or $0.22 per share. "Net tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the pro forma net tangible book value after April 30, 1996, other than to give effect to the receipt of the net proceeds from the sale of the shares of Common Stock offered by the Company hereby at an assumed offering price of $5.00 per share (the mid-point of the range of the estimated offering price), the pro forma net tangible book value of the Company at April 30, 1996 would have been $14,039,980, or $2.32 per share. This represents an immediate increase of pro forma net tangible book value of $2.10 per share to existing stockholders and an immediate dilution of $2.68 per share to new investors. The following table illustrates this per share dilution:

Assumed offering price per share..................           $ 5.00
  Net tangible book value per share before
   offering.......................................    0.22
  Increase per share attributable to new
   investors......................................    2.10
                                                    ------
Pro forma net tangible book value per share after
 offering.........................................             2.32
                                                             ------
Dilution per share to new investors...............           $ 2.68
                                                             ------
                                                             ------

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial data of the Company as of and for the year ended January 31, 1996 are derived from the financial statements that have been audited by KPMG. The following selected consolidated financial data of the Company as of the nine months ended December 31, 1991, the year ended December 31, 1992, the one month ended January 31, 1993 and the years ended January 31, 1994 and January 31, 1995 are derived from the financial statements of the Company that have been audited by AJ. Robbins, PC. The results of operations set out below for the periods ended December 31, 1991, December 31, 1992 and January 31, 1993 represent the results of 4Front Group PLC and its subsidiaries (the Predecessor Company), a United Kingdom company, which was acquired by the Company in January 1993. The unaudited selected statements of operations data for the three months ended April 30, 1995 and 1996 and the balance sheet data at April 30, 1996 have been prepared on the same basis as the audited financial statements of the Company included herein and, in the opinion of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The results for the three months ended April 30, 1996 are not necessarily indicative of the results to be achieved for the full fiscal year.

    This data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                                   THE COMPANY
                                              THE PREDECESSOR COMPANY         -----------------------------------------------------
                                         ----------------------------------                                     THREE       THREE
                                         NINE MONTHS     YEAR     ONE MONTH     YEAR       YEAR       YEAR     MONTHS      MONTHS
                                            ENDED       ENDED       ENDED      ENDED      ENDED      ENDED      ENDED       ENDED
                                          DEC. 31,     DEC. 31,   JAN. 31,    JAN. 31,   JAN. 31,   JAN. 31,  APRIL 30,   APRIL 30,
                                            1991         1992       1993        1994       1995       1996      1995        1996
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)       (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA (1):
Revenues...............................    $1,078      $   895     $   10     $ 2,837    $11,240    $32,249    $ 4,645    $ 10,550
Cost of revenues.......................      (565)        (341)        (3)     (1,281)    (6,814)   (20,808 )   (2,799)     (7,279)
Write down of software development
 costs.................................         0            0          0           0          0       (755 )        0           0
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
Gross profit...........................       513          554          7       1,556      4,426     10,686      1,846       3,271
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
  Selling general and administrative...      (714)      (1,031)       (97)     (1,117)    (3,565)    (9,566 )   (1,502)     (2,712)
  Depreciation and amortization........       (32)         (59)        (3)        (63)      (216)      (560 )      (82)       (143)
Income (loss) before interest expense,
 income taxes and share of results in
 equity investee.......................      (233)        (536)       (93)        376        645        559        262         416
  Share of results in equity investee
   (2).................................         0            0          0           0          0       (761 )        0         (52)
Net income (loss) (3)..................    $ (263)     $  (592)    $  (98)    $   304    $   355    $  (652 )  $   114    $    198
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
Net income (loss) per share (3)........    $(1.17)     $ (1.92)    $(0.10)    $  0.25    $  0.20    $ (0.24 )  $  0.05    $   0.07
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
                                         -----------   --------   ---------   --------   --------   --------  ---------   ---------
Weighted average number of shares
 (3)...................................       225          309      1,014       1,198      1,813      2,743      2,535       3,011

OTHER DATA:
Adjusted income (loss) before interest
 expense, income taxes and before share
 of results in equity investee and
 write down of software development
 costs (4).............................    $ (233)     $  (536)    $  (93)    $   376    $   645    $ 1,314    $   262    $    416
Adjusted net income (loss) before write
 down of software development costs and
 write down of investment in and
 advances to equity investee (5).......      (263)        (592)       (98)        304        355        685        114         198
Adjusted net income (loss) per share
 before write down of software
 development costs and write down of
 investment in and advances to equity
 investee..............................    $(1.17)     $ (1.92)    $(0.10)    $  0.25    $  0.20    $  0.25    $  0.05    $   0.07

                                                       THE PREDECESSOR COMPANY                      THE COMPANY
                                                    ------------------------------   ------------------------------------------
                                                    DEC. 31,   DEC. 31,   JAN. 31,   JAN. 31,   JAN. 31,   JAN. 31,   APR. 30,
                                                      1991       1992       1993       1994       1995       1996       1996
                                                    --------   --------   --------   --------   --------   --------   ---------

                                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Current assets..................................  $      0   $     24    $  744     $5,041     $6,588    $ 13,464    $13,688
  Current liabilities.............................        42         76     1,485      5,892      7,008      14,750     14,737
  Total assets....................................         0         24       844      6,203      9,887      17,943     18,078
  Long-term debt (including capital lease
   obligations)...................................         0          0       350        403         74          93         78
  Stockholders' equity (deficit)..................    (1,105)    (1,387)     (992)       (92)     2,805       3,101      3,263

- ------------------------
(1) The Company has grown substantially through acquisitions, which materially affect the comparability of the financial data reflected herein. The Selected Consolidated Financial Information includes the results of operations of the primary operating divisions of the Company which were acquired effective January 1994, November 1994 and April 1995, and which were accounted for under the purchase method of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Consists of the Company's share of the operating loss of the equity investee (the "ActionTrac Joint Venture") of $(179,000) in the fiscal year ended January 31, 1996, and $(52,000) in the three months ended April 30, 1996 and the write down of the Company's investment in and advances to the ActionTrac Joint Venture of $(582,000) in the fiscal year ended January 31, 1996. See "Risk Factors -- Partnership with ActionTrac, Inc."

(3) The number of shares and the net income (loss) per share for the period ended December 31, 1991, have been restated to reflect a 1 for 133.3 reverse stock split effective November 1992.

(4) Income (loss) before interest expense, income taxes and share of results  in
    the   ActionTrac  Joint  Venture,  excluding  the  write  down  of  software development costs.

(5) Excludes the write downs of investment in and advances to the equity investee (the "ActionTrac Joint Venture") $(582,000) and the write down of software development costs $(755,000) in the fiscal year ended January 31, 1996. Includes the share of operating loss of the ActionTrac Joint Venture of $(179,000) in the fiscal year ended January 31, 1996, and $(52,000) in the three months ended April 30, 1996. See "Risk Factors -- Partnership with ActionTrac, Inc."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    The Company is a UK based specialized computer services company which provides a wide range of high-end information technology solutions and services, principally to Financial Times UK Top 500 companies and government authorities. The Company provides key elements of distributed computing, including systems development and integration, storage and client-server solutions and products, as well as extensive hardware and software support services. In addition, in 1995 the Company began providing corporate Internet access, website development and related services, and commenced offering global help desk outsourcing for desktop software through the ActionTrac Joint Venture. The Company believes it has a competitive advantage as a single-source, multivendor, multiple service solution provider to a broad range of corporate computing needs.

    The Company's main operating subsidiaries were acquired in 1994 (K2, Xanadu and CI) and 1995 (Compass). The K2, Xanadu, CI and Compass acquisitions have been accounted for under the purchase method of accounting and on a consolidated basis in the Company's financial statements for periods ending after the effective date of such acquisitions. K2 and Xanadu, which were acquired effective January 14, 1994 for aggregate consideration of $923,000, of which $625,000 was paid through the issuance of 212,500 shares of Common Stock, inclusive of contingent consideration of 112,500 shares of Common Stock and $141,250 in cash. These acquisitions accelerated the development of the Company's systems integration activities and network computing activities, respectively. Effective November 1, 1994, the Company acquired all of the assets of CI for $159,000. This acquisition allowed the Company to directly provide hardware maintenance services which had previously been contracted out by the Company to third parties. The CI acquisition also expanded the Company's support services. See "The Company."

    Effective April 6, 1995, the Company completed its most significant acquisition, Compass, for consideration of $1,265,648, of which $385,648 was paid through the issuance of 192,556 shares of Common Stock and options on 53,639 shares of Common Stock, inclusive of contingent consideration of 108,836 shares of Common Stock and options on 29,959 shares of Common Stock. Compass is a supplier of high-end information storage solutions. The acquisition of Compass has enabled the Company to become one of the leading suppliers within the UK of high capacity storage solutions and multi-processor servers to corporate and government users. The Compass acquisition also expanded the Company's systems integration and support business and provided the basis for the Company's corporate Internet services. For the fiscal year ended March 31, 1995, Compass' revenues were $18.9 million and Compass had a gross profit of $4.9 million, or 26%.

    The Company's gross margin has historically been, and is anticipated to be, affected by several factors, including the Company's mix of products and services and the stage in the life cycle of the Company's products. Prices of new products tend to be higher and, thus have a higher gross margin, than older products which tend to sell for lower prices. A variety of other factors may also lead to significant fluctuations in the Company's gross margin, such as the timing of new product or service offerings, seasonality of demand and general economic conditions. In general, the Company obtains the highest gross margin from hardware maintenance. The next most profitable categories measured by gross margin are systems integration, followed by network computing and information storage systems. However, the Company believes that the acquisition of Compass' lower margin information storage systems business, by substantially increasing its revenue base, as well as its range of product and service offerings, has enhanced the Company's long-term prospects.

    The Company was obligated to operate Compass as a stand alone entity until satisfaction of the acquisition earn out in December 1995. See "Certain Transactions -- Acquisitions." As a result, the Company has only recently commenced activities related to the full integration of its and Compass' operations, personnel and business. Among the integration related actions being taken by the Company are the combination of Compass' support and maintenance operations with the Company's existing hardware maintenance business and the combination of Compass' software business with the Company's existing systems integration business. However, the Company anticipates that the benefit of resulting cost savings in personnel, inventory and facilities will not be fully realized until later in the fiscal year ending January 31, 1997.

    The Company, through a wholly-owned subsidiary, is a partner in a partnership named ActionTrac International (the "ActionTrac Joint Venture"), which holds the worldwide rights outside the U.S., Canada and Mexico to exploit the proprietary help-desk systems, services and software of ActionTrac, Inc. Under the terms of the ActionTrac International partnership agreement, the agreement became effective when the Company made its required capital contribution of $500,000 in August, 1994. The investment in the ActionTrac Joint Venture has been accounted for using the equity method under which the Company's results include a 50% share of the ActionTrac Joint Venture's operating profits or losses. During the fiscal years ended January 31, 1995 and 1996, the Company made further advances to the ActionTrac Joint Venture aggregating $18,432 and $477,664, respectively. During the last quarter of the fiscal year ended January 31, 1996, due to the accelerated pace of technological change (including recent advances in telecommunication systems and help desk software technology) and the increasing diversity in the market for help desk services, the Company re-evaluated the net realizable value of its investment in and advances to the ActionTrac Joint Venture. As a result, the Company recorded a write down of $581,770.

    Consistent with generally accepted accounting principles, the Company charges all costs of establishing the technical feasibility of its software products to expense as incurred. Thereafter, the Company capitalizes software development costs through the date of general commercial release of the applicable product. The Company amortizes its capitalized software development costs over a period of three years. During the fiscal years ended January 31, 1994, 1995 and 1996, the Company capitalized software development costs of $140,207, $277,792 and $337,185, respectively, in relation to its "StreamZ" communication software product. Capitalization ceased in November 1995, when StreamZ became available for general commercial release. During the last quarter of the fiscal year ended January 31, 1996, due to recent advances in communication software technology and announcements by major software companies of new products with enhanced security features, the Company re-evaluated the net realizable value of its capitalized software development costs. As a result, accelerated amortization of $755,184 was recorded to write down all previously capitalized software development costs in the year ended January 31, 1996.

    The  Company  experiences  revenue  growth  from  three  principal  sources:
expansion of its existing operations, the acquisition of contracts and businesses of other service providers and expansion into new operating areas. The acquisition of contracts and businesses has generally provided the Company with an opportunity to realize economies of scale because the Company's increase in costs related to facilities and personnel has not increased in the same proportion as the increase in revenues resulting from the acquisition.

RESULTS OF OPERATIONS

    Because of the effect upon the Company's results of operations for the years ended January 31, 1994, 1995 and 1996 and for the three month periods ended April 30, 1995 and 1996 of acquisitions made during those periods and writedowns of certain asset carrying values, direct comparison of the Company's results of operations for these periods will not, in the view of management of the Company, prove meaningful. Instead, a summary of the elements which management of the Company believes essential to an analysis of the results of operations for such periods is presented below.

    The following table sets forth statement of operations data as a percentage of revenue for the periods indicated:

                                                           YEARS ENDED JANUARY 31,
                                                 --------------------------------------------    THREE MONTHS ENDED APRIL 30,
                                                                                   ADJUSTED    --------------------------------
                                                   1994       1995       1996      1996 (1)         1995             1996
                                                 ---------  ---------  ---------  -----------  ---------------  ---------------
                                                                                                 (UNAUDITED)      (UNAUDITED)
Revenues.......................................        100%       100%       100%        100%           100%             100%
    Cost of revenues...........................      (45.2)     (60.6)     (64.5)      (64.5)         (60.3)           (68.9)
    Write down of software development costs...          0          0       (2.3)          0              0                0
                                                 ---------  ---------  ---------       -----          -----            -----
Gross profit...................................       54.8       39.4       33.2        35.5           39.7             31.1
                                                 ---------  ---------  ---------       -----          -----            -----
    Selling, general and administrative
     expenses..................................      (39.4)     (31.7)     (29.7)      (29.7)         (32.3)           (25.7)
    Depreciation and amortization..............       (2.2)      (1.9)      (1.7)       (1.7)          (1.8)            (1.4)
                                                 ---------  ---------  ---------       -----          -----            -----
    Total operating expense....................      (41.6)     (33.6)     (31.4)      (31.4)         (34.1)           (27.1)
                                                 ---------  ---------  ---------       -----          -----            -----
Income (loss) before interest expense, income
 taxes and share of results in equity
 investee......................................       13.2        5.8        1.8         4.1            5.6              4.0
                                                 ---------  ---------  ---------       -----          -----            -----
    Write down of investment in and advances to
     equity investee...........................          0          0       (1.8)          0              0                0
    Share of operating (loss) of equity
     investee..................................          0          0       (0.6)       (0.6)             0             (0.5)
    Interest expense, net......................       (2.3)      (1.3)      (0.8)       (0.8)          (2.4)            (1.0)
                                                 ---------  ---------  ---------       -----          -----            -----
Net income (loss) before income taxes..........       10.9        4.5       (1.4)        2.7            3.2              2.5
    Income taxes...............................       (0.2)      (1.3)      (0.6)       (0.6)          (0.7)            (0.6)
                                                 ---------  ---------  ---------       -----          -----            -----
Net income (loss)..............................       10.7        3.2       (2.0)        2.1            2.5              1.9
                                                 ---------  ---------  ---------       -----          -----            -----
                                                 ---------  ---------  ---------       -----          -----            -----

- ------------------------
(1) Adjusted 1996 to show results of the Company excluding the write down of software development costs and write down of investment in and advances to the ActionTrac Joint Venture.

THREE MONTHS ENDED APRIL 30, 1996 COMPARED WITH THE THREE MONTHS ENDED APRIL 30, 1995.

REVENUES

    Revenues for the three months ended April 30, 1996 were $10.6 million, an increase of $6.0 million, or approximately 130.4% compared to $4.6 million for the three months ended April 30, 1995. Approximately $5.0 million of this increase resulted from the Company's acquisition of Compass effective April 6, 1995. In the three months ended April 30, 1995 only $1.4 million of revenues resulting from the Compass acquisition were included in the Company's results. The remaining $1.0 million of this increase came from the expansion of the Company's existing business from $3.2 million for the three months ended April 30, 1995, to $4.2 million for the three months ended April 30, 1996, representing an increase of 31.2%.

GROSS PROFIT

    Gross profit for the three months ended April 30, 1996 was $3.3 million, an increase of $1.5 million or 83.3% compared to $1.8 million for the three months ended April 30, 1995. Gross margin decreased from 39.7% for the three months ended April 30, 1995 to 31.1% for the three months ended April 30, 1996. This decrease in gross margin arose primarily as a result of the inclusion for the three months ended April 30, 1996 of Compass' information storage systems business, which historically has had significantly lower gross margins than the other areas of the Company's operations.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses were $2.7 million, an increase of $1.2 million, or 80.0% compared to $1.5 million for the three months ended April 30, 1995. As a percentage of revenues, selling, general and administrative expenses decreased to 25.7% from 32.3% in the three months ended April 30, 1995. Selling expenses increased from $1.0 million to $1.7 million primarily as a result of increased expenses relating to new product launches. The Company also increased marketing activity for its expanded maintenance business following the Compass acquisition and in established product lines. General and administrative expenses increased from $0.5 million to $1.0 million primarily as a result of a growth in infrastructure necessary to support the expansion of the Company's businesses.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense for the three months ended April 30, 1996 was $143,000, an increase of $61,000, or 74.4% compared to $82,000 for the three months ended April 30, 1995. This increase arose principally from the acquisition of Compass. Depreciation was $81,000, an increase of $12,000 or 17.4%, from $69,000 for the prior period. Amortization of goodwill from acquisitions was $62,000, an increase of $48,000, or 342.9%, from $14,000 for the prior period. An amortization period of ten years is utilized with respect to goodwill arising from acquisitions.

INCOME (LOSS) BEFORE INTEREST EXPENSE, INCOME TAXES AND SHARE OF RESULTS IN EQUITY INVESTEE

    Income (loss) before interest expense, income taxes and share of results in equity investee ("IBITI") for the three months ended April 30, 1996 was $416,000, an increase of $154,000, or 58.5%, as compared to $262,000 for the three months ended April 30, 1995. As a percentage of revenues, IBITI decreased to 3.9% in the three months ended April 30, 1996 as compared to 5.6% for the three months ended April 30, 1995.

EQUITY INVESTEE LOSS

    Equity investee loss was $52,173 for the three months ended April 30, 1996 reflecting the Company's proportion attributable to the ActionTrac Joint Venture. There was no such loss during the three months ended April 30, 1995, as the Joint Venture commenced operations in May 1995. In February 1996, the Company entered into a franchise agreement with respect to Australia and New Zealand pursuant to which it received $55,000 of which $13,750 was recognized in this period.

INTEREST

    Interest expense for the three months ended April 30, 1996 was $104,000, a decrease of $5,000, or 4.8% compared to $109,000 for the three months ended April 30, 1995. This decrease arose principally as a result of reduction in outstanding bank debt. See "--Liquidity and Capital Resources."

FISCAL YEAR ENDED JANUARY 31, 1996 COMPARED WITH FISCAL YEAR ENDED JANUARY 31, 1995
REVENUES

    Revenues for the fiscal year ended January 31, 1996 were $32.2 million, an increase of $21.0 million, or approximately 186.9% compared to $11.2 million for the year ended January 31, 1995. Approximately $17.3 million of this increase resulted from the Company's acquisition of Compass effective April 6, 1995, none of which revenues were included in the Company's results for the fiscal year ended January 31, 1995. The remaining $3.7 million of this increase came from the expansion of the Company's existing business from $11.2 million for the fiscal year ended January 31, 1995 to $14.9 million for the fiscal year ended January 31, 1996, representing an increase of 33.1%.

GROSS PROFIT

    Gross profit for the fiscal year ended January 31, 1996 was $10.7 million, an increase of $6.3 million, or 143.2% compared to $4.4 million for the year ended January 31, 1995. Gross margin decreased from 39.4% for the fiscal year ended January 31, 1995 to 33.2% for the fiscal year ended January 31, 1996. This decrease in gross margin arose primarily as a result of the inclusion for the final ten months of the fiscal year ended January 31, 1996 of Compass' information storage systems business, which generated 53.7% of the Company's total revenues during the 1995 fiscal year, and which historically has had significantly lower gross margins than the other areas of the Company's operations. In addition, the Company was obligated to operate Compass as a stand alone entity until December 1995, pursuant to the terms of the Compass acquisition, and could not commence activities related to the full integration of its and Compass' operations, personnel and business. The decrease also reflects a reduction of 2.3% as a result of the write down of software development costs.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses were $9.6 million, an increase of $6.0 million, or 166.7% compared to $3.6 million for the year ended January 31, 1995. As a percentage of revenues, selling, general and administrative expenses decreased to 29.7% from 31.7% in the fiscal year ended January 31, 1995. Selling expenses increased from $2.6 million to $5.9 million primarily as a result of increased expenses relating to new product launches. The Company also increased marketing activity for its expanded maintenance business following the Compass acquisition and in established product lines. General and administrative expenses increased from $1.0 million to $3.7 million primarily as a result of a growth in infrastructure necessary to support the expansion of the Company's businesses.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense for the fiscal year ended January 31, 1996 was $560,000, an increase of $344,000, or 159.9% compared to $216,000 for the fiscal year ended January 31, 1995. This increase arose principally from the acquisition of Compass. Depreciation was $356,000, an increase of $223,000 or 167.7%, from $133,000 for the prior period. Amortization of goodwill from acquisitions was $204,000, an increase of $121,000, or 145.7%, from $83,000 for the prior period. An amortization period of ten years is utilized with respect to goodwill arising from acquisitions.

INCOME (LOSS) BEFORE INTEREST EXPENSE, INCOME TAXES AND SHARE OF RESULTS IN EQUITY INVESTEE

    IBITI for the fiscal year ended January 31, 1996 was $559,000, a decrease of $86,000, or 13.3%, as compared to $645,000 for the fiscal year ended January 31, 1995. As a percentage of revenues, IBITI decreased to 1.8% in the fiscal year ended January 31, 1996 as compared to 5.8% for the fiscal year ended January 31, 1995.

    IBITI (excluding write-downs) for the fiscal year ended January 31, 1996 was $1.3 million, an increase of $669,000, or 103.7%, as compared to $645,000 for the fiscal year ended January 31, 1995. As a percentage of revenues, IBITI decreased to 4.1% in the fiscal year ended January 31, 1996 as compared to 5.8% for the fiscal year ended January 31, 1995.

WRITE DOWN OF SOFTWARE DEVELOPMENT COSTS

    Capitalized software development costs relate to the development of the StreamZ product aimed at providing a cost-effective communication solution for critical business applications. Due to recent advances in communication software technology and announcements by major software companies of new products with enhanced security features, the Company re-evaluated the net realizable value of its capitalized software development costs. As a result, accelerated amortization of $755,000 was recorded during 1996 to write down all previously capitalized software development costs. Notwithstanding this accounting re-evaluation, the Company is continuing to market the associated software.

WRITE DOWN OF INVESTMENT IN EQUITY INVESTEE AND EQUITY INVESTEE LOSS

    Due to the accelerated pace of technological change (including recent advances in telecommunications systems and help desk software technology) and the increasing diversity in the market for help desk services the Company re-evaluated the net realizable value of its investment in and advances to the ActionTrac Joint Venture. As a consequence, during the fiscal year ended January 31, 1996, the Company recognized write downs of $582,000. Notwithstanding this accounting re-evaluation, the Company, through the ActionTrac Joint Venture is continuing to market the help desk services. Equity investee loss was $179,000 for the fiscal year ended January 31, 1996, reflecting the Company's proportion attributable to the ActionTrac Joint Venture. There was no such loss during the prior fiscal year, as the Joint Venture commenced operations in May 1995.

INTEREST

    Interest expense for the fiscal year ended January 31, 1996 was $258,000, an increase of $104,000, or 67.5% compared to $154,000 for the fiscal year ended January 31, 1995. This increase arose principally as a result of bridge financing arrangements relating to the acquisition of Compass. See "-- Liquidity and Capital Resources."

FISCAL YEAR ENDED JANUARY 31, 1995 COMPARED WITH FISCAL YEAR ENDED JANUARY 31, 1994

REVENUES

    Revenues for the fiscal year ended January 31, 1995 were $11.2 million, an increase of $8.4 million, or approximately 300.0% compared to $2.8 million for the fiscal year ended January 31, 1994. This increase resulted primarily from the inclusion for the first time for a full fiscal year of the revenues from the systems integration development and network computing operations obtained by the Company in its acquisition of K2 and Xanadu, respectively, as to which only two weeks of revenues were included in the Company's results for the fiscal year ended January 31, 1994. In addition, a smaller part of this increase was also due to the inclusion, from November 1, 1994, of the hardware maintenance and support revenues associated with the acquisition of CI.

GROSS PROFIT

    Gross profit for the fiscal year ended January 31, 1995 was $4.4 million, an increase of $2.8 million, or approximately 175.0% compared to $1.6 million for the fiscal year ended January 31, 1994. Gross profit decreased as a percentage of revenues from 54.8% for the fiscal year ended January 31, 1994 to 39.4% for the fiscal year ended January 31, 1995. The decrease in gross margin was primarily due to the increased proportion of specialized hardware product sales, which historically have had lower margins, in the Company's overall sales mix.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling,  general  and administrative  expenses  for the  fiscal  year ended
January 31, 1995 were $3.6 million, an increase of $2.5 million, or approximately 227.3% compared to $1.1 million for the fiscal year ended January 31, 1994. As a percentage of revenues these expenses decreased to 31.7% from 39.4% in the fiscal year ended January 31, 1994. Selling expenses increased from $826,000 to $2.6 million primarily as a result of increased expenses relating to new product launches. General and administrative expenses increased from $271,000 to $1.0 million primarily as a result of a growth in infrastructure necessary to support the expansion of the Company.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses for the fiscal year ended January 31, 1995 were $216,000, an increase of $153,000, or approximately 242.9% compared to $63,000 for the fiscal year ended January 31, 1994. Depreciation of assets was $133,000, an increase of $72,000 or 118.0% from $61,000 for the prior period. Amortization of goodwill from acquisitions was $83,000, an increase of $81,000, from $2,000 for the prior period.

INCOME (LOSS) BEFORE INTEREST EXPENSE, INCOME TAXES AND SHARE OF RESULTS IN EQUITY INVESTEE

    IBITI for the fiscal year ended January 31, 1995 was $645,000, an increase of $270,000, or 72.0%, as compared to $375,000 for the fiscal year ended January 31, 1994. As a percentage of revenues, IBITI decreased to 5.8% in the fiscal year ended January 31, 1995 as compared to 13.2% for the fiscal year ended January 31, 1994.

INTEREST

    Interest expense for the fiscal year ended January 31, 1995 was $154,000, an increase of $88,000, or approximately 134.1% compared to $66,000 for the fiscal year ended January 31, 1994. This increase arose principally as a result of additional borrowings.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal sources of capital have been cash flow generated from operations, private placements of equity and notes payable (bridge loans), primarily from its controlling stockholders and related parties, and borrowings from banks. The Company does not believe that stockholder advances are currently necessary in order to fund ongoing operations.

    As of April 30, 1996, the Company had a line of credit with a commercial lending institution in the amount of L450,000 ($680,000), of which $563,000 was outstanding as of April 30, 1996, and $513,000 outstanding as of May 17, 1996. Interest is charged at 1.5% above bank base rate on amounts less than L100,000 and at 3.0% above bank base rate on amounts greater than L100,000. In October 1994, a pre-existing line of credit in the amount of L180,000 ($272,000) was converted into a two year term loan, requiring repayment of principal at L8,075 ($12,800) per month, of which (giving effect to applicable exchange rates then in effect) $70,000 in principal was outstanding as of April 30, 1996. The outstanding credit facilities are secured by the assets of the Company and, in the case of the term loan only, by a stockholder guarantee, and are periodically reviewed by the issuing institutions. Management expects to be able to maintain these credit arrangements for the foreseeable future, although no assurances may be given. Additional borrowings by the Company are reflected in the form of outstanding notes payable with an aggregate balance of $392,000 as of April 30, 1996. A majority of the outstanding balance is secured by assets of the Company. The Company intends to use a portion of the net proceeds from this offering to repay this indebtedness. See "Use of Proceeds."

    Compass has a L997,000 ($1.5 million) line of credit (overdraft protection) with a UK bank of which (giving effect to applicable exchange rates then in effect) $1,385,000 was outstanding as of April 30, 1996, and $1,187,000 was outstanding as of May 17, 1996. Advances are collateralized by all the assets of Compass. This facility bears interest at 2.5% above the bank's base rate. This line of credit is subject to periodic review. The Company intends to use a portion of the net proceeds from this Offering to repay this indebtedness. See "Use of Proceeds."

    The Company has an arrangement with a UK factoring company pursuant to which it can receive advance payments on eligible accounts receivable. The Company pays the factoring company an administrative fee of 0.22% of the receivable balance and interest at 2.25% above the bank's base rate. The Company retains the risk of collection under this arrangement.

    During the 1996 fiscal year and the three months ended April 30, 1996, cash generated by operations has been sufficient to satisfy the Company's internal working capital needs. Management believes that the Company will continue to generate cash in amounts sufficient to both conduct operations at their current level and to fund internal growth. However, additional funding from outside sources, such as the proceeds from the sale by the Company of the Common Stock offered hereby, will be required in order to fund additional expansion and growth by acquisition. Management believes that, with the completion of the Compass acquisition, the Company's outstanding commercial debt is relatively low, and anticipates that additional funding may become available through an expansion of its credit lines although no assurance can be given that such additional funding will in fact be available.

    The $880,000 cash portion of the Compass acquisition was funded primarily from the proceeds of a $790,000 bridge loan which was completed in January, 1995 and a private equity placement completed in May, 1995 in which gross proceeds of approximately $630,000 were raised. This bridge loan, plus interest, was initially due on May 31, 1995. $145,000 of this bridge loan was repaid and $115,000 was converted into equity as offered in the private placement and the remaining $530,000 was exchanged for new bridge notes as part of a $1.0 million bridge loan which was completed by the Company in June, 1995. The proceeds of this June, 1995 bridge loan were used to fund acquisition costs and to provide additional working capital for the Company. This bridge loan, plus interest, was originally due on December 14, 1995. $50,000 of this amount was repaid, with the balance extended to the first to occur of June 14, 1996 or the completion of this Offering. The Company plans to use a portion of the funds raised in this Offering to repay the remaining outstanding balance of this bridge loan. See "Use of Proceeds."

    In November 1995, the Company completed a private placement with a single corporate investor in which gross proceeds of $450,000 were raised for working capital purposes.

    Outstanding advances from stockholders are shown on the Company's balance sheet as stockholder advances. Outstanding advances as of April 30, 1996 were $392,000. These outstanding advances do not bear interest, and are payable on demand.

    For the year ended January 31, 1996, the Company's working capital deficit increased from $0.4 million to $1.3 million. The Company's working capital deficit decreased from $1.3 million at January 31, 1996 to $1.05 million at April 30, 1996.

    Cash increased from $1.2 million at January 31, 1995 to $1.4 million at January 31, 1996. Cash in hand during the period together with cash generated through operations was used to maintain and develop current operations, to retire or substantially reduce the Company's previous debt obligations, to fund software development costs and to fund the Company's acquisition of Compass and investment in the ActionTrac Joint Venture.

    Net cash provided (used) by operating activities during the year ended January 31, 1996 was $3.6 million and during the three months ended April 30, 1996 was $(593,000), which reflected the net effect of an increase in accounts payable, deferred revenues, accrued liabilities, inventories and accounts receivable, combined with depreciation and amortization and write-downs and charges. Net cash used by investing activities was $2.7 million for the year ended January 31, 1996 and was $86,000 for the three months ended April 30, 1996, primarily reflecting cash used for the acquisition of Compass, investment in the ActionTrac Joint Venture, computer software development costs and the purchase of equipment. Net cash used by financing activities was $522,000 for the year ended January 31, 1996 and was $114,000 for the three months ended April 30, 1996, resulting primarily from repayment of bank lines of credit and payments of outstanding obligations, offset by the receipt of net proceeds from the sale of common stock and from the issuance of notes payable.

    The Company monitors exchange rate fluctuations between the British pound (in which form approximately 90% of the Company's revenues are received) and U.S. dollars (which are used for approximately 30% - 40% of the Company's purchases) and will seek to minimize the risk of such fluctuations by entering into hedge transactions in which dollars are bought forward to match obligations as they come due.

    The Company believes that the proceeds from the sale by the Company of the Common Stock offered hereby, together with cash flow from operations and borrowing availability under its credit facilities, will satisfy the Company's anticipated working capital requirements through at least the next twelve months. See "Use of Proceeds." Thereafter, if cash generated from operations is insufficient to satisfy the Company's capital requirements, the Company may be required to raise additional funds. There can be no assurance that additional financing will be available on favorable terms or at all. To the extent the Company raises additional capital by issuing equity or convertible debt securities, ownership dilution to the Company's shareholders will result. In the event that adequate funds are not available, the Company's business may be adversely affected.

                                    BUSINESS

    4Front  Software  International,  Inc.,  a  UK  based  specialized  computer services company, provides a wide range of high-end information technology solutions and services, principally to Financial Times UK Top 500 companies and government authorities. The Company provides key elements of distributed computing, including systems development and integration, storage and client-server solutions and products, as well as extensive hardware and software support services. In addition, in 1995 the Company began providing corporate Internet access, website development and related services, and commenced offering global help desk outsourcing for desktop software through the ActionTrac Joint Venture. Since 1992, 4Front's revenues have grown from approximately $895,000 to over $32 million in the year ended January 31, 1996 principally through the expansion of its existing operations and through the strategic acquisition of other UK computer service companies with established sales channels. The Company's strategy is to be a single source of a wide range of specialized information technology ("IT") products and services. The Company's customers include National Westminster Bank plc, British Aerospace plc, Oracle Corporation UK Ltd., Royal Dutch/Shell Group plc, Orange plc, British Telecom plc, Alcatel Data Networks Ltd., Sun Microsystems Corp., Cambridge University and the British Ministry of Defense.

THE UK AND EUROPEAN INFORMATION TECHNOLOGY MARKET

    According to the 1995 Holway Report on Software and Computing Services in Europe, the UK computer services market, the fastest growing in Europe, is currently estimated at $12 billion annually. This market grew by an estimated 16% in 1995 and is highly fragmented, with no single company serving more than 5% of the UK.

    Historically, large European organizations satisfied IT requirements through mainframe or stand-alone midrange systems utilizing hardware software produced by a single OEM. Maintenance, support and development of these systems were usually provided directly by the OEMs or, in certain instances, by an organization's in-house technical support staff. However, a number of recent developments have resulted in a movement by many organizations away from this traditional reliance on OEMs and in-house technical support staff toward global independent providers of multivendor computer hardware maintenance and technology support services.

    European computing environments have become increasingly complex as a result of rapid worldwide changes in technology. The principal factor contributing to the growing complexity has been the migration of large organizations from centralized computing environments characterized by single vendor mainframe or stand-alone systems to a decentralized, geographically diverse environment characterized by multivendor and multisystem distributed networks. This has resulted in greater expense and substantial inefficiencies for organizations in developing and supporting their computer systems.

    The Company believes that, as a result of these factors, the complexity of system development as well as the breadth of corporate computing needs have surpassed the abilities and the available time of many in-house MIS departments, and have led to a greater acceptance of outsourcing. The Company also believes that customers are reluctant to outsource computer services directly to OEMs, which may be perceived by customers as favoring the OEMs' own product line. Meanwhile, the increased corporate use of information technology for operational as well as mission critical applications have increased the use of complex, customized corporate computing systems that are beyond the expertise of most horizontal integrators and VARs. Furthermore, many OEMs now rely on independent service organizations such as the Company to provide distribution, integration and warranty/post warranty maintenance and support services.

    As a result, business and government organizations must increasingly look to multiple third-party vendors employing skilled information technology professionals to define, develop and install complex customized information systems and to provide applications software and comprehensive solutions to their information systems needs. These organizations are also turning to third-party vendors to provide information technology services in order to maximize the effectiveness of their in-house systems and personnel.

THE 4FRONT SOLUTION

    The Company has positioned itself as a single source for a wide range of specialized high-end information technology solutions and services which its customers cannot readily obtain from their in-house MIS departments and which are not ordinarily offered together by most value added resellers and horizontal distributors. In addition, as an independent provider of solutions and services, the Company is able to offer products from a range of OEMs and is therefore not viewed by its customers as favoring one OEM's product over another, except on the basis of quality. The Company combines strong technical expertise and "best of breed" products in order to design and implement customized IT solutions and to improve the productivity of its customers' existing IT assets.

    The Company reviews its product offerings on a continuous basis in order to ensure that it is able to provide the most advanced and cost-effective solutions. The Company believes that the European and UK markets are highly receptive to new technologies developed in the U.S. which the Company seeks to offer. By providing advanced, high-end solutions to a broad base of customers, the Company is able to offer cost-efficient integrated systems solutions utilizing knowledge and expertise which the Company believes cannot be effectively maintained by an in-house MIS department. The products and services offered by the Company are designed primarily to enhance the effectiveness of, rather than replace, in-house MIS departments, thereby creating a partnership approach for the managers of such departments and an incentive to utilize the products and services of the Company.

STRATEGY

    The Company's strategy is to be a single source of a wide range of specialized IT products and services. The key elements of the Company's business strategy are to:

    FURTHER PENETRATE THE GROWING UK AND EUROPEAN MARKETS

    The Company intends to expand the market for its products and services by expanding its sales and support staff and increasing its marketing efforts. In addition, the Company intends to leverage its existing UK infrastructure and customer base to penetrate the European market.

    IDENTIFY AND ACQUIRE COMPLEMENTARY BUSINESSES TO EXPAND PRODUCT OFFERINGS AND GEOGRAPHIC REACH

    The Company intends to continue expanding its customer base as a single source service provider by acquiring businesses that will enhance its suite of specialized services. The Company believes it can continue to identify and acquire complementary businesses in strategic operational and geographic areas.

    EXPAND HARDWARE MAINTENANCE AND TECHNOLOGY SUPPORT CAPABILITIES

    The Company intends to continue expanding the breadth of hardware products which it services. By building on its proven ability to provide a single-source solution to a wide array of customers' multivendor support needs in complex IT environments, the Company believes it can distinguish itself from other computer support providers that may not possess the resources to match the breadth of vendors whose products are directly serviced by the Company. In addition, the Company provides customers with a broad range of technology support services, including software support, network support, management information services and planning support. The Company plans to expand these capabilities through internal development and acquisitions.

    LEVERAGE EXISTING INFRASTRUCTURE AND CUSTOMER RELATIONSHIPS TO FURTHER DEVELOP NEW BUSINESS LINES

    The Company draws from its specific areas of expertise and existing customer base to develop new service offerings. For example, in 1995 the Company began to exploit the business opportunities of the Internet by supplying corporate Internet access, website development and related services. The Company also began to provide global help desk outsourcing for desktop software through the ActionTrac Joint Venture in 1995.

PRODUCTS AND SERVICES

    The Company provides a comprehensive array of products and services to customers across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. The Company prices its products and services on either a fixed fee or per incident basis. Pricing is based on the Company's cost and the existing competitive environment. The Company customizes its contracts to the individual customer based generally on the nature of the customer's requirements, the term of the contract and the combination of services that are provided. Products and services are also bundled to match the requirements of customers, and can include hardware and software sales and support, user software support, network support, management information services, services management, planning support, training and ancillary support services.

    In choosing the products which it offers, the Company uses the expertise of its management to identify desirable new or technologically innovative products which fit its business model and then seeks rights to market them throughout Europe. The majority of these products originate in the U.S., and are almost always sourced directly from the hardware manufacturer or software author. In such circumstances the Company seeks the right to both market and support the product within the territory it serves. These distribution agreements are typically non-exclusive and of one year's duration and automatically renew at the end of that term.

    INFORMATION STORAGE SYSTEMS

    The Company is a leading supplier within the UK of high capacity storage solutions and multi-processor servers to corporate and government users. It sells both direct to the corporate marketplace and through a well established reseller channel. The storage operation offers products which range from the straightforward supply of magnetic discs to high capacity subsystems, RAID arrays, magnetic tape drives and autoloaders, optical storage devices including high capacity drives and autochangers. All products are available with the appropriate enabling software. The Company sells products from, among others, Seagate, Raidtec, Fujitsu, ATG Cygnet, Sun and Silicon Graphics, and has a reputation for offering top end products featuring the leading available technology.

    Other products supplied include high performance servers and local and wide area networking components such as bridges, routers, gateways and ISDN (Integrated Services Digital Networks), with the associated network software protocols such as TCP/IP, NFS and IPX/SPX.

    The Company began providing information storage systems, and corporate Internet access services in 1995 with its acquisition of Compass Computer Group. See "The Company" and "-- Network Communications."

    NETWORK COMPUTING

    The Company provides sophisticated enterprise wide network computing solutions to its customers. For example, the Company provides high-end display terminal systems used on brokerage trading desks. The Company is also a leading supplier in the UK market for "network access terminals", which are used as an alternative to desktop PC networks to link to a shared internal computing system, or to an external network such as the Internet.

    The product range of the Company also includes connectivity and communication hardware and software, Internet access services, terminal emulation software, electronic mail, workstations, super file and database servers and, recently, the Multia multi-purpose display device from Digital Equipment Corporation. The Company also supplies products from Hewlett Packard and NCD, connectivity products from FTP and communications servers from U.S. Robotics. The Company's product line is interrelated and compatible, and many of the Company's customers will purchase the Company's entire product line.

    As the market identification of the Company's brands has increased, manufacturers have, in the last one or two years, been increasingly willing to provide direct financial assistance to the Company in order to launch their products. Such assistance ranges from direct subsidy of sales personnel to contribution of promotional expenditures. The Company currently has five such marketing support arrangements. See "-- Sales and Marketing."

    SYSTEMS INTEGRATION AND DEVELOPMENT

    The Company offers open systems based development services for distinct markets and applications, with particular expertise in the accounting, distribution and work flow management areas. Using its technical expertise, the Company analyzes systems integration problems faced by its customers, and recommends and implements solutions to these problems. The solutions offered by the Company combine the high value technical skills of the Company's personnel with a wide range of specialized software and hardware products. These products include both shrink-wrapped and custom application software together with file servers, computer operating systems, network operating systems, display stations, printers, local and wide area networking components, and storage and archiving devices. The Company packages groups of products, including its own proprietary software, in order to provide integrated turnkey systems for a number of distinct markets and applications.

    The Company creates custom software for use by the individual customer, if required to meet the business need. By offering this service the Company is able to attract customers for whom shrink-wrapped software is inadequate and, in the course of developing such software, is able to create proprietary packages which can be used to attract future customers seeking similar solutions. This also strengthens the Company's ability to increase and retain a greater flow of recurring support revenue.

    HARDWARE MAINTENANCE AND SUPPORT

    The Company provides full on-site maintenance and support services through a team of field service engineers supported by technical repair specialists, all tailored to the customers' requirements. Unlike most in-house information technology departments, the Company can service mission critical installations by providing guaranteed response times and up to 24 hour a day support, seven days a week. The Company also provides a board-level repair service from its test center and main offices. The Company's technical specialists also offer consulting services to advise clients of the most effective ways to enhance the performance of their systems, and to recommend appropriate upgrades and additions where necessary.

    The Company, which is ISO9002 certified, supports the majority of the industry leading hardware platforms including IBM, Sun, DEC and Hewlett-Packard, as well as associated peripherals such as printers and storage devices. The Company typically provides maintenance and support under service contracts with terms ranging from one month to three years. During the past year, these contracts have had renewal rates of approximately 80%, giving the Company a consistent level of recurring revenues in this area. The Company also repairs and refurbishes computer parts and assemblies at its Newbury facility. These services are provided not only for services customers but also OEMs, distributors and other third-party maintenance companies on a limited basis.

    The hardware maintenance and support services provided by the Company are viewed as complementary to the Company's other operational areas, and the Company believes they are an important element in attracting customers for its other products and services. Prior to the acquisition of CI in 1994, the Company had contracted to supply its customers with such services through unaffiliated third parties.

    SOFTWARE SUPPORT

    The Company has, since 1995, provided a full range of software help desk services in the UK and Europe through the ActionTrac Joint Venture. The ActionTrac Joint Venture markets a comprehensive, advanced, telephone support and problem solving service known as ActionCall, primarily to large corporate entities paying a fixed fee per user. End-users designated by subscribers to the ActionCall service can, by using a toll-free telephone line, obtain unlimited multi-lingual help desk support. ActionCall is intended to offer a cost efficient help desk alternative to the increasingly large body of computer end users for whom comprehensive in-house or supplier support is uneconomical or simply unavailable.

    ActionCall uses proprietary software to provide a help desk management system that customizes support services to the end user and provides productivity feedback to corporate MIS departments. ActionCall can thereby be used as a management tool by its customers, both at the management and end user levels, to anticipate and avoid problems before they arise, to deploy personnel more efficiently and to reduce the hidden costs of computer management.

    The ActionTrac Joint Venture utilizes subcontractors for the actual international delivery of help desk services. The Company believes that there are a number of large organizations that have underutilized internal software support staff available for similar subcontracting agreements. By initially limiting itself to acting as a marketing organization and by using subcontractors as necessary for help desk staffing, the ActionTrac Joint Venture is able to provide immediate and comprehensive multilingual help desk services without the necessity of a substantial infrastructure investment. The Company believes that the use of subcontractors will also allow for significant potential cost-effective expansion of the ActionCall customer base. However, the ActionTrac Joint Venture retains control over the marketing and international development of the ActionCall service.

    The ActionTrac Joint Venture's marketing efforts are currently focused on the European market but the ActionTrac Joint Venture intends to franchise the rights to market the ActionCall service in the rest of the world (excluding North America, to which the Company's partner has exclusive rights). The first franchise arrangement, for Australia and New Zealand, was concluded in February 1996.

    NETWORK COMMUNICATIONS

    The Company currently provides Internet access and develops Internet websites for a corporate client base. The Company has contracted over 500 subscribers since its operational inception in 1995, following the Compass acquisition. The Company plans to combine its networking and communications expertise with emerging Internet applications to introduce a range of related services. Among the services which the Company intends to offer are: remote data warehousing and back-up services for proprietary customer-developed or globally accessible stores of data; the guaranteed secure transmission and storage of confidential information. The Company also intends to provide Intranet services linking customers' employees to corporate resources using the Internet and other specialized services.

    The Company is a founder of the Internet Service Providers Association in the UK and believes that its customer relationships as well as its technical expertise provide it with a competitive advantage in providing Internet services to corporate customers. The Company plans to utilize strategic alliances with telephone companies and utilities to provide the Internet infrastructure and access, with a view to developing a business-to-business online community of UK corporations via the Internet. However, no such potential strategic alliances have been identified and there is no assurance that the Company will be able to identify or consummate any such strategic alliances.

    The Company intends to remove Internet access barriers for customers, and to establish completely open networks through the Company's access points. The Company believes that its Internet services will attract new customers for its broad array of network computing and communications products and services.

CUSTOMERS

    The Company's customers consist mainly of large and medium sized businesses, divisions of larger corporations, and government authorities. The following is a representative list of customers of the Company:

INFORMATION STORAGE SYSTEMS                NETWORK COMPUTING
- -----------------------------------------  -----------------------------------
National Westminster Bank plc              Royal Dutch/Shell Group plc
Baydel Limited                             Fujitsu Telecommunications Ltd.
British Ministry of Defense                Oracle Corporation UK Ltd.
Sun Microsystems Corp.                     Nuclear Electric plc
Siemens AG.                                Orange plc

SYSTEMS INTEGRATION DEVELOPMENT            HARDWARE MAINTENANCE AND SUPPORT
- -----------------------------------------  -----------------------------------
Alcatel Data Networks Ltd.                 British Aerospace plc
Bechtel Limited                            Cambridge University
UK Automobile Association                  Oracle Corporation UK Ltd.
Sir Norman Foster Architectural
Partnership                                British Telecom plc
UK Government Department of Employment     Sedgewick, Noble, Lowndes Ltd.

SOFTWARE SUPPORT                           NETWORK COMMUNICATIONS
- -----------------------------------------  -----------------------------------
Dunlop plc                                 Royal Commission for Historic
Navstar Corp.                              Monuments of England
Sumitomo Finance International plc         Thames Water plc
Pilkington Glass Ltd.                      Japanese Embassy to UK
Wessex Water plc                           World Resource Association

    During the fiscal year ended January 31, 1996, the largest single customer accounted for approximately 5% of the Company's total revenues.

SALES AND MARKETING

    Using its technical expertise and access to new technology developed primarily in the U.S., the Company identifies products and services which it believes would be of interest to its customer base and markets these products and services to current and prospective customers as part of a systems solution. The Company emphasizes its ability to provide highly qualified locally based personnel to implement cost-effective solutions which it supplies. The Company also contrasts the specialized niche focus of its operations to the generalist focus of the largest firms.

    The Company sells its services through both direct and indirect sales channels. The Company's direct sales force is primarily focused on large and multinational corporate customers and is organized by operating groups based on the Company's products and services. Direct sales channels include field sales, telemarketing and direct mail. Indirect sales channels include sales through subdistributors and VARs where the Company's products are constituent parts of the VARs' overall solutions. Product support relationships also exist with OEMs such as DEC, Hewlett-Packard, Novell, FTP and EMC(2).

    The Company's sales representatives focus on providing technology solutions, which include meeting the hardware maintenance, software support and network component needs of customers, OEMs or software developers, and delivering solutions to the broader IT requirements of the Company's customers.

PRODUCT DEVELOPMENT

    The Company engages in development activities primarily in connection with the creation of software products and applications and maintains a staff of computer engineers for this purpose. The Company develops products on its own to meet a perceived market need as well as on a custom basis for a particular customer. For example, the Company developed "TaskForce in Government", a software product which manages job processing, specifically for local and central government bodies. The Company will also create custom software for use by the individual customer, if required to meet the business need. By offering this service the Company is able to attract customers for whom shrink-wrapped software is inadequate and, in the course of developing such software, is able to create proprietary packages which can be used to attract future customers seeking similar solutions. The Company is also able to provide recurring revenues through support services for its proprietary products.

EMPLOYEES

    As of April 30, 1996 the Company employed a total of 174 employees including 63 in sales and marketing, 34 in engineering, 31 in technical support and the balance in logistics, management and administration in the UK and the U.S. The staff numbers will expand in connection with the Company's growth on an as needed basis. The Company's employees are not represented by a labor union, and the Company has not had any work stoppages, strikes, or organization attempts. The Company believes that its employee relations are good.

COMPETITION

    The overall computer services industry is intensely competitive and is composed of literally hundreds of companies, many of whom have capital, marketing expertise and personnel resources far superior to that of the Company. The Company competes primarily with a wide range of small and medium size companies that operate both in the niche markets which the Company serves and in the computer services industry generally. The Company also competes with larger European computer service and consultancy firms such as Hoskyns, Andersen Consulting and P & P. See "Risk Factors -- Competition."

    The Company believes that the principal competitive factors in the industry are breadth of service offerings, quality of products supplied, expertise in niche markets, price and service. The Company believes that its ability to offer single source solutions and to remain competitive in these markets will depend largely upon its ability to recruit and retain highly skilled personnel. See "Risk Factors -- Dependence on Management and Key Personnel."

    The Company believes that it is able to successfully compete with large European computer service and consultancy firms due to its focus and concentration in specified niche markets and the Company's high level of specialized skills and services. The Company also believes that it is able to obtain a competitive advantage with respect to both larger and smaller competitors in the niche markets which it serves through its proprietary systems and customized software and its reputation in specialist markets.

FACILITIES

    The Company does not own any real property. The Company leases office space in Englewood, Colorado for its corporate headquarters and in England in Newbury, Watford, Warrington and Aylesbury for its operations, as follows:

LOCATION                                                 SQUARE FOOTAGE    LEASE EXPIRATION
- -------------------------------------------------------  ---------------  -------------------
Newbury................................................        42,000         September, 2007
Watford................................................         9,500            August, 2013
Warrington.............................................         3,500          December, 2012
Aylesbury..............................................         3,000              June, 2000
Englewood..............................................           500          month to month

    Current payments under these leases aggregate approximately $631,000 per year. The Company believes that these facilities are adequate for both current and foreseeable future needs.

LEGAL PROCEEDINGS

    The Company is not party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are listed below, together with brief summaries of their business experience and certain other information.

       NAME          AGE                              POSITION
- ------------------   ---    ------------------------------------------------------------
Anil Doshi           51     Chairman of the Board, Chief Executive Officer, and Director
                             of the Company
Mark Ellis           42     President, Chief Operating Officer and Director of the
                             Company
Kenneth Newell       52     Chief Executive Officer of 4Front Group and Director of the
                             Company
Philip Mendonca      37     Chief Financial Officer of the Company
Craig Kleinman       38     Secretary and Director of the Company
Simon Andrews        38     General Manager, Software Support
Peter Bolton         41     General Manager, Network Computing
Terence Burt         39     Managing Director, Systems Integration Development
Joel William         46     Managing Director, Information Storage Systems
Jervis
Mark McVeigh         35     General Manager, Hardware Maintenance and Support
Brian V. Murray      48     Director of the Company
Arthur Keith Ross    44     Director of the Company

    ANIL DOSHI is Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company. Mr. Doshi co-founded Communic8 Software (the Company's predecessor in interest) in January 1990 and served as its Chairman from April 1992 to March 1993. Mr. Doshi is a Fellow of the Institute of Chartered Accountants in England and Wales, and he is also an Associate of the Institute of Taxation. From January 1990 until October 1990, Mr. Doshi served as Deputy Chairman of PPI Enterprises, Inc., a New York based holding company. From 1986 to 1990, Mr. Doshi served as a consultant to Polly Peck International, PPI's parent company.

    MARK ELLIS is President, Chief Operating Officer and Director of the Company. Mr. Ellis co-founded Communic8 Software and served as a director from January 1992 until March 1993. From September 1988 to January 1991, Mr. Ellis served as the President of PPI Enterprises, Inc., a New York based holding company. As President of PPI Enterprises, he managed the Company's American expansion program and negotiated a number of acquisitions in the U.S., including the $875 million acquisition of Del Monte Tropical Fruit from RJR Nabisco. Mr. Ellis attended St. John's College at Cambridge University in England and received a B.A. in Law in 1975, an L.L.B. in 1976, and an M.A. in Law in 1978.

    KENNETH NEWELL was a co-founder of K2 Group Plc (now 4Front Group Plc, the Company's wholly-owned UK operating subsidiary) in 1988 and has been its Chief Executive since 1990. Mr. Newell was appointed a Director of the Company in April, 1996. Prior to establishing K2 he worked for four years at Star Computer Group, a publicly listed UK Company and one of the early implementers of the open systems computing concept in the UK, where he held a number of positions, including Sales Director from 1985-1988. Mr. Newell is a Fellow of the Institute of Chartered Secretaries and Administrators following study at the City of London College.

    PHILIP MENDONCA has been Chief Financial Officer of the Company since April 1996. From 1994 to 1995 Mr. Mendonca was Finance Director and Company Secretary for NB Selection Ltd. a leading UK executive recruitment firm. Previously Mr. Mendonca had, since 1989, been a management consultant with Ernst & Young Management Consultants. Mr. Mendonca received a BA in Economics and Accountancy from Lancaster University. Mr. Mendonca is a Fellow of the Institute of Chartered Accountants in England and Wales, and qualified as an accountant with KPMG.

    CRAIG KLEINMAN is Secretary and a Director of the Company. Mr. Kleinman had served as Chief Financial Officer of the Company until the appointment of Mr. Mendonca in April 1996. During the past five years, Mr. Kleinman has been a shareholder in the certified public accounting firm Kleinman, Guerra & Company, PC. Mr. Kleinman received a B.S. degree in accounting from the University of Colorado in 1978 and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

    SIMON ANDREWS is General Manager of the Company's software support operations. Mr. Andrews was also a co-founder of K2 Group Plc in 1988. Mr.
Andrews had previously worked at Star Computer Group as customer services director.

    PETER BOLTON has been General Manager of the Company's network computing division since 1996. Mr. Bolton has been employed by the Company since 1990 with the exception of a brief period between 1994 and 1995 when he was employed by Verity Software, a major provider of text software used widely on the Internet.

    TERENCE BURT was a co-founder of K2 Group Plc (now 4Front Group Plc) in 1988 and has been Managing Director of the Company's systems integration division since 1990. Mr. Burt joined Star Computer Group in 1982 where he was initially Customer Services Director before moving into the acquisitions team which he headed for two years prior to co-founding K2. Mr. Burt graduated from the University of Hertfordshire where he qualified as an Associate of the Association of Cost and Management Accountants.

    JOEL WILLIAM JERVIS has been the Managing Director of the Company's information storage systems division since 1994. Prior to joining Compass in July 1994 Mr. Jervis was Executive Chairman of DCM Holdings Plc during which time it grew from a L1.3 million business in 1989 to a L6 million business in 1992, at which time the business was sold to Kode International Plc. Mr. Jervis served as a Director of Kode International Plc prior to joining Compass. Mr. Jervis is an electronics engineer, starting his career with Burroughs in both Australia and the UK.

    MARK MCVEIGH has been the General Manager of the Company's hardware maintenance and support division since 1994. Previously, Mr. McVeigh was employed by the Company's then-owned DesignBase subsidiary, which was divested in 1994. Mr. McVeigh received a BA degree in Business Studies from the University of Lancashire in 1984.

    BRIAN V. MURRAY has been a Director of the Company since April, 1996. Mr. Murray is a Senior Managing Director with Bear, Stearns & Co. Inc. Mr. Murray has been employed by Bear, Stearns & Co. Inc. since 1978, and has been involved in the international banking division since 1985. Mr. Murray received a B.S. in Economics from Villanova University in 1970 and an MBA with honors from the University of Chicago in 1975. Mr. Murray has been a chartered financial analyst since 1978.

    ARTHUR KEITH ROSS has been a Director of the Company since February, 1996. Mr. Ross is currently a private investor. From 1986 to 1994, Mr. Ross was a partner in the London law firm Clifford Chance, which he joined in 1984. Mr. Ross headed the Clifford Chance South East Asian office in Singapore from 1988 to 1991. Mr. Ross attended Christ's College at Cambridge University in England and received a BA in Law in l973 and an MA in Law in 1976.

    Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. There are no family relationships between any directors or current officers of the Company. Officers serve at the discretion of the Board of Directors.

    The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a nominating committee. Messrs. Doshi, Ross and Murray currently serve on the Audit Committee. Messrs. Doshi, Ross, Murray and Ellis serve on the Compensation Committee, the purpose of which is to establish salary and bonus compensation levels for the Company's executive officers. The Executive Committee, which consists of Mr. Doshi and Mr. Ellis, may act on behalf of the full Board except in reference to amending the

Company's Certificate of Incorporation or By-laws, adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease or other disposition of all or substantially all of the property and assets of the Company other than in the usual and regular course of business, recommending to the shareholders a voluntary dissolution of the Company or a revocation thereof.

EXECUTIVE COMPENSATION
    The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's chief executive officer and four other most highly compensated executive officers during the fiscal years ended January 31, 1996, 1995 and 1994. Except as noted below, no executive officer of the Company or any of its then existing subsidiaries earned compensation in excess of $100,000 during any of these periods.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                  ANNUAL COMPENSATION             COMPENSATION
                                                              ----------------------------  -------------------------
                                                              FISCAL                         STOCK      ALL OTHER
NAME AND PRINCIPAL POSITION                                   YEAR (1)    SALARY    BONUS   OPTIONS  COMPENSATION (2)
- ------------------------------------------------------------  ------     --------  -------  -------  ----------------
Anil Doshi .................................................   1995      $ 38,196  $   -0-  120,000      $   -0-
 Chief Executive Officer(3)                                    1994           -0-      -0-  150,000          -0-(4)
                                                               1993           -0-      -0-      -0-        7,200
Kenneth Newell .............................................   1995      $107,107  $23,626  109,300      $29,580
 Chief Executive -- 4Front Group                               1994        90,993      -0-   90,700       28,064
                                                               1993(5)      2,950      -0-      -0-        1,130
Terence Burt ...............................................   1995      $ 94,506  $39,378   98,050      $13,368
 Managing Director -- Systems Integration Development          1994        84,920   11,503   66,950       13,053
                                                               1993(5)      2,950      -0-      -0-          555
Peter Wellings (6) .........................................   1995      $ 90,568  $31,502      -0-      $17,137
 Former Managing Director -- Network Computing                 1994        92,000   33,600   34,800       14,880
                                                               1993(5)      3,375      -0-      -0-          375
Mark McVeigh ...............................................   1995      $ 66,154  $47,253   20,000      $11,025
 General Manager -- Hardware Maintenance and Support           1994        47,253   12,600   20,000        9,264
                                                               1993        45,000      -0-      -0-        7,440

- ------------------------
(1) Represents the period beginning February 1 of the year indicated and ending January 31 of the following year.

(2) As to Mr. Doshi, represents contributions made by the Company to Mr. Doshi's Executive Pension Plan. As to Messrs. Newell, Burt, Wellings and McVeigh, represents the dollar value of car allowance, insurance benefits and contributions to voluntary money purchase pensions plans.

(3) Mr. Doshi entered into an employment agreement with the Company in November 1995, which provides for an annual base salary of $150,000. See "-- Employment Agreements." Prior to this date, Mr. Doshi did not receive any salary compensation for services to the Company.

(4) Does not include a consulting fee of $150,000 incurred by the Company to Aliki Financial Corp., in which Mr. Doshi has a 65% interest. Such charge has not yet been paid by the Company. See "Certain Transactions -- Advances from Affiliates."

(5) Compensation received subsequent to January 14, 1994, the effective date of the Company's acquisition of 4Front Group (formerly K2 Group).

(6) Mr. Wellings resigned from his position with the Company in February 1996.

    The following table sets forth certain summary information concerning individual option grants of stock options made during the fiscal year ended January 31, 1996, to each of the Company's executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                            NUMBER OF                                                        RATES OF STOCK PRICE
                           SECURITIES   PERCENT OF TOTAL                                   APPRECIATION FOR OPTION
                           UNDERLYING    OPTIONS GRANTED    EXERCISE PRICE                         TERM (5)
                             OPTIONS     TO EMPLOYEES IN       PER SHARE      EXPIRATION   ------------------------
NAME                       GRANTED (1)   FISCAL YEAR (2)      ($/SH) (3)       DATE (4)        5%           10%
- -------------------------  -----------  -----------------  -----------------  -----------  -----------  -----------
Anil Doshi...............     120,000           16.5%          $    5.00         7/31/00   $   165,768  $   366,306
Kenneth Newell...........     109,300           15.1%          $    5.00         7/31/00   $   150,988  $   333,644
Terence Burt.............      98,050           13.5%          $    5.00         7/31/00   $   135,447  $   299,303
Peter Wellings...........         -0-              --                 --              --            --           --
Mark McVeigh.............      20,000            2.8%          $    5.00         7/31/00   $    27,628  $    61,051

- ------------------------
(1) All options granted to the named officers were non-qualified options.

(2) Based on an aggregate of options to purchase 725,463 shares during the fiscal year.

(3) All options were granted at market value at date of grant.

(4) All options have a fixed term of five years and are fully vested.

(5) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

    The following table sets forth at January 31, 1996, the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table who held options at January 31, 1996. No options were exercised in the fiscal year ended January 31, 1996.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                    VALUE OF
                                                NUMBER OF         UNEXERCISED
                                               UNEXERCISED        IN-THE-MONEY
                                                OPTIONS AT         OPTIONS AT
                                                FY-END (#)         FY-END (#)
                                             ----------------  ------------------
                                               EXERCISABLE/       EXERCISABLE/
NAME                                          UNEXERCISABLE    UNEXERCISABLE (1)
- -------------------------------------------  ----------------  ------------------
Anil Doshi.................................      270,000 / 0    $  420,000 / n/a
Kenneth Newell.............................      200,000 / 0    $  290,700 / n/a
Terence Burt...............................      165,000 / 0    $  231,950 / n/a
Peter Wellings.............................       34,000 / 0    $   69,600 / n/a
Mark McVeigh...............................       40,000 / 0    $   60,000 / n/a

- ------------------------
(1) Based on the last sale price of $6.00 on the Nasdaq SmallCap Market at fiscal year-end.

EMPLOYMENT ARRANGEMENTS
    Messrs. Doshi and Ellis have entered into employment agreements with the Company commencing November 1, 1995. These agreements are terminable at any time after an initial term of three years on one years' notice. Under such agreements, Messrs. Doshi and Ellis are entitled to base annual salaries of $150,000 and $140,000, respectively, plus pension contributions not to exceed 7% of such base salaries. Prior to the execution of such employment agreements, neither Messrs. Doshi nor Ellis had received salary compensation for services performed for the Company and its affiliates.

    As a condition to the K2 acquisition, each of Messrs. Newell, Burt and Andrews entered into employment agreements with 4Front Group at salaries of L60,000 ($91,000), L55,000 ($83,000) and L48,000 ($73,000), respectively.
Effective February 1, 1995 these annual salaries were adjusted upwards to L68,000 ($103,000), L60,000 ($91,000) and L55,000 ($83,000), respectively. These agreements are terminable upon one year's notice, which notice can be served no earlier than the first anniversary of the effective date of the agreement. These agreements are guaranteed by the Company, and are subject to buyout rights in the event of a change in the control of 4Front Group.

    As a condition to the Compass acquisition, each of Messrs. Richard Sharpe and Joel Jervis entered into employment agreements with Compass at salaries of L25,000 ($38,000) and L60,000 ($91,000), plus car allowance, respectively. The agreements provided, as to Mr. Sharpe, for pension contributions of at least L15,000 ($23,000) per annum, and as to Mr. Jervis, a bonus of up to L6,000 ($9,000) per quarter dependent upon the achievement of certain profit goals and pension contributions of not less than 5% of annual salary. In December, 1995, Mr. Sharpe entered into a new employment agreement with the Company's 4Front Group PLC subsidiary which replaced his prior agreement with Compass upon substantially the same terms, except for an additional pension contribution of L15,000 ($23,000) for the twelve month period commencing April 6, 1996 only. In April 1996, Mr. Sharpe terminated his employment agreement with the Company and entered into a consulting agreement with the Company on substantially similar terms. Compensation under Mr. Jervis' agreement is subject to annual review and increase, is terminable upon one year's notice, and is guaranteed by the Company.

    No other executive officer is currently party to an employment agreement with the Company. As appropriate, other employment contracts may be entered into with other key executives.

COMPENSATION OF DIRECTORS
    Mr. Ross and Mr. Murray, two of the Company's non-employee directors, receive compensation of $10,000 per year for services as a director. No other director receives any compensation for services as a director.

STOCK OPTIONS AND BENEFIT PLANS

    In September and November 1994 the Company issued a total of 1,260,875 options to management, employees and consultants, exercisable for five years at an exercise price of $4.00 per share.

    In August and November 1995 the Company issued a total of 725,463 options to management, employees and consultants, exercisable for five years at an exercise price of $5.00 per share. Of the options granted, 120,000, 120,000, 60,000, 20,000, 109,300, 98,050, 5,000 and 20,000 were granted to Messrs. Doshi, Ellis,
Kleinman, Ross, Newell, Burt, Andrews and McVeigh, respectively.

    The Company, through its K2 subsidiary, operates contributory, non-defined pension plans for the benefit of Messrs. Andrews, Burt, and Newell, to which it makes periodic contributions of approximately L12,000 ($18,000) per annum.

    1996 EQUITY INCENTIVE PLAN

    On May 20, 1996 the Company's Board of Directors adopted the 4Front Software International, Inc., 1996 Equity Incentive Plan (the "Plan") subject to approval by the Company's stockholders. The Plan provides for grants of stock options ("Plan Options") to certain non-executive directors, officers, employees, consultants, independent contractors and advisors of the Company or its subsidiaries or affiliates. Subject to adjustment in certain circumstances as discussed below, the Plan authorizes up to 200,000 shares of Common Stock for issuance pursuant to the terms of the Plan. Of this total number, a maximum of 20,000 shares may be issued to participants who are directors of the Company. If and to the extent Plan Options expire or are terminated for any reason without being exercised, the shares of Common Stock subject to such Plan Options again will be available for purposes of the Plan. Grants under the Plan may consist of: (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs"), or (iii) a combination thereof. As of May 21, 1996, approximately 169 employees were eligible to participate in the Plan. As of May 21, 1996, no Plan Options have been granted. However, subject to stockholder approval, the Company intends to grant approximately 130,000 Plan Options at the public offering price hereof. The Plan is administered by a Committee of the board (the "Committee"), which may be the Compensation Committee. This Committee plans to grant Plan Options either as ISOs or as NQSOs, and allows the Committee to establish, as to any participant, the number of Plan Options, exercise price, exercise term (subject to a maximum of ten years), and other terms and conditions. Subject to the foregoing, the option exercise price for each share covered by a Plan Option may not be less than 85% of the fair market value of a share of Common Stock on the date of grant of such Plan Option; however, in the case of an ISO, the price shall be no less than 100% of the fair market value of a share of Common Stock at the time such option is granted; and in the case of an ISO granted to a ten percent stockholder, the exercise price will be no less than 110% of the fair market value of the Common Stock on the date of grant. The recipient may pay the exercise price by (i) cancellation of indebtedness of the Company to the participant, (ii) by surrender of shares of the Company's Common Stock that have been owned by the participant for more than six months and have been paid for within the meaning of SEC Rule 144, or were obtained by the participant in the public market; and are clear of all liens, claims, encumbrances and security interests; (iii) by waiver of compensation due to the participant for services rendered; provided a public market exists for the Company's stock, through a same day sale of the shares acquired upon exercise of an Option, subject to applicable securities laws; and (iv) by any combination of the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended January 31, 1996, no Compensation Committee or other Board committee performing equivalent functions was in existence, and all decisions of the Board concerning executive officer compensation were made by the full Board at meetings of the Board of Directors at which all current directors were present. Messrs. Doshi and Ellis were directors and executive officers of the Company at such times and, as directors, participated in deliberations regarding executive compensation. The Board has subsequently established a Compensation Committee which currently consists of Messrs. Doshi, Ellis, Ross and Murray.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company contain certain provisions permitted under the Colorado Corporations Code relating to the liability of directors and officers. The provisions eliminate a director's or officer's liability for monetary damages for a breach of fiduciary duty as a director or officer, except for liability in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Company's Bylaws contain provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Colorado Corporations Code, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

    In 1987, the Company entered into an indemnification agreement with Craig Kleinman in order to create a direct contractual obligation on the part of the Company to reimburse Mr. Kleinman against any and all expenses and liabilities incurred as a result of Mr. Kleinman's service as an officer and director of the Company to the full extent provided by law and by the Company's Articles of Incorporation and Bylaws (except in the case of fraud or the receipt by the indemnified party of personal profit or advantage to which he was not legally entitled).

                              CERTAIN TRANSACTIONS

ACQUISITIONS
    On November 23, 1992, an acquisition agreement was entered into between the Company and Mortlake (then known as 4Front Group), pursuant to which the Company acquired all of the outstanding shares of Mortlake in exchange for the issuance of 785,000 shares of the Company's common stock. Messrs. Doshi, Ellis, Anthony Malpas and Keith Shipton, who at that time held all of the outstanding stock of Mortlake, received 408,200, 219,800, 78,500 and 78,500 newly issued shares of the Company's common stock, respectively, in this transaction.

    On February 1, 1993, immediately following the acquisition by the Company of Mortlake, Messrs. Doshi and Ellis purchased all of the outstanding shares of DesignBase from Messrs. Malpas, Forest-Moore and Shipton in exchange for a total of 120,000 shares of the Company's common stock which were then held individually by Messrs. Doshi and Ellis. The DesignBase shares were then contributed to Mortlake by Messrs. Doshi and Ellis without payment and DesignBase therefore became a wholly owned subsidiary of Mortlake. In September 1994 (effective February 1, 1994) the Company sold DesignBase, along with the Company's CommsWare Limited subsidiary, to a company controlled by Anthony Malpas in exchange for a one-year promissory note in the amount of $23,613
(representing the book value of the net assets of these companies) and the assumption of $620,743 in payables owed by these companies to the Company. Payment of these payables has been guaranteed by Mr. Doshi and Aliki Financial Corp. ("Aliki"), in which Messrs. Doshi and Ellis have interests of 65% and 35%, respectively.

    Effective January 14, 1994, the Company purchased all of the outstanding shares of K2 Group Plc (now 4Front Group) and Xanadu from the shareholders thereof, including Messrs. Newell, Burt and Andrews, with whom the Company executed employment agreements as a condition of such acquisition. See "Management -- Executive Compensation -- Employment Agreements". The terms of the acquisition required a payment of additional consideration if certain profit goals were met by the acquired company. All such goals were met and during the 1995 fiscal year the Company paid, as additional consideration for the acquisition, a total of $141,250 and issued 62,500 shares of Common Stock to the selling shareholders. The Company also, as a part of this acquisition, entered into an agreement with the selling shareholders whereby such shareholders were given the right, commencing March 31, June 30 and October 31, 1995 and ending in each case on November 30, 1995 to require the Company to purchase up to 10%, 10% and 80%, respectively, of the shares of common stock of the Company issued by the Company to such shareholders if, as of the referenced commencement date, the Company's Common Stock was not admitted to trading on the Nasdaq SmallCap Market or on any recognized stock exchange in North America or Europe. Effective October 21, 1994, the Company entered into an agreement with such selling shareholders whereby the Company issued a further 50,000 shares of Common Stock to the selling shareholders in consideration of a waiver by such shareholders of the foregoing repurchase rights.

    As part of the acquisition by the Company of Compass in 1995, the Company agreed to the conditional issuance of (i) a total of 108,836 additional shares of common stock to Richard Sharpe, until April 1996 the Company's General Manager of Network Communications and currently a Consultant to the Company, his wife and two trusts of which the Sharpes are beneficiaries and (ii) options to purchase an additional 29,959 shares of the Company's Common Stock at $0.01 per share to Joel Jervis, all based on the post-acquisition earnings of Compass for the period ending March 31, 1996. In December 1995, the Company entered into an agreement with the prior shareholders of Compass and Mr. Jervis whereby the conditions to the issuance of these additional shares were deemed satisfied, resulting in the immediate issuance of these conditional shares and options. Such options were exercised by Mr. Jervis in April, 1996.

ADVANCES FROM AFFILIATES

    As of April 30, 1996, a total of $391,842 remained outstanding and owed to Aliki and/or Messrs. Doshi and Ellis, primarily representing advances made to fund the operations of the Company, but also including $150,000 owed to Aliki for payment of consulting services rendered by Aliki to the Company in 1994 in connection with fund raising and acquisitions. These payables are noninterest bearing and unsecured, due on demand. Repayment is subordinated to payment by the purchaser of DesignBase and CommsWare of all payables to the Company assumed in connection with the sale by the Company of DesignBase and CommsWare in 1994. Payment of such assumed payables has been guaranteed by Mr. Doshi and Aliki.

    In November, 1992, the Company issued a convertible debenture to Mr. Doshi evidencing the Company's indebtedness to him in the amount of $350,000 with interest at 12% per annum, convertible at any time into shares of the Company's Common Stock at $5.00 per share at any time until April 30, 1993 and at $7.50 per share thereafter, and repayable on January 15, 1994. The debenture was subsequently amended to change the maturity date until May 31, 1995, and to change the conversion terms to provide for the issuance of 1.6 shares of Common Stock and 1.6 share purchase warrants (of which 62.5% will be exercisable at $2.00 per share and the balance will be exercisable at $7.50 per share) for every $5.00 converted. This debenture was converted in full in July 1994, resulting in the issuance to Mr. Doshi of 112,000 shares of Common Stock, 70,000 warrants exercisable at $2.00 and 42,000 warrants exercisable at $7.50.

OTHER TRANSACTIONS
    In October 1994, the Company had a pre-existing line of credit in the amount of L180,000 which was converted into a two year loan, requiring repayment of principal at L7,500 per month, of which $107,607 principal was outstanding as of January 31, 1996. This outstanding facility is secured by the assets of the Company and by Mr. Doshi's guarantee. Additional borrowings by the Company with an aggregate balance of $141,000 as of January 31, 1994 were secured, in part, by personal assets of Mark Ellis. During the Company's 1995 fiscal year this balance was paid in full via the surrender of L90,000 of such assets by Mr. Ellis. None of the foregoing named guarantors has received consideration from the Company for providing such security or guarantees.

    In connection with a bridge financing completed in January 1995, the Company issued a promissory note in the principal amount of $480,000 bearing interest at 10% per annum to Jayantilal V. Doshi, the father of Anil Doshi. As further consideration for this loan, Mr. J. V. Doshi received 12,000 shares of Common Stock and warrants to purchase an additional 120,000 shares at an exercise price of $4.50 per share. This bridge loan, plus interest, was initially due on May 31, 1995. In June, 1995 the $480,000 principal amount of this loan, plus an additional $500,000, was exchanged by Mr. J. V. Doshi for a promissory note in the principal amount of $980,000, bearing interest at 10%, due on or before December 14, 1995. In connection with this additional loan, Mr. J. V. Doshi was issued 24,500 shares of Common Stock and warrants to purchase 245,000 additional shares at an exercise price of $4.50 per share. Effective December 14, 1995, this promissory note was amended to provide for a maturity date at the earlier of (i) June 14, 1996 or (ii) the consummation of a public offering of the Company's Common Stock.

    Prior to his appointment as a non-executive director of the Company, Mr. Ross purchased 15,000 shares of the Company's Common Stock and warrants to purchase 15,000 shares for total consideration of $66,000 in the Company's May, 1995 private placement of securities. In June, 1995, Mr. Ross loaned $50,000 to the Company, in consideration of which the Company issued to Mr. Ross 1,250 shares of Common Stock and warrants to purchase 12,500 shares. The $50,000 loan has been repaid to Mr. Ross, with interest.

    The Company believes that all transactions with related parties have been upon terms at least as favorable to the Company as those which would have been available to the Company from unrelated parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 20, 1996, and as adjusted to reflect the sale of the shares offered hereby, assuming no exercise of the Underwriter's over-allotment option, (i) by each of the Company's executive officers and directors, (ii) by all officers and directors as a group and (iii) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                                                     PERCENTAGE OWNERSHIP
                                                                                   ------------------------
                                                              NUMBER OF SHARES       BEFORE        AFTER
BENEFICIAL OWNER -- NAME AND ADDRESS                       BENEFICIALLY OWNED (1)   OFFERING     OFFERING
- ---------------------------------------------------------  ----------------------  -----------  -----------
Anil Doshi (**) .........................................       954,700(2)               27.6%        14.8%

Mark Ellis (**) .........................................       542,300(3)               16.3%         8.6%

Kenneth Newell (**) .....................................       262,578(4)                8.1%         4.2%

Philip Mendonca (**) ....................................           -0-                 *            *

Craig Kleinman (**) .....................................        82,500(5)                2.6%         1.3%

Simon Andrews (**) ......................................        85,044(6)                2.7%         1.4%

Peter Bolton (**) .......................................         5,000(7)              *            *

Terence Burt (**) .......................................       227,582(8)                7.1%         3.7%

Joel William Jervis (**) ................................        53,639                   1.8%         0.9%

Mark McVeigh (**) .......................................        47,000(9)                1.5%         0.8%

Brian Murray (**) .......................................         2,500                 *            *

Arthur Keith Ross (**) ..................................       185,950(10)               5.9%         3.0%

Richard Ian Sharpe (**) .................................       192,556(11)               6.3%         3.2%

Sierra Overseas .........................................       242,000(12)               7.4%         3.9%
 One Maritime Plaza
 Suite 700
 San Francisco
 California 94111

All Directors and Executive Officers as a Group (12           2,408,793(2)(3)(4)         55.4%        32.8%
 persons)................................................              (5)(6)(7)(8)
                                                                       (9)(10)(11)

- ------------------------
 *  Less than 1%

 ** Address  is 4 Colonial  Business Park, Colonial Way,  Watford, Herts WD2 4PR
    England

 (1)All shares are beneficially owned, such persons have sole investment and voting power subject to applicable community property and similar laws, unless otherwise indicated.

 (2)Includes 20,000 shares and 20,000 warrants owned by Aliki Financial Corp., in which Mr. Doshi has a 65% interest. Also includes 270,000 shares purchasable pursuant to immediately exercisable options and 112,000 shares purchasable pursuant to immediately exercisable warrants.

 (3)Includes 20,000 shares and 20,000 warrants owned by Aliki Financial Corp., in which Mr. Ellis has a 35% interest. Also includes 270,000 shares purchasable pursuant to immediately exercisable options.

 (4)26,737 of such shares are held directly by Mr. Newell and 7,051 shares are held directly by Mr. Newell's wife; Lex Nominees International holds 28,790 shares as nominee for a Jersey resident settlement established for the benefit of Mr. Newell and his wife and children. Also includes 200,000 shares purchasable pursuant to immediately exercisable options.

 (5)Includes 75,000 shares purchasable pursuant to immediately exercisable options.

 (6)5,875 of such shares are held directly by Mr. Andrews and 5,875 shares are held directly by Mr. Andrews' wife; Lex Nominees International holds the remaining 28,794 shares as nominee for a Jersey resident settlement established for the benefit of Mr. Andrews and his wife and children. Also includes 44,500 shares purchasable pursuant to immediately exercisable options.

 (7)Includes 5,000 shares purchasable pursuant to immediately exercisable options.

 (8)441 of such shares are held directly by Mr. Burt and 33,347 shares are held directly by Mr. Burt's wife; Lex Nominees International holds the remaining 28,794 shares as nominee for a Jersey resident settlement established for the benefit of Mr. Burt and his wife and children. Also includes 165,000 shares purchasable pursuant to immediately exercisable options.

 (9)Includes 40,000 shares purchasable pursuant to immediately exercisable options.

(10)Includes 87,100 shares purchasable pursuant to immediately exercisable options and warrants.

(11)85,395 of such shares are held directly by Mr. Sharpe, 84,306 shares are held directly by Mr. Sharpe's wife, 7,618 shares are held by Richard Ian Sharpe, Patricia Mary Sharpe and Allied Dunbar Pensions Services Limited, and 15,237 shares are held by Tangara Limited, Trustees of the R Sharpe Life Interest Settlement.

(12)Includes 130,000 shares purchasable pursuant to immediately exercisable warrants and 60,000 shares purchasable pursuant to immediately exercisable options.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Company is authorized to issue 30,000,000 shares of Common Stock, no par value.

COMMON STOCK

    Holders of Common Stock are entitled to one vote, either in person or by proxy, for each share held of record on all matters submitted to a vote of shareholders. Except as otherwise provided by law, action can be taken by a majority of shares entitled to vote at a meeting. Holders of Common Stock are entitled to dividends when and as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of liquidation or dissolution of the Company, are entitled to share ratably in the assets of the Company remaining after payment of liabilities and payment in respect of any preferred stock. Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock of the Company are fully paid and nonassessable.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is American Securities Transfer Incorporated. Its telephone number is (303) 234-5300.

LISTING

    The Company's Common Stock is listed on the Nasdaq SmallCap Market under the trading symbol FFST. Application has been made to quote the Common Stock on the Nasdaq National Maket under the trading symbol FFST.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 6,058,747 shares of Common Stock outstanding, assuming no exercise of warrants and options to purchase approximately 3,388,753 shares of Common Stock outstanding as of the date of this Prospectus. Of these shares, the 3,000,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations and restrictions described below).

    The remaining 3,058,747 shares of Common Stock held by existing shareholders may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144 or 144(k) promulgated under the Securities Act. Except for those shares sold in the Offering, 2,264,749 shares of the Company's Common Stock outstanding after the Offering will be subject to contractual lock-up agreements with the Company or the Underwriters. Specifically, each of the Company's executive officers, directors and shareholders holding 5% or more of the Company's Common Stock, who together hold an aggregate of 1,364,749 shares of the Company's Common Stock, as well as holders of approximately 900,000 additional shares of Common Stock, have executed lock-up agreements providing that they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Common Stock (other than as permitted in this offering) until six months after the date of this Prospectus at which time an aggregate of 220,000 of these shares will be released from the lock-up. The remaining 2,044,749 shares held by these persons will be released from the lock-up twelve months after the date of this Prospectus.

    Taking into account these lock-up agreements and provisions, the number of shares outstanding prior to the offering that will be available for sale in the public market will be as follows: (a) approximately 75,000 previously registered shares of Common Stock will be eligible for sale as of the effective date of this offering; (b) approximately 220,000 shares of Common Stock will be eligible for sale beginning six months after the effective date of this Prospectus; (c) approximately 2,044,749, shares of Common Stock will be eligible for sale beginning twelve months after the effective date of this Offering;

and (d) approximately 718,998 remaining shares of Common Stock will be eligible for sale from the effective date of this Offering through November 1997 upon expiration of their respective two-year holding periods.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding (approximately 60,587 shares immediately after this Offering) or (b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Unless otherwise restricted "144(k)" shares may therefore be sold immediately upon the completion of this offering. In addition, Rule 144A would permit the resale of restricted securities to qualified institutional buyers, subject to compliance with conditions of the Rule.

    The Company is unable to estimate the number of shares that may be sold under Rule 144 or otherwise because this will depend on the market price for the Common Stock of the Company, the individual circumstances of the sellers and other factors. Future sales of shares of Common Stock, or the availability for sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

WARRANTS AND OPTIONS

    SERIES A WARRANTS. A total of 487,000 Series A Warrants are outstanding as of the date of this Prospectus. 225,000 Series A Warrants were issued to all then existing shareholders of the Company in November 1992; 192,000 were issued in connection with a private placement completed by the Company in 1993 (the "1993 Placement"); and 70,000 were issued to Mr. Anil Doshi upon the conversion in July 1994 of a convertible debenture previously issued to Mr. Doshi (the "Doshi Debenture") (see "Certain Transactions -- Advances from Affiliates"). Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time prior to December 31, 1997 at a price of $2.00 per share. The Company has the right to redeem each Class A Warrant for $0.01 if the Company's common stock trades at $9 or more per share for 14 consecutive trading days prior to December 31, 1997.

    SERIES B WARRANTS. A total of 157,200 Series B Warrants are outstanding as of the date of this Prospectus. 115,200 were issued in connection with the 1993 Placement and 42,000 were issued to Mr. Doshi upon the conversion of the Doshi Debenture. The terms of the Series B Warrants are identical to those of the Series A Warrants, except that the exercise price of the Series B Warrants is $7.50 per share.

    OTHER WARRANTS. In connection with a private placement completed in 1994, the Company issued warrants exercisable at any time prior to August 9, 1997 into 15,425 shares of the Company's Common Stock at $4.00 per share. In connection with a bridge financing completed by the Company in January 1995 the Company issued warrants exercisable at any time prior to January 31, 2000 into 197,500 shares of the Company's Common Stock at $4.50 per share. In connection with an additional bridge financing completed by the Company in May 1995 the Company issued warrants exercisable between September 1996 and June 2000 into 257,500 shares of the Company's Common Stock at $4.50 per share. In connection with a private placement completed in May 1995, the Company issued warrants exercisable at any time prior to May 2000 into 143,957 shares of the Company's Common Stock at $6.50 per share, along with additional warrants to persons assisting in the offering exercisable for 6,500 shares of the Company's Common Stock upon identical terms. In connection with a private placement completed in November 1995, the Company issued warrants exercisable at any time from October 1996 to October

2001 into 100,000 shares of the Company's Common Stock at $7.50 per share. Also in November 1995, as payment for services rendered, the Company issued warrants exercisable at any time from November 1996 to November 2001 into 13,333 shares of the Company's Common Stock at $7.50 per share.

    INCENTIVE OPTIONS. In November 1994 the Company issued options to purchase a total of 1,260,875 shares of the Company's Common Stock to various employees and consultants. These options are exercisable at the price of $4.00 per share, and expire between September and November, 1999. In August and November 1995, the Company issued additional options to purchase a total of 725,463 shares of the Company's Common Stock to various employees and consultants, which options are exercisable at the price of $5.00 per share, and expire August 1, 2000.

    OTHER OPTIONS.   In August, 1995  options to purchase  24,000 shares of  the
Company's Common Stock at the price of $4.40 per share (expiring five years from issuance) were issued to a consultant pursuant to a contractual obligation.

                                  UNDERWRITING

    The Underwriters named below, for whom Kaufman Bros., L.P. and First Albany Corporation are acting as the Representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names.

                                           NUMBER OF
          NAME                              SHARES
          ------------------------------  -----------
          Kaufman Bros., L.P............
          First Albany Corporation......

                                          -----------
              Total.....................    3,000,000
                                          -----------
                                          -----------

    The Underwriting Agreement provides that the several Underwriters are obligated to purchase all of the 3,000,000 shares of Common Stock offered by the Underwriters hereby (other than shares which may be purchased under the over-allotment option), if any are purchased. The Representatives have advised the Company that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of
$       per share  and that such dealers may reallow a concession  of $      per
share to certain other dealers. After the public offering, the offering price and the concessions may be changed by the Representatives.

    The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to 450,000 additional shares of Common Stock at the public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Common Stock in this Offering. To the extent that the Underwriters exercise the option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 3,000,000 shares of Common Stock offered hereby.

    The Company has agreed to pay to the Representatives, individually, and not in their capacity as Representatives, a non-accountable expense allowance of two percent of the gross proceeds of the Offering ($300,000 if the Underwriters' over-allotment option is not exercised and $345,000 if the Underwriters' over-allotment option is exercised in full), of which $25,000 has been paid to date. If the Offering is not consummated, the Representatives will be entitled to be reimbursed for actual out-of-pocket expenses, on an accountable basis only, up to $50,000, inclusive of the amount paid to date. The Company has also agreed to pay all expenses in connection with registering or qualifying the Common Stock offered hereby for sale under the laws of the states in which the Common Stock is sold by the Underwriters (including expenses of counsel retained for such purposes by the Underwriters) as well as certain expenses associated with information meetings.

    The Company has agreed to sell to the Representatives, or their designees, warrants (the "Underwriters' Warrants") to purchase 300,000 shares of the Company's Common Stock at an aggregate purchase price of $300.00. The exercise price per Underwriters' Warrant, subject to anti-dilution adjustment, is equal to 130% of the public offering price per share of Common Stock offered hereby. The Underwriters' Warrants expire on the fifth anniversary of the date hereof. The Underwriters' Warrants may not be transferred or exercised for one year from the date of this Prospectus, except for transfers to officers of the Representatives or members of the underwriting or selling group and/or their officers or partners, if any. The Underwriters' Warrants become exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriters' Warrants are given, at nominal cost, the opportunity to profit from an increase in the market price of the Company's Common Stock. The Company has granted the Representatives certain registration rights with respect to the Underwriters' Warrants. All registration rights will terminate seven years from the effective date of the Offering.

    Except as set forth below, the Company, its officers and directors, and stockholders who hold in excess of 5% of the Company's Common Stock, as well as holders of approximately 900,000 additional shares of Common Stock, have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer or sale, contract of sale, grant of any option to purchase or any other sale or disposition) any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 365 days after the date of this Prospectus without the prior written consent of Kaufman Bros., L.P., on behalf of the Underwriters. Notwithstanding the foregoing, upon notice to the Kaufman Bros., L.P., 220,000 shares in the aggregate may be sold 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

    The public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's fiscal and operating history and condition, the Company's prospects and the prospects of its industry, the management of the Company, the market price of securities for companies in businesses similar to that of the Company and the recent trading activity and prices of shares of Common Stock on the Nasdaq SmallCap Market.

    Kaufman Bros., L.P. became registered as a broker-dealer in July, 1995.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Miller & Holguin, Los Angeles, California. As of the date of this Prospectus, Miller & Holguin beneficially own 32,083 shares of the Company's Common Stock and hold options and warrants for the purchase of an additional 22,708 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The consolidated financial statements as of January 31, 1996 and for the year ended January 31, 1996, included in this Prospectus and the Registration Statement have been audited by KPMG, independent auditors, as stated in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of January 31, 1995 and for each of the years in the two year period ended January 31, 1995, included in this Prospectus and the Registration Statement have been audited by AJ. Robbins, PC., independent auditors, as stated in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the principal office of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges.

    The Company is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by written request to the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq SmallCap Market and copies of the aforementioned materials may be inspected at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Independent Auditors' Report Covering the Consolidated Financial Statements as of and for the year ended
 January 31, 1996..........................................................................................         F-2

Independent Auditors' Report Covering the Consolidated Financial Statements as of January 31, 1995 and for
 each of the years in the two year period ended January 31, 1995...........................................         F-3

Consolidated Financial Statements:

  Consolidated Balance Sheets as of January 31, 1995 and 1996 and April 30, 1996 (unaudited)...............         F-4

  Consolidated Statements of Operations for the Years Ended January 31, 1994, 1995 and 1996 and for the
   three month periods ended April 30, 1995 and 1996 (unaudited)...........................................         F-5

  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended January 31, 1994, 1995 and
   1996 and for the three month period ended April 30, 1996 (unaudited)....................................         F-6

  Consolidated Statements of Cash Flows for the Years Ended January 31, 1994, 1995 and 1996 and for the
   three month periods ended April 30, 1995 and 1996 (unaudited)...........................................         F-7

  Notes to the Consolidated Financial Statements...........................................................         F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
4Front Software International, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheet of 4Front Software International, Inc. and subsidiaries as of January 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 4Front Software International, Inc. and Subsidiaries as of January 31, 1996 and the results of their operations and their cash flows for the year then ended, in conformity with United States generally accepted accounting principles.

KPMG
Chartered Accountants
Registered Auditors

London, England
April 9, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 and Stockholders
4Front Software International, Inc.
 and Subsidiaries

    We have audited the consolidated balance sheet of 4Front Software International, Inc., and Subsidiaries as of January 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two year period ended January 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 4Front Software International, Inc. and Subsidiaries as of January 31, 1995, and the results of their operations and their cash flows for each of the years in the two year period ended January 31, 1995, in conformity with generally accepted accounting principles.

                                          AJ. Robbins PC
                                          Certified Public Accountants
                                            and Consultants
Denver, Colorado
April 24, 1995

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                      APRIL 30
                                                                                                        1996
                                                                     JANUARY 31      JANUARY 31    --------------
                                                                        1995            1996
                                                                   --------------  --------------   (UNAUDITED)
CURRENT ASSETS:
  Cash...........................................................  $    1,242,249  $    1,391,644  $      561,410
  Accounts receivable, net of allowance for doubtful accounts of
   $33,000, $79,000 and $90,000 respectively.....................       3,371,138       7,533,188       7,921,124
  Deposits.......................................................          61,783          37,250          34,164
  Inventories....................................................       1,286,094       3,339,998       3,838,941
  Prepaid expenses...............................................         178,600         396,623         315,103
  Deferred offering costs........................................         260,253         338,595         571,119
  Income taxes receivable........................................        --               160,166         159,064
  Other current assets...........................................         188,205         266,582         287,006
                                                                   --------------  --------------  --------------
    Total current assets.........................................       6,588,322      13,464,046      13,687,931
PROPERTY AND EQUIPMENT, net......................................         433,584         905,976         917,333
INVESTMENT IN AND ADVANCES TO EQUITY INVESTEE....................         518,432         248,048         239,125
RECEIVABLE, RELATED PARTY........................................         634,905         644,356         644,356
INTANGIBLE ASSETS, net...........................................         711,281       2,074,400       2,012,530
OTHER ASSETS.....................................................       1,000,575         606,594         576,380
                                                                   --------------  --------------  --------------
TOTAL ASSETS.....................................................  $    9,887,099  $   17,943,420  $   18,077,655
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................  $    2,339,528  $    6,644,065  $    7,026,679
  Accrued liabilities............................................         661,337       1,559,673       1,406,804
  Stockholder advances...........................................         619,672         391,842         391,842
  Lines of credit -- bank........................................         607,090       1,482,763       2,017,991
  Notes payable (including amounts with related party of
   $480,000, $980,000 and $980,000, respectively)................       1,779,147       1,695,403       1,301,234
  Capital lease obligations, current portion.....................          60,913          54,888          45,897
  Income taxes payable...........................................         179,341         374,688         427,053
  Deferred revenue...............................................         760,834       2,546,604       2,119,495
                                                                   --------------  --------------  --------------
    Total current liabilities....................................       7,007,862      14,749,926      14,736,995
CAPITAL LEASE OBLIGATIONS, less current portion..................          74,306          92,718          78,150
                                                                   --------------  --------------  --------------
TOTAL LIABILITIES................................................       7,082,168      14,842,644      14,815,145
                                                                   --------------  --------------  --------------

COMMITMENTS AND CONTINGENCIES:

STOCKHOLDERS' EQUITY:
  Common stock, no par value, 30,000,000 shares authorized,
   2,511,325, 3,005,108 and 3,058,747 shares issued and
   outstanding, respectively.....................................       5,810,709       6,972,674       6,973,210
  Accumulated (deficit)..........................................      (3,226,648)     (3,878,599)     (3,680,416)
  Cumulative foreign currency translation adjustment.............         220,870           6,701         (30,284)
                                                                   --------------  --------------  --------------
    Total stockholders' equity...................................       2,804,931       3,100,776       3,262,510
                                                                   --------------  --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................  $    9,887,099  $   17,943,420  $   18,077,655
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  FOR THE YEARS ENDED JANUARY 31,
                                           ---------------------------------------------
                                               1994            1995            1996
                                           -------------  --------------  --------------   FOR THE THREE MONTHS ENDED
                                                                                                    APRIL 30,
                                                                                          -----------------------------
                                                                                              1995            1996
                                                                                          -------------  --------------
                                                                                          (UNAUDITED)    (UNAUDITED)
REVENUES.................................  $   2,836,539  $   11,240,081  $   32,248,697  $   4,644,935  $   10,550,238
                                           -------------  --------------  --------------  -------------  --------------
Cost of revenues.........................      1,281,453       6,814,383      20,807,858      2,798,776       7,279,141
Write down of software development
 costs...................................       --              --               755,184       --              --
                                           -------------  --------------  --------------  -------------  --------------
GROSS PROFIT.............................      1,555,086       4,425,698      10,685,655      1,846,159       3,271,097
                                           -------------  --------------  --------------  -------------  --------------

OPERATING EXPENSES:
  Selling, general and administrative
   expenses..............................      1,116,802       3,565,063       9,566,257      1,502,211       2,712,078
  Depreciation...........................         61,212         132,743         356,379         68,551          80,959
  Amortization...........................          1,696          82,870         203,938         13,628          61,870
                                           -------------  --------------  --------------  -------------  --------------
    Total operating expenses.............      1,179,710       3,780,676      10,126,574      1,584,390       2,854,907
                                           -------------  --------------  --------------  -------------  --------------

INCOME BEFORE INTEREST EXPENSE, INCOME
 TAXES AND SHARE OF RESULTS IN EQUITY
 INVESTEE................................        375,376         645,022         559,081        261,769         416,190

INTEREST INCOME (EXPENSE):
  Interest income........................       --                11,624          14,189       --                 3,841
  Interest expense.......................        (65,577)       (153,518)       (258,421)      (109,386)       (103,614)
                                           -------------  --------------  --------------  -------------  --------------
    Total interest expense...............        (65,577)       (141,894)       (244,232)      (109,386)        (99,773)
                                           -------------  --------------  --------------  -------------  --------------
INCOME BEFORE INCOME TAXES AND SHARE OF
 RESULTS IN EQUITY INVESTEE..............        309,799         503,128         314,849        152,383         316,417

SHARE OF RESULTS IN EQUITY INVESTEE:
  Write down of investment in and
   advances to equity investee...........       --              --              (581,770)      --              --
  Share of operating (loss) of equity
   investee..............................       --              --              (179,246)      --               (52,173)
                                           -------------  --------------  --------------  -------------  --------------
    Total share of results in equity
     investee............................       --              --              (761,016)      --               (52,173)
                                           -------------  --------------  --------------  -------------  --------------
INCOME (LOSS) BEFORE INCOME TAXES........        309,799         503,128        (446,167)       152,383         264,244
INCOME TAXES.............................          5,561         148,000         205,784         38,096          66,061
                                           -------------  --------------  --------------  -------------  --------------
NET INCOME (LOSS)........................  $     304,238  $      355,128  $     (651,951) $     114,287  $      198,183
                                           -------------  --------------  --------------  -------------  --------------
                                           -------------  --------------  --------------  -------------  --------------
NET INCOME (LOSS) PER COMMON SHARE.......  $        0.25  $         0.20  $        (0.24) $        0.05  $         0.07
                                           -------------  --------------  --------------  -------------  --------------
                                           -------------  --------------  --------------  -------------  --------------
Weighted average number of common shares
 outstanding.............................      1,198,202       1,812,853       2,742,614      2,534,580       3,011,068
                                           -------------  --------------  --------------  -------------  --------------
                                           -------------  --------------  --------------  -------------  --------------

        See accompanying notes to the consolidated financial statements.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                       FOREIGN
                                             COMMON STOCK                             CURRENCY
                                     ----------------------------    ACCUMULATED     TRANSLATION
                                        SHARES         AMOUNT         (DEFICIT)      ADJUSTMENT        TOTAL
                                     ------------  --------------  ---------------  -------------  --------------
BALANCE, JANUARY 31, 1993..........     1,130,000  $    2,708,719  $    (3,886,014) $     185,444  $     (991,851)
Stock issued in private placement,
 net of offering costs.............        72,000         205,753        --              --               205,753
Additional stock issuable under
 1993 private placement............       115,200        --              --              --              --
Stock issued to acquire K2 Group...       100,000         400,000        --              --               400,000
Net income for the year............       --             --                304,238       --               304,238
Foreign currency translation
 adjustment........................       --             --              --               (10,486)        (10,486)
                                     ------------  --------------  ---------------  -------------  --------------
BALANCE, JANUARY 31, 1994..........     1,417,200       3,314,472       (3,581,776)       174,958         (92,346)
Conversion of debenture............       112,000         350,000        --              --               350,000
Exercise of stock options..........        57,500          38,352        --              --                38,352
Stock issued in private placement,
 net of offering costs.............       773,625       1,768,385        --              --             1,768,385
Stock issued for services..........        18,750          75,000        --              --                75,000
Additional shares issued to acquire
 K2 Group..........................       112,500         225,000        --              --               225,000
Stock issued to bridge loan
 holders...........................        19,750          39,500        --              --                39,500
Net income for the year............       --             --                355,128       --               355,128
Foreign currency translation
 adjustment........................       --             --              --                45,912          45,912
                                     ------------  --------------  ---------------  -------------  --------------
BALANCE, JANUARY 31, 1995..........     2,511,325       5,810,709       (3,226,648)       220,870       2,804,931
Stock issued to acquire Compass....       192,556         385,112        --              --               385,112
Stock issued to bridge loan
 holders...........................        25,750          51,500        --              --                51,500
Stock issued in private placement,
 net of offering costs.............       262,144         665,353        --              --               665,353
Stock issued for services..........        13,333          60,000        --              --                60,000
Net (loss) for the year............       --             --               (651,951)      --              (651,951)
Foreign currency translation
 adjustment........................       --             --              --              (214,169)       (214,169)
                                     ------------  --------------  ---------------  -------------  --------------
BALANCE, JANUARY 31, 1996..........     3,005,108       6,972,674       (3,878,599)         6,701       3,100,776
Exercise of stock options..........        53,639             536        --              --                   536
Net income for period
 (unaudited).......................       --             --                198,183       --               198,183
Foreign currency translation
 adjustment........................       --             --              --               (36,985)        (36,985)
                                     ------------  --------------  ---------------  -------------  --------------
BALANCE, APRIL 30, 1996
 (UNAUDITED).......................     3,058,747  $    6,973,210  $    (3,680,416) $     (30,284) $    3,262,510
                                     ------------  --------------  ---------------  -------------  --------------
                                     ------------  --------------  ---------------  -------------  --------------

          See accompanying notes to consolidated financial statements.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              FOR THE YEARS ENDED JANUARY 31,         FOR THE THREE MONTHS ENDED
                                        -------------------------------------------           APRIL 30,
                                            1994           1995           1996       ----------------------------
                                        -------------  -------------  -------------      1995           1996
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                                     -------------  -------------
CASH FLOWS FROM (TO) OPERATING
 ACTIVITIES:
Net income (loss).....................  $     304,238  $     355,128  $    (651,951) $     114,287  $     198,183
Adjustments to reconcile net income
 (loss) to net cash
 provided (used) by operating
 activities
  Depreciation........................         61,212        132,743        356,379         68,551         80,959
  Amortization........................          1,696         82,870        203,938         13,628         61,870
  Write down of software development
   costs..............................       --             --              755,184       --             --
  Write down of investments in and
   advances to equity
   investee...........................       --             --              581,770       --             --
  Share of operating (loss) of equity
   investee...........................       --             --              179,246       --               52,173
  Stock issued for services...........       --               75,000         60,000       --             --
  (Gain) loss on disposal of fixed
   assets.............................       --             --              (35,851)         6,448        (19,448)
  (Increase) decrease in accounts
   receivable.........................       (570,717)      (251,000)      (525,404)       209,713       (387,936)
  (Increase) decrease in deposits.....       (221,262)       232,252         24,533          1,338          3,086
  (Increase) decrease in
   inventories........................       (104,606)       226,718       (347,923)      (380,170)      (498,943)
  (Increase) decrease in prepaid
   expenses...........................        (60,891)        63,729        (71,492)       (63,512)        81,520
  Increase in income taxes............         54,887        124,454        204,781         33,206         53,467
  (Increase) in other current
   assets.............................        (37,500)       (72,369)       (78,377)      (153,594)       (20,424)
  (Increase) decrease in receivable --
   related party......................         (8,015)      (626,890)        (9,451)         3,199       --
  Increase (decrease) in accounts
   payable............................        466,723       (597,205)     1,876,174        210,129        382,614
  Increase (decrease) in accrued
   liabilities........................        171,268       (314,381)       542,589        148,705       (152,869)
  Increase (decrease) in deferred
   revenue............................          5,083         88,572        515,312        131,076       (427,109)
                                        -------------  -------------  -------------  -------------  -------------
  Net cash provided (used) by
   operating activities...............         62,116       (480,379)     3,579,457        343,004       (592,857)
                                        -------------  -------------  -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                              FOR THE YEARS ENDED JANUARY 31,         FOR THE THREE MONTHS ENDED
                                        -------------------------------------------           APRIL 30,
                                            1994           1995           1996       ----------------------------
                                        -------------  -------------  -------------      1995           1996
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                                     -------------  -------------
CASH FLOWS FROM (TO) INVESTING
 ACTIVITIES:
Purchase of equipment.................        (48,724)      (248,445)      (405,634)       (35,736)      (101,762)
Proceeds from disposal of equipment...       --              287,069        177,517         12,245         28,894
Acquisition of subsidiaries, including
 related expenses.....................        (11,442)      (391,280)    (1,614,111)       (76,735)      --
Investment in Actiontrac, Inc.........       --             (500,000)      --             --             --
Investment in and advances to equity
 investee.............................        (60,157)      (410,173)      (444,704)      (109,217)       (43,250)
Software development costs............       (140,207)      (277,792)      (383,112)       (97,730)      --
(Increase) decrease in other assets...       --               35,924        (24,018)           416         30,214
                                        -------------  -------------  -------------  -------------  -------------
  Net cash (used) by investing
   activities.........................       (260,530)    (1,504,697)    (2,694,062)      (306,757)       (85,904)
                                        -------------  -------------  -------------  -------------  -------------
CASH FLOWS FROM (TO) FINANCING
 ACTIVITIES:
(Decrease) increase in lines of
 credit-bank..........................         (2,082)        19,568       (653,463)      (362,684)       535,228
Proceeds from notes payable...........       --            1,506,364        500,000       --             --
Repayment of notes payable............        (14,676)      (459,039)      (583,744)      (417,024)      (394,169)
(Repayment of) proceeds from
 stockholders' advances...............       (172,033)       412,526       (227,830)        (2,300)      --
(Increase) in deferred offering
 costs................................       (219,088)       (25,131)       (78,342)      (168,158)      (232,524)
Payments of capital lease
 obligations..........................       --              (82,657)      (143,805)       (28,578)       (23,559)
Net proceeds from exercise of share
 options..............................                                                    --                  536
Net proceeds from issuance of common
 stock................................        205,753      1,806,737        665,353        154,760       --
                                        -------------  -------------  -------------  -------------  -------------
  Net cash (used) provided by
   financing activities...............       (202,126)     3,178,368       (521,831)      (823,984)      (114,488)
                                        -------------  -------------  -------------  -------------  -------------
Effect of exchange rate changes on
 cash.................................         (3,153)        45,912       (214,169)       (13,637)       (36,985)
                                        -------------  -------------  -------------  -------------  -------------
Net (decrease) increase in cash.......       (403,693)     1,239,204        149,395       (801,374)      (830,234)
Cash at beginning of period...........        406,738          3,045      1,242,249      1,242,249      1,391,644
                                        -------------  -------------  -------------  -------------  -------------
Cash at end of period.................  $       3,045  $   1,242,249  $   1,391,644  $     440,875  $     561,410
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

Supplemental disclosure of cash flow
 information:
Cash paid for interest expense........  $      65,577  $     153,518  $     258,421  $      90,123  $     103,614
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JANUARY 31, 1995 AND 1996 AND APRIL 30, 1996
   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED APRIL 30, 1995 AND 1996 IS
                                   UNAUDITED)

1.  NATURE OF BUSINESS
    4Front Software International, Inc. and subsidiaries (the "Company" or "4 Front") is a UK based specialised computer services company. The Company provides key elements of distributed computing, including systems development and integration, storage and client-server solutions and products, as well as hardware and software support and help desk services.

2.  BASIS OF PRESENTATION
    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

    The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    In the opinion of management, the accompanying interim unaudited condensed consolidated financial statements contain all material adjustments consisting only of normal recurring adjustments necessary to present fairly the financial condition, the results of operations, the changes in stockholders' equity and cash flows of 4Front Software International Inc. for the interim periods presented.

    The results of the three months ended April 30, 1995 and 1996 are not necessarily indicative of the results of operations for the full year.

    The Company's wholly owned subsidiaries are as follows; all of the subsidiaries, unless otherwise indicated, are registered in England:

ACTIVE SUBSIDIARIES
K2 SYSTEMS PLC                         4FRONT GROUP PLC
XANADU SYSTEMS LIMITED                 CCG HOLDINGS LIMITED
4FRONT SERVICES LIMITED                COMPASS COMPUTER GROUP LIMITED
(formerly CI Support Limited)
MORTLAKE SOFTWARE PLC                  4FRONT HOLDINGS, INC. (A DELAWARE
                                       CORPORATION)

INACTIVE SUBSIDIARIES
MITRE TECHNOLOGY LIMITED               COMMUNIC8 LIMITED
COMMUNIC8 SOFTWARE EUROPE LIMITED      K2 DESIGN LIMITED
Closed during fiscal 1995              Sold during fiscal 1995
DESIGN BASE PROPERTIES LIMITED         COMMSWARE LIMITED
Sold during fiscal 1995                Sold during fiscal 1995

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a)  REVENUE RECOGNITION

    Revenue from the sale of computer hardware and software is generally recognised when the product is shipped and in the case of software licenses only after the license has been signed and further obligations are not significant. Where fixed fee contracts involve significant obligations after shipment of the product, revenue is recognised on the percentage-of-completion method of accounting.

    Revenues from engineering, implementation and training are recognised as the services are performed. Revenues from maintenance agreements are recognised ratably over the terms of the agreements.

    In all such cases, the Company only recognizes revenue when collection of the related receivable is probable.

    b)  DEPOSITS

    Amounts paid by the Company as advances against future purchases of software are recorded as deposits until such time as the software is received.

    c)  INVENTORIES

    Inventories are stated at the lower of cost (first in, first out method) or market value. Inventories consist primarily of computer hardware, software and work in progress. Work in progress represents labour and material costs incurred for customer software projects.

    d)  DEFERRED OFFERING COSTS

    Deferred offering costs represent costs incurred for proposed offerings of common stock. Costs are charged against the proceeds of the offering, if successful, or to operations, if unsuccessful.

    e)  DEPRECIATION

    Property and equipment are stated at cost. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease. The Company provides for depreciation of equipment using the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Equipment held under capital leases is amortized using the straight-line method over the lease term.

    f)  INVESTMENT IN AND ADVANCES TO EQUITY INVESTEE

    The investment in the ActionTrac International partnership has been accounted for using the equity method under which the Company's results include its 50% share of the partnership's operating profits or losses in accordance with the terms of the partnership agreement.

    g)  FOREIGN CURRENCY TRANSLATION

    The Company considers the pound sterling to be the functional currency of its UK operations. The reporting currency of the Company is the US dollar; accordingly, all amounts included in the consolidated financial statements have been translated into US dollars.

                             YEARS ENDING JANUARY 31,          THREE MONTHS ENDING
                                                                    APRIL 30,
                          -------------------------------  ----------------------------
EXCHANGE RATES              1994       1995       1996         1995           1996
- ------------------------  ---------  ---------  ---------  -------------  -------------
                                                            (UNAUDITED)    (UNAUDITED)
Average.................       1.50      1.544      1.575        1.567          1.512
Period end..............       1.50      1.588      1.511        1.580          1.501

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    All assets and liabilities of the UK operations are translated into US dollars using the exchange rates in effect on reporting dates for assets and liabilities. Income and expenses are translated at averaged rates in effect for the periods presented. The cumulative currency translation adjustment is reflect as a separate component of stockholders' equity on the consolidated balance sheet.

    Foreign  currency  transaction  gains  and   losses  are  included  in   the
consolidated   results  of  operations  for  the  periods  presented.  To  date, transaction gains and losses have not been significant.

    h)  INTANGIBLE ASSETS

    In connection with acquisitions accounted for under the purchase method (see note 4), the Company recorded goodwill based on the excess of the purchase price paid (cost of the acquisition) over the estimated fair value of the identifiable tangible assets and liabilities of the acquiree on the date of purchase. Goodwill is reported at cost, net of accumulated amortization, and is being amortized over its estimated useful life of ten years.

    i)  SOFTWARE DEVELOPMENT COSTS

    The Company charges all costs of establishing technological feasibility of software products to research and development expense as incurred. Thereafter, software development costs are capitalized and reported at the lower of unamortized cost or net realisable value. Capitalisation of software development costs ceases and amortization over the estimated useful life (not to exceed three years) of the product commences when the product is available for general release to customers. Any write down resulting from the periodic testing of net realizable value is recorded as accelerated amortization.

    The total amounts of software development costs capitalized during the years ended January 31, 1994, 1995 and 1996, all of which relate to the StreamZ communication software product, were $140,207, $277,792, and $337,185 respectively, and $97,730 and $0 for the three month periods ending April 30, 1995 and 1996, respectively.

    j)  INCOME TAXES

    The company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date. Valuation allowances are recognized for deferred tax assets if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is tax payable for the current period and the change during the year in deferred tax assets and liabilities.

    k)  DEFERRED REVENUE

    Deferred revenue is comprised of maintenance and support fees to be earned in the future on agreements existing and billed for at the balance sheet date.

    l)  NET INCOME (LOSS) PER COMMON SHARE

    Net  income (loss)  per common  share is  calculated by  dividing net income
(loss) by the weighted average number of common stock and common stock equivalents outstanding during the period. When common stock equivalents have an anti-dilutive effect on earnings (loss) per share, they are excluded from the calculation. Separate disclosure of primary and fully diluted net income (loss) per common share is not presented as they are not materially different.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    m)  CONCENTRATION OF CREDIT RISK

    At  January  31,  1995 and  1996,  cash includes  L691,806  ($1,098,588) and
L919,278, ($1,389,030) respectively  and at April  30, 1996 L374,106  ($561,384)
held in demand deposit accounts in United Kingdom banks where deposits are not insured by the government. These balances are subject to foreign currency fluctuations, which in the past have not been material.

    n)  COSTS RELATING TO THE ISSUANCE OF STOCK WARRANTS AND OPTIONS

    The cost resulting from the issuance of warrants and options to employees under a compensatory plan is based on their intrinsic value at the measurement date, which is equivalent to the excess of the fair market value of the Company's common stock over the exercise price of the related warrants or options.

    The   cost  resulting  from   the  issuance  of   warrants  and  options  to
non-employees as part of transactions involving the exchange of products or services, or contracts to provide such, is based on their intrinsic value at the date of grant.

    o)  RECLASSIFICATIONS

    Certain amounts in the prior year consolidated financial statements have been reclassified for comparative purposes to conform with the current year presentation. These reclassifications had no effect on results of operations.

    p)  ADOPTION OF NEW STANDARDS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based
Compensation. The Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The Statement defines a fair value based method of accounting for stock option plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. Under the new Statement, companies may continue to measure compensation cost of stock-based plans using the current accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Companies electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined if the Statement were applied. The Statement is effective in 1996 and the Company has adopted its provisions as of February 1, 1996. The Company has adopted the alternative accounting treatment allowed by the Standard and measures compensation cost in accordance with the provisions in Opinion No. 25. The adoption of the Statement has no effect on the Company's results of operations, financial position or cash flows.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of
Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement establishes accounting standards for the determination of impairment of long-lived assets, certain identifiable intangibles and goodwill. The Statement requires the long-lived assets and certain intangibles be reviewed for impairment using an estimate of future undiscounted cash flows compared to the carrying amount of the assets. If impaired, an impairment loss shall be recognized for the amount which the carrying amount exceeds the fair value of the assets. The Statement is effective in 1996 and the Company has adopted its provisions as of February 1, 1996. The adoption of the Statement has no material impact on the results of operations, financial position or cash flows of the Company.

4.  ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES
    In   February  1993  CommsWare   Limited  ("CommsWare")  was   formed  as  a
wholly-owned subsidiary and the Company acquired 100% of DesignBase Properties Limited ("DesignBase") through an internal

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES (CONTINUED) reorganisation of management shareholdings. During February 1994, the Company sold its investment in CommsWare and DesignBase to a company controlled by a stockholder for the net book value of the net assets of approximately $23,613 and the assumption of $620,743 of liabilities. The resulting receivable is non-interest bearing, due in 1996, and is guaranteed by another stockholder (see note 18).

    Effective January 14, 1994, the Company purchased all of the outstanding shares of K2 Group Plc and subsidiaries ("K2"), a United Kingdom Company, plus the 25% minority interest in a 75% owned subsidiary (Xanadu Systems Limited) of K2. Consideration for the K2 and Xanadu shares consisted of the issuance of 100,000 shares of the Company's common stock and the payment of $156,750 (L105,222) to the selling stockholders (including $15,550 (L10,445) used by K2 to retire all outstanding K2 stock options), plus an agreement to pay an additional $141,250 (L94,778) to the selling stockholders and to deliver an additional 62,500 shares of common stock in the event that certain profit targets were achieved for the six month period ending April 1994 and the year ending October 31, 1994. These profit targets were met and the Company accordingly paid the additional amount and issued the additional shares. The Company also issued a further 50,000 shares of common stock to selling stockholders in consideration for a waiver by them of certain conditional rights which might have required the Company to repurchase the shares of common stock issued in the acquisition in specified circumstances.

    K2, through its wholly owned subsidiaries which include K2 Systems Plc, Mitre Technology Limited, K2 Design Limited, and Xanadu Systems Limited, is a direct sales company in the United Kingdom that supplies computer solutions for accounting, distribution and office automation, develops customized software, provides hardware and software support, distributes X Terminals, workstations and connectivity software and supplies, and document image processing software and hardware.

    During November 1994 the Company sold its investment in K2 Design Limited to an unrelated entity for the net book value of the assets of $8,700.

    Effective November 1, 1994 the Company purchased all of the outstanding shares of CI Support Limited ("CI"), a specialist hardware maintenance company, for $159,000 (L102,500) from a company controlled by the stockholders of the Company. CI is a hardware and network maintenance company which was formed by three stockholders of the Company ("NBH") to acquire an existing client base from an affiliated company. CI was operated by NBH for approximately one month prior to selling all of the outstanding stock in CI to the Company. The Company has recorded its investment in CI at the historical cost of NBH. On April 1, 1996 CI changed its name to 4Front Services Limited.

    Effective March 31, 1995, the K2 Group Plc became the principal holding company of the UK operations and changed its name to 4Front Group Plc. At the same time, 4Front Group Plc changed its name to Mortlake Software Limited.

    Effective April 6, 1995, the Company acquired all the common stock of CCG Holdings Limited ("CCG") for cash consideration of L550,000 ($880,000) together with the issuance of 83,720 shares of common stock and an agreement to deliver up to an additional 108,836 shares of common stock valued at $2 per share in the event that certain profit targets were achieved. In addition, the Managing Director of CCG received options on 23,680 shares of common stock exercisable at $0.01 and was also entitled to receive additional options on up to 29,959 shares of common stock exercisable at $0.01 upon similar terms as to the entitlement of the CCG sellers to the performance related shares detailed above. On December 13, 1995 the board of directors of the Company deemed that all of the profit targets had been achieved and additional shares and options were duly issued.

    The business of CCG, carried out through its principal and wholly owned subsidiary, Compass Computer Group Limited (Compass), is the supply of computer hardware and software products for use

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES (CONTINUED) within the commercial, industrial, scientific and government market places. It specialises in data storage systems, high end computers, networking products and associated technical consultancy and support together with maintenance services, all provided throughout the UK.

5.  INVENTORIES
    Inventories consist of the following:

                                                          JANUARY 31
                                                 -----------------------------     APRIL 30
                                                     1995            1996            1996
                                                 -------------  --------------  --------------
                                                                                (UNAUDITED)
Computer hardware..............................  $   1,054,416  $    2,823,753  $    3,341,306
Computer software..............................         96,698         374,341         403,097
Work in progress...............................        134,980         141,904          94,538
                                                 -------------  --------------  --------------
                                                 $   1,286,094  $    3,339,998  $    3,838,941
                                                 -------------  --------------  --------------
                                                 -------------  --------------  --------------

6.  PROPERTY AND EQUIPMENT
    Property and equipment consist of the following:

                                                           JANUARY 31
                                                  ----------------------------     APRIL 30
                                                      1995           1996            1996
                                                  ------------  --------------  --------------
                                                                                 (UNAUDITED)
Vehicles........................................  $    264,097  $      337,282  $      224,901
Furniture, fixtures and equipment...............       173,943         349,309         305,911
Computer equipment..............................       309,242       1,416,779       1,310,456
                                                  ------------  --------------  --------------
                                                       747,282       2,103,370       1,841,268
Less accumulated depreciation...................      (313,698)     (1,197,394)       (923,935)
                                                  ------------  --------------  --------------
                                                  $    433,584  $      905,976  $      917,333
                                                  ------------  --------------  --------------
                                                  ------------  --------------  --------------

7.  INVESTMENT IN AND ADVANCES TO EQUITY INVESTEE
    On December 7, 1993, the Company and ActionTrac, Inc., a United States corporation specialising in help desk products and services for the computer software industry, formed a partnership named ActionTrac International (ActionTrac) which is equally owned by the Company and ActionTrac, Inc. ActionTrac holds the world rights outside the United States, Canada and Mexico to the proprietary help desk systems, services and software of ActionTrac, Inc. The purpose of the partnership is to expand ActionTrac, Inc.'s current North American operations on a worldwide basis. On May 13, 1994 ActionTrac established ActionTrac UK Limited as a wholly owned UK subsidiary.

    Under the terms of the partnership agreement, the Company was required to make a capital contribution of $500,000, which was used to establish ActionTrac UK Limited and to develop the UK help desk operations, and ActionTrac, Inc. contributed a ten year renewable license for the help desk software. During the years ended January 31, 1995 and 1996, the Company made further advances to the partnership amounting to $18,432 and $477,664, respectively. In conjunction with its participation in the ActionTrac partnership the Company acquired 500,000 shares of restricted ActionTrac, Inc. common stock at $1 per share.

    Development of the UK help desk was completed and ActionTrac UK Limited commenced operations on May 1, 1995. The Company's share of the partnership's operating loss for the period from May 1, 1995 to January 31, 1996 amounted to $179,246.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

7.  INVESTMENT IN AND ADVANCES TO EQUITY INVESTEE (CONTINUED)
    Due to the accelerated pace of technological change (including recent advances in telecommunications systems and help desk software technology) and the increasing diversity in the market for help desk services the Company re-evaluated the net realisable value of its investment in and advances to the ActionTrac International partnership. As a result the Company has recorded a write down of $581,770 in the year to January 31, 1996. In the three months ended April 30, 1996 the Company advanced $43,250 to the partnership and accounted for $(52,173) as its 50% share of the loss of the partnership for the three month period ended April 30, 1996.

8.  OTHER ASSETS
    Other assets consist of the following:

                                                             JANUARY 31
                                                     --------------------------    APRIL 30
                                                         1995          1996          1996
                                                     -------------  -----------  ------------
                                                                                 (UNAUDITED)
Investment in ActionTrac, Inc., at cost............  $     500,000  $   500,000   $  500,000
Software development costs.........................        417,999      --            --
Other..............................................         82,576      106,594       76,380
                                                     -------------  -----------  ------------
                                                     $   1,000,575  $   606,594   $  576,380
                                                     -------------  -----------  ------------
                                                     -------------  -----------  ------------

    Capitalized software development costs relate to the development of the StreamZ product aimed at providing a cost-effective communication solution for critical business applications. Due to recent advances in communication software technology and current announcements by major software companies of new products with enhanced security features, the Company re-evaluated the net realisable value of its capitalized software development costs. As a result, accelerated amortisation of $755,184 was recorded during 1996 to write off all previously capitalized software development costs.

9.  ACCRUED LIABILITIES
    Accrued liabilities are as follows:

                                                             JANUARY 31
                                                     --------------------------    APRIL 30
                                                        1995          1996           1996
                                                     -----------  -------------  -------------
                                                                                  (UNAUDITED)
Valued Added Tax...................................  $   390,472  $   1,011,989  $   1,029,929
Payroll taxes......................................      266,415        523,811        350,927
Other..............................................        4,450         23,873         25,948
                                                     -----------  -------------  -------------
                                                     $   661,337  $   1,559,673  $   1,406,804
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

10. LINES OF CREDIT -- BANK

                                                                                 JANUARY 31
                                                                         --------------------------    APRIL 30
                                                                            1995          1996           1996
                                                                         -----------  -------------  -------------
                                                                                                      (UNAUDITED)
The Company has a L450,000 (approximately $680,000) line of credit
 (overdraft protection) with a United Kingdom bank. This facility is due for review in May 1996. Interest is charged at 1.5% above bank base rates on amounts under L100,000 ($150,000) and 3% above bank base rates on amounts greater than L100,000. Bank base interest rate was 6%
 at January 31, 1996. The facility was not utilised at January 31, 1996 and the Company had cash reserves within the facility. The line of
 credit is collateralized by the assets of the Company.................  $   356,542  $    --        $     562,899
The Company has a bank loan with a United Kingdom bank. The loan is repaid at a rate of L8,075 (approximately $12,800) per month. Interest is charged at 1.5% above the bank base rate of 6% at January 31, 1996.
 The loan is collateralized by the assets of the Company and guaranteed
 by a principal stockholder............................................      250,548        107,607         70,395
The Company has a L997,000 (approximately $1,500,000) line of credit
 (overdraft protection) with a United Kingdom bank which includes
 L150,000 ($227,000 approximately) VAT and duty deferment on the import of goods into the United Kingdom. Interest is charged at 2.5% above bank base rate of 6% at January 31, 1996. The line of credit is secured on all assets of Compass and a first charge on the life assurance policy of a director of Compass in the sum of L750,000
 ($1,133,000 approximately)............................................      --           1,375,156      1,384,697
                                                                         -----------  -------------  -------------
                                                                         $   607,090  $   1,482,763  $   2,017,991
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

11. NOTES PAYABLE
    Notes payable are as follows:

                                                                                JANUARY 31
                                                                       ----------------------------    APRIL 30
                                                                           1995           1996           1996
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
Note payable to a United Kingdom factoring company representing advance payments on eligible trade receivables. The Company remains liable for the advance payments in the event the receivables are not collected. The Company pays the factoring company an administrative fee of 0.22% of the receivable balance and interest at 2.25% above
 bank base rates. Bank base rate was 6% at January 31, 1996..........  $     989,147  $     715,403  $     321,234
Notes payable on bridge financing for the Company acquisition program and working capital (see notes 17 and 18). The notes bear interest at a rate of 10% per annum and are due on the first to occur of June
 14, 1996 or the date of successful consummation of a public offering
 of the Company's common stock.......................................        790,000        980,000        980,000
                                                                       -------------  -------------  -------------
                                                                       $   1,779,147  $   1,695,403  $   1,301,234
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

12. CONVERTIBLE DEBENTURE
    In November 1992 the Company's majority stockholder converted $350,000 of advances to a convertible debenture. The debenture was convertible into 1.6 shares of common stock and 1.6 purchase warrants (of which 62.5% will be exercisable at $2 per share and the balance will be exercisable at $7.50 per share) for every $5 converted. The debenture was non-interest bearing through July 31, 1994 and was converted on July 31, 1994 into 112,000 shares and 112,000 warrants.

13. INCOME TAXES
    The Company files a separate US federal income tax return for its domestic operations and a UK income tax return for each of its foreign subsidiaries. The United Kingdom subsidiaries compute taxes at rates in effect in that country. Deferred federal income taxes are not provided on the undistributed earnings of the Company's foreign subsidiaries to the extent the Company intends to permanently reinvest such earnings in the United Kingdom.

    At January 31, 1996 the Company has available for future use approximately $380,000 of net operating loss carryforwards expiring from 2004 through 2011.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
    The provision for income taxes is as follows:

                                                              1994        1995         1996
                                                            ---------  -----------  -----------
Current:
  US Federal..............................................  $  --      $    30,000  $   --
  State and local.........................................     --          --           --
  Foreign.................................................      5,561      148,000      205,784
                                                            ---------  -----------  -----------
                                                                5,561      178,000      205,784
                                                            ---------  -----------  -----------
Deferred:
  US Federal..............................................     --          (30,000)     --
  State and local.........................................     --          --           --
  Foreign.................................................     --          --           --
                                                            ---------  -----------  -----------
                                                               --          (30,000)     --
                                                            ---------  -----------  -----------
    Total provision for income taxes......................  $   5,561  $   148,000  $   205,784
                                                            ---------  -----------  -----------
                                                            ---------  -----------  -----------

    Income tax expense for the years ended January 31, 1994, 1995 and 1996 differed from the amounts computed by applying the UK statutory tax rate of 33% to pre-tax income (loss) as a result of the following:

                                                                     FOR THE YEARS ENDED JANUARY 31,
                                                                  --------------------------------------
                                                                     1994         1995          1996
                                                                  -----------  -----------  ------------
Expected tax at UK rate of 33%..................................  $   102,234  $   166,032  $   (147,235)
Effect of write-downs of non-revenue items......................      --           --            500,346
Use of net operating loss carryforwards.........................      --           --           (156,000)
Other, net......................................................      (96,673)     (18,032)        8,673
                                                                  -----------  -----------  ------------
Actual tax charge...............................................  $     5,561  $   148,000  $    205,784
                                                                  -----------  -----------  ------------
                                                                  -----------  -----------  ------------

    The  tax  effects   of  temporary   differences  and   net  operating   loss
carryforwards that give rise to deferred tax assets and (liabilities) are as follows at January 31:

                                                                                  1995         1996
                                                                               ----------  ------------
Net operating loss carryforwards.............................................  $   56,000  $    144,000
Other deferred tax assets....................................................      --            82,000
                                                                               ----------  ------------
Total deferred tax assets....................................................      56,000       226,000
Valuation allowance..........................................................     (56,000)     (226,000)
                                                                               ----------  ------------
Deferred tax assets, net.....................................................      --           --
Total deferred tax (liabilities).............................................  $   --      $    --
                                                                               ----------  ------------
                                                                               ----------  ------------

    Due to the uncertainty surrounding the ability of the Company, primarily its domestic operations, to generate taxable income in future periods, the Company has recorded a valuation allowance against its otherwise recognisable deferred tax assets.

    At April 30, 1996 the Company has provided income tax of $66,061 on the profits of its operations, (April 30, 1995 $38,096.)

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

14. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases vehicles under capital leases which expire over the next two years. The gross amount of capital leases included in property and equipment is as follows:

                                                              JANUARY 31
                                                       ------------------------    APRIL 30
                                                          1995         1996          1996
                                                       -----------  -----------  ------------
                                                                                 (UNAUDITED)
Vehicles, gross......................................  $   177,435  $   214,154   $  183,999
Less accumulated depreciation........................      (78,558)     (58,678)     (43,091)
                                                       -----------  -----------  ------------
Net..................................................  $    98,877  $   155,476   $  140,908
                                                       -----------  -----------  ------------
                                                       -----------  -----------  ------------

    Future minimum lease payments under capital leases together with the present value of net minimum lease payments at January 31, 1996 are as follows:

1997.............................................................  $  67,253
1998.............................................................     68,536
1999.............................................................     35,252
                                                                   ---------
Total minimum lease payments.....................................    171,041
Less amount representing interest................................    (23,435)
                                                                   ---------
Present value of net minimum lease payments......................    147,606
                                                                   ---------
Less current portion.............................................     54,888
                                                                   ---------
                                                                   $  92,718
                                                                   ---------
                                                                   ---------

    The Company also has certain non-cancellable operating leases for premises and various equipment and vehicles. Total rental expenses for operating leases for the years ending January 31, 1994, 1995 and 1996 amounted to $59,000, $347,836 and $961,455 respectively.

    The principal lease commitments for premises are as follows:

    -the Company's K2 subsidiary leases an office/warehouse facility in Watford, England for $197,000 (L124,000) per year. The lease, on which there are periodic reviews, expires August 2013.

    -the Company's CI subsidiary occupies an office/warehouse facility in Aylesbury, England for $22,000 (L14,600) expiring June 2000.

    -the Company's Compass subsidiary leases an office/warehouse facility in Newbury, England for L258,000 ($390,000) per year. The lease which expires in September 2007 is subject to periodic reviews. The Compass subsidiary also leases an office/warehouse in Warrington England for L12,550 ($22,000) per year. The lease on which there are periodic reviews expires in December 2012.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Obligations under operating leases are as follows for each of the years ending January 31:

1997...........................................................  $1,093,848
1998...........................................................     974,804
1999...........................................................     715,120
2000...........................................................     613,725
2001...........................................................     600,530
Thereafter.....................................................   5,736,657
                                                                 ----------
Total..........................................................  $9,734,684
                                                                 ----------
                                                                 ----------

    LITIGATION

    The Company is involved in various claims and legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate settlement of these matters will not have a material adverse effect on the Company's consolidated financial position or consolidated results of its operations.

15. STOCKHOLDERS' EQUITY

    RECENT STOCK TRANSACTIONS

    During 1993 and 1994 the Company received $960,000 ($679,962 net of offering costs) from the sale of 192,000 shares of common stock and 192,000 common stock purchase warrants, in a private placement offering. Pursuant to the terms of this offering, investors subsequently received an additional 115,200 shares of common stock and 115,200 common stock purchase warrants without payment of further consideration. The 192,000 common stock purchase warrants are exercisable through December 31, 1997 at $2.00 per share. The 115,200 common stock purchase warrants are exercisable through December 31, 1997 at $7.50 per share. The warrants are redeemable by the Company on 30 days notice to the warrant holders for $0.01 per warrant if the common stock closes at $9.00 per share or more for 14 consecutive trading days.

    On January 14, 1994 the Company acquired all of the outstanding shares of K2 and subsidiaries, a United Kingdom company, plus the 25% minority interest in a 75% owned subsidiary (Xanadu) of K2 in exchange for 100,000 shares of the Company's common stock and cash consideration payable to the selling stockholders.

    On July 31, 1994 the Company's Chairman converted a $350,000 convertible debenture into 112,000 shares and 112,000 warrants (see note 12). Of the common stock purchase warrants, 70,000 are exercisable at $2.00 per share and 42,000 are exercisable at $7.50 per share and they all expire in December 1997.

    On July 31, 1994 the current and former officers and directors of the Company exercised 57,500 options to purchase common stock of the Company for $38,352 (see note 16).

    During 1994 the Company received $3,094,500 ($1,768,385 net of offering costs) from the sale of 773,625 shares of common stock in a private placement offering. In connection with this offering the Company agreed to issue 15,425 underwriter warrants, exercisable until August 1997 at $4 per share.

    As of January 31, 1995 the Company's counsel, Miller & Holguin, converted $75,000 of fees into 18,750 shares of the Company's common stock valued at $4.00 per share.

    Following the acquisition of K2 Group Plc, the Company issued an additional 112,500 of the Company's common stock to the former owners of K2 Group Plc, being partly the performance related

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

15. STOCKHOLDERS' EQUITY (CONTINUED)
additional consideration payable in accordance with the terms of the acquisition and partly consideration for the waiver of conditional repurchase rights contained in the original acquisition agreement (see note 4).

    On January 31, 1995 the Company issued 19,750 shares of common stock as part of a bridge financing valued at $2.00 per share (see note 17). In connection with the bridge financing the Company issued warrants convertible at any time prior to January 31, 2000 into 197,500 shares of the common stock at $4.50 per share.

    Effective April 6, 1995 the Company acquired all of the outstanding shares of CCG Holdings Limited (Compass) in exchange for 192,556 shares of the Company's common stock and cash consideration payable to the selling stockholders.

    During May 1995 the Company issued 25,750 shares of common stock as part of a bridge financing valued at $2.00 per share. In connection with this bridge financing the Company issued warrants convertible at any time from September 1996 to June 2000 into 257,500 shares of common stock at $4.50 per share (see note 17).

    During 1995 the Company received $1,166,074 ($665,353 net of offering costs) from the sale of 262,144 shares of common stock in private placement offerings. In connection with these placements the Company issued warrants convertible at any time prior to May 2000 into 150,457 shares of common stock at $6.50 per share and futher warrants convertible between October 1996 and October 2001 into 100,000 shares of common stock at $7.50 a share.

    In November 1995, the Company's Counsel, Miller & Holguin, converted $60,000 of fees into 13,333 shares of the Company's common stock valued at $4.50 per share and were issued with warrants convertible at any time from November 1996 to November 2001 into 13,333 shares of common stock at $7.50 a share.

    The number of warrants outstanding are summarised as follows at January 31:

                                                                           1995               1996
                                                                    ------------------  -----------------
                                                                         NUMBER OF SHARES OF COMMON STOCK
DATE CONVERTIBLE                                CONVERSION PRICE               TO BE ISSUED ON CONVERSION
Prior to December 31, 1997...................       $    2.00              487,000            487,000
Prior to December 31, 1997...................            7.50              157,200            157,200
Prior to August 9, 1997......................            4.00               15,425             15,425
Prior to January 31, 2000....................            4.50              197,500            197,500
September 1996 to June 2000..................            4.50                   --            257,500
Prior to May 2000............................            6.50                   --            150,457
October 1996 to October 2001.................            7.50                   --            113,333

16. STOCK OPTIONS
    Pursuant to a non-qualified plan approved by the Board of Directors in 1989, all employees of the Company may be granted options to purchase common stock of the Company at a price not less than the fair market value on the date of grant. The term of the option shall be no longer than five years from the date the option is granted. The Company has reserved 75,000 of the authorised but unissued shares of common stock for issuance upon exercise of the options. Pursuant to the above plan 57,500 options were granted as of July 27, 1989 to current and former officers and directors of the Company. The options were exercised in July 1994 for $38,352.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

16. STOCK OPTIONS (CONTINUED)
    In September and November 1994 the Company, through another stock option plan, has issued 1,260,875 options to management, employees and consultants to purchase common stock at an exercise price of $4.00 per share. These options are exercisable through periods ending September and November 1999.

    In August and November 1995 the Company through another stock option plan has issued 725,463 options to management, employees and consultants to purchase common stock at an exercise price of $5.00 per share. These options are exercisable through August and November 2000.

    In August 1995, options to purchase 24,000 shares of common stock at a price of $4.40 per share (expiring August 2000) were issued to a consultant pursuant to a contractual obligation.

    On May 20, 1996 the Company's Board of Directors approved The 1996 Equity Incentive Plan which is subject to approval by the Company's stockholders. The plan provides for grants of stock options to certain nonexecutive directors, officers, employees, and independent consultants.

17. BRIDGE FINANCING
    The cash portion of the Compass acquisition was funded primarily from the proceeds of a $790,000 bridge loan which was completed in January, 1995 and a private equity placement completed in May, 1995 in which gross proceeds of approximately $630,000 were raised. This bridge loan, plus interest, fell due on May 31, 1995. Some of the balance of the May, 1995 placement proceeds were utilized to repay certain participants in the January, 1995 bridge loan, while the other participants either converted their bridge loan into equity as offered in the private equity placement or, in the case of the holders of approximately $530,000 of the January, 1995 bridge loan amount, chose to extend their participation into a new bridge loan of $1,030,000 which was completed by the Company in June, 1995. The proceeds of this June, 1995 bridge loan were used to fund acquisition costs and to provide additional general working capital for the Company. This bridge loan, plus interest, was originally due on December 14, 1995. $50,000 of this amount was repaid, with the balance extended to the first to occur of June 14, 1996 or the completion of a public offering of the Company's Common Stock (see notes 11 and 15).

18. RELATED PARTY TRANSACTIONS
    In addition to transactions with related parties discussed throughout the notes to the consolidated financial statements, the following related party transactions have taken place.

    CONTROL OF THE COMPANY

    Principal ownership and control of the Company rests with the Chairman of the Board and Chief Executive Officer.

    RECEIVABLE-RELATED PARTY

    As of January 31, 1995 and 1996 the Company is owed $634,905 and $644,356 respectively by a company controlled by a stockholder. The receivable is non-interest bearing, due in 1996 and guaranteed by another stockholder (see
Note 4).

    STOCKHOLDERS ADVANCES

    As of January 31, 1995 and 1996 the Company's majority stockholders were owed $619,672 and $391,842 respectively, in non-interest, unsecured advances, due on demand, subordinated to the collection of a receivable from a company controlled by a stockholder (see Note 4).

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

18. RELATED PARTY TRANSACTIONS (CONTINUED)
    ACCOUNTING SERVICES

    During the periods ended January 31, 1994, 1995, 1996 the Company compensated one of its officers/stockholders for services in the amount of approximately $14,600, $19,472 and $29,818 respectively. At January 31, 1995 and 1996, $9,032 and $0 respectively, was owed to this related party.

    OFFICE SPACE

    The  Company  rents  office  space  in  Denver,  Colorado  provided  by   an
officer/stockholder of the Company at $500 per month. The lease is on a month-to-month basis.

    PRIVATE PLACEMENT COSTS

    During the years ended January 31, 1995 and 1996 the Company's Chairman/Chief Executive Officer paid offering costs and costs related to the ActionTrac partnership on behalf of the Company of $180,000 and $0 respectively. As of January 31, 1995 and 1996 these amounts have been included in stockholder advances.

    BRIDGE LOANS

    A relative of the Company's Chairman participated in the bridge financing arrangements described in note 17 and as of January 31, 1995 and 1996 was owed $480,000 and $980,000, respectively. In addition, the relative received a total of 36,500 shares of Common Stock and warrants representing 365,000 shares of Common Stock in connection with the bridge loan arrangements of January and June 1995.

    OTHER

    Prior to his appointment as a non-executive director of the Company, Mr. A.K. Ross purchased 15,000 shares of the Company's Common Stock and warrants to purchase 15,000 shares for total consideration of $66,000 in the Company's May, 1995 private placement of securities. In June, 1995, Mr. Ross loaned $50,000 to the Company, in consideration of which the Company issued to Mr. Ross 1,250 shares of Common Stock and warrants to purchase 12,500 shares. The $50,000 loan has been repaid to Mr. Ross, with interest.

    In April 1996 Mr. J. Jervis the Managing Director of Compass, exercised his options to purchase 53,639 shares of Common Stock at the exercise price of $0.01 (see note 4).

19. PENSION PLAN
    The Company sponsors, through its 4Front Group subsidiary, a money purchase pension plan (voluntary) covering its Chairman/Chief Executive Officer and Chief Operating Officer. The Company makes periodic contributions of approximately $18,000 (L12,000) per year under the plan, although no contribution was made in the year ended January 31, 1996. The Company through its Compass, K2 and CI subsidiaries also sponsor money purchase pension plans (voluntary) covering certain directors and employees. There are no accrued pension contributions at January 31, 1995 and 1996 under any plan.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

20. FOREIGN OPERATIONS
    Included in the accompanying consolidated financial statements are the following amounts for the United Kingdom operations at:

                                                                   JANUARY 31,
                                                          -----------------------------    APRIL 30,
                                                              1995            1996            1996
                                                          -------------  --------------  --------------
                                                                                          (UNAUDITED)
Cash....................................................  $   1,099,477  $    1,389,030  $      561,384
Accounts receivable.....................................      3,371,138       7,533,188       7,921,124
Inventories.............................................      1,286,094       3,339,998       3,838,941
Deposits................................................         61,783          37,250          34,164
Other current assets....................................        327,305         620,469         549,056
Income taxes receivable.................................       --               160,166         159,064
Property and equipment, net.............................        433,584         905,976         917,333
Receivable, related party...............................        634,905         644,356         644,356
Other assets............................................        500,575         106,594          76,380
                                                          -------------  --------------  --------------
                                                          $   7,714,861  $   14,737,027  $   14,701,802
                                                          -------------  --------------  --------------
                                                          -------------  --------------  --------------

                                                                              THREE MONTHS ENDED
                                     YEARS ENDED JANUARY 31,                       APRIL 30
                              1994            1995            1996       -----------------------------
                          -------------  --------------  --------------      1995            1996
                                                                         -------------  --------------
                                                                          (UNAUDITED)    (UNAUDITED)
Revenues................  $   2,836,539  $   11,240,081  $   32,248,697  $   4,644,935  $   10,550,238
Cost of revenues........      1,281,453       6,814,383      20,807,858      2,798,776       7,279,141
Write down of software
 development costs......       --              --               755,184       --              --
Expenses................      1,225,888       4,021,652      10,262,447      1,528,456       2,720,925
Income taxes............          5,561         148,000         205,784         38,096          66,061
                          -------------  --------------  --------------  -------------  --------------
Net income..............  $     323,637  $      256,046  $      217,424  $     279,607  $      484,111
                          -------------  --------------  --------------  -------------  --------------
                          -------------  --------------  --------------  -------------  --------------

    During the year ended January 31, 1994, two customers accounted for 12% and 10% of total revenues.

    During the year ended January 31, 1995 and 1996 no customers accounted for 10% or more of total revenues.

              4FRONT SOFTWARE INTERNATIONAL, INC. AND SUBSIDIARIES

21. SUPPLEMENTAL INFORMATION TO CONSOLIDATED STATEMENTS OF CASH FLOWS FOR NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                     YEARS ENDED JANUARY 31,
                                                              -------------------------------------
                                                                 1994         1995         1996
                                                              -----------  -----------  -----------  THREE MONTHS
                                                                                                        ENDED
                                                                                                       APRIL 30
                                                                                                         1996
                                                                                                     ------------
                                                                                                     (UNAUDITED)
Stock issued to acquire K2 Group............................  $   400,000  $   225,000  $   --        $   --
Debt issued to acquire K2 Group.............................      298,000      --           --            --
                                                              -----------  -----------  -----------  ------------
Total consideration issued to acquire K2 Group..............  $   698,000  $   225,000  $   --        $   --
                                                              -----------  -----------  -----------  ------------
                                                              -----------  -----------  -----------  ------------
Deferred offering costs financed by stockholder advances....  $    14,136  $   --       $   --        $   --
                                                              -----------  -----------  -----------  ------------
                                                              -----------  -----------  -----------  ------------
Convertible debenture exchanged for stock...................  $   --       $   350,000  $   --        $   --
                                                              -----------  -----------  -----------  ------------
                                                              -----------  -----------  -----------  ------------
Stock issued to bridge financing holders....................  $   --       $    39,500  $    51,500   $   --
                                                              -----------  -----------  -----------  ------------
                                                              -----------  -----------  -----------  ------------
Purchase of equipment financed with capital lease
 obligations................................................  $   --       $   120,154  $    72,294   $   --
                                                              -----------  -----------  -----------  ------------
                                                              -----------  -----------  -----------  ------------
Stock issued to acquire Compass.............................  $   --       $   --       $   385,112   $   --
                                                              -----------  -----------  -----------  ------------
                                                              -----------  -----------  -----------  ------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
The Company....................................          12
Use of Proceeds................................          13
Price Range of Common Stock and Dividend
 Policy........................................          14
Capitalization.................................          15
Dilution.......................................          15
Selected Consolidated Financial Information....          16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          18
Business.......................................          26
Management.....................................          33
Certain Transactions...........................          39
Principal Stockholders.........................          41
Description of Securities......................          43
Shares Eligible for Future Sale................          43
Underwriting...................................          46
Legal Matters..................................          47
Experts........................................          47
Available Information..........................          48
Index to Financial Statements..................         F-1

                                3,000,000 SHARES
                                  COMMON STOCK

                                     [LOGO]

                                4FRONT SOFTWARE
                              INTERNATIONAL, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              KAUFMAN BROS., L.P.
                            FIRST ALBANY CORPORATION

                                            , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company. See "Plan of Distribution."

SEC registration fee............................................  $    6,841
NASD filing fee.................................................       2,484
Nasdaq NMS listing fee..........................................      28,294
Printing expenses...............................................     110,000*
Accounting fees and expenses....................................     180,000*
Legal fees and expenses.........................................     150,000*
Underwriters' expenses..........................................     300,000*
"Blue Sky" fees and expenses....................................      20,000*
Transfer agent and registrar fees...............................      40,000*
Miscellaneous...................................................      22,381
                                                                  ----------
    Total.......................................................  $  860,000*
                                                                  ----------
                                                                  ----------

- ------------------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Colorado Business Corporation Act (the "CBCA") empowers a Colorado corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the party to be indemnified undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against reasonable expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    A Colorado corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation to procure a judgement in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the party to be indemnified is adjudged to be liable to the corporation. A Colorado corporation may not indemnify officers, directors, employees and agents in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that such person derived an improper personal benefit.

    Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action to which such person was a party because of such person's status as an officer, director, employee or agent, the corporation must indemnify him against the reasonable expenses incurred by such person in connection with such proceeding.

    The CBCA provides that no director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation.

    The CBCA provides that the Company may purchase and maintain insurance on behalf of it directors, officers, employees, fiduciaries or agents against any liabilities asserted against such persons arising out of such capacities.

    Article XIV of the Company's Bylaws provide for mandatory indemnification of directors, officers and those serving at the request of the Company as directors, officers, employees, or agents of the Company to the maximum extent permitted by the CBCA.

    Article XIII of the Company's Bylaws provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts involving unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit. However, the CBCA provides authority for such provisions only if so provided in the Company's Articles of Incorporation, and such provisions do not so appear in the Company's Articles of Incorporation.

    In 1987, the Company entered into an indemnification agreement with Craig Kleinman in order to create a direct contractual obligation on the part of the Company to reimburse Mr. Kleinman against any and all expenses and liabilities incurred as a result of Mr. Kleinman's service as an officer and director of the Company to the full extent provided by law and by the Company's Articles of Incorporation and Bylaws (except in the case of fraud or the receipt by the indemnified party of personal profit or advantage to which he was not legally entitled).

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company believes that the sales of securities in the transactions described below were all either exempt from, or not subject to, the registration requirements of the Act:

  DATE              TITLE                   AMOUNT                CONSIDERATION               PURCHASER(S)
- ---------  -----------------------  -----------------------  -----------------------  -----------------------------
     4/93  Common Stock and         307,200 and shares       $960,000                 Private Investors
            Warrants to purchase     307,200 warrants(1)
            Common Stock
     3/94  Common Stock             162,500 shares(1)        Shares of K2             Shareholders of K2, including
                                                                                       Kenneth Newell, Terence
                                                                                       Burt, Peter Wellings,
                                                                                       Christopher Hervey and Simon
                                                                                       Andrews
     7/94  Common Stock             57,500 shares(1)         $38,500 (exercise of     Anil Doshi, Mark Ellis Craig
                                                              options)                 Kleinman, Ken Morrill,
                                                                                       Adrian Alexander
     7/94  Common Stock and         112,000 shares and       Conversion of debenture  Anil Doshi
            warrants to purchase     112,000 warrants(1)
            Common Stock
     8/94  Common Stock             773,625 shares(1)        $3,094,500               Private Investors

  DATE              TITLE                   AMOUNT                CONSIDERATION               PURCHASER(S)
- ---------  -----------------------  -----------------------  -----------------------  -----------------------------
     8/94  Warrants to purchase     15,425 warrants(1)       Placement fee            La Jolla Securities
            Common Stock
     9/94  Common Stock and         12,500 shares and 9,375  issuance in lieu of      Miller & Holguin
            options to purchase      options(1)               payment of accrued
            Common Stock                                      legal fees
    9/94-  Options to purchase      1,251,500 options(1)     Services                 Directors, Employees and
    11/94   Common Stock                                                               Consultants
    10/94  Common Stock             50,000 shares(1)         Waiver of Stock          Shareholders of K2, including
                                                              repurchase rights        Kenneth Newell, Terence
                                                                                       Burt, Peter Wellings,
                                                                                       Christopher Hervey and Simon
                                                                                       Andrews
     1/95  Common Stock and         19,750 shares and        credit                   Private Investors
            Warrants to purchase     197,500 warrants(1)
            Common Stock
     3/95  Common Stock             6,250 shares(1)          issuance in lieu of      Miller & Holguin
                                                              payment of accrued
                                                              legal fees
     5/95  Common Stock and         83,720 shares and        Shares of Compass        Shareholders of Compass
            Options to purchase      23,680 options(2)        Computer Group           Computer Group, including
            Common Stock                                                               Richard Ian Sharpe and Joel
                                                                                       Jervis
     5/95  Common Stock and         22,657 shares and        $102,000                 Private Investors
            Warrants to purchase     22,657 warrants(1)
            Common Stock
     5/95  Common Stock and         121,300 shares and       $545,000                 Private Investors
            Warrants to purchase     121,300 warrants(2)
            Common Stock
     5/95  Warrants to purchase     6,500 warrants(1)        Services                 Consultants
            Common Stock
     5/95  Common Stock and         25,750 shares and        extension of credit and  Private Investors
            Warrants to purchase     257,500 warrants(1)      modification of credit
            Common Stock                                      terms
     8/95  Options to purchase      80,000 options(1)        Services                 Directors, Employees and
            Common Stock                                                               Consultants
    8/95-  Options to purchase      645,463 options(2)       Services                 Directors, Employees and
    11/95   Common Stock                                                               Consultants

  DATE              TITLE                   AMOUNT                CONSIDERATION               PURCHASER(S)
- ---------  -----------------------  -----------------------  -----------------------  -----------------------------
    9/95-  Common Stock and         20,000 shares, 24,000    Services                 Consultants
    11/95   options to purchase      options(1)
            Common Stock
    11/95  Common Stock and         100,000 shares and       $450,000                 Private Investor
            Warrants to purchase     100,000 warrants(1)
            Common Stock
    11/95  Common Stock and         13,333 shares and        issuance in lieu of      Miller & Holguin
            warrants to purchase     13,333 warrants(1)       payment of accrued
            Common Stock                                      legal fees
    12/95  Common Stock and         108,836 shares and       Shares of Compass        Shareholders of Compass
            Options to purchase      29,959 options(2)        Computer Group           Computer Group, including
            Common Stock                                      (additional earn- out    Richard Ian Sharpe and Joel
                                                              consideration)           Jervis
     4/96  Common Stock             53,639 shares(2)         $536 (exercise of        Joel Jervis
                                                              options)

- ------------------------
(1) The Company believes that the transactions in which these securities were sold were exempt from registration under the Act by virtue of Section 4(2) thereof as transactions not involving any public offerings. In each case, the investor confirmed to the Company his investment intent, and the Company had reason to believe that the investor qualified as an accredited investor for purposes of the Act.

(2) The Company believes that the transactions in which these securities were sold were not subject to the registration requirements of the Act by virtue of Rule 903 of Regulation S promulgated under the Act. In each case, the offers and sales were made in offshore transactions, without any directed selling efforts, to investors which certified that they were not U.S. persons.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

    The following exhibits are filed or incorporated by reference as part of this Registration Statement.

       1.1      --      Form of Underwriting Agreement.(11)
       3.1      --      Articles of Incorporation of the Company, as amended to date.(5)
       3.2      --      Bylaws of the Company, as amended to date.(5)
       3.3      --      Stock option plan dated July 27, 1989.(2)
       4.1      --      Specimen Form of Stock Certificate for the Company's registered stock.(5)
       4.2      --      Warrant Agreement by and between the Company and American Securities Transfer,
                         Inc. dated February 10, 1993, and Form of Warrant.(5)
       4.4      --      1995 Amendment to Warrant Agreement by and between the Company and American
                         Securities Transfer, Inc. dated February 10, 1993, and Form of Warrant.(6)
       5.1      --      Opinion of Miller & Holguin as to certain securities law matters(12)
      10.1      --      Indemnity Agreement between the Company and Craig Kleinman dated October 27,
                         1987.(1)
      10.2      --      Schedule of Indemnity Agreements substantially identical to Exhibit 10.6.(1)

      10.3      --      Share Sale Agreement Relating to K-2 Group Plc dated March 7, 1994 by and among
                         Lex Nominees International Limited and ORS, Peter Leith Wellings and 4Front
                         Software International, Inc.(4)
      10.4      --      Form of Securities Purchase Agreement dated as of March 7, 1994, between each shareholder and 4Front Software International, Inc.(4)
      10.5      --      Form of Option to Purchase Shares in 4Front Software International, Inc. dated as of March 7, 1994 by and among 4Front Software International, Inc. and shareholders of K-2 Group.(4)
      10.6      --      Agreement of Partnership of ActionTrac International, a California general partnership, dated as of December 7, 1993.(5)
      10.7      --      Option Agreement dated as of December 8, 1993 between the Company and
                         ActionTrac, Inc., as amended.(5)
      10.8      --      License and Security Agreement dated as of December 7, 1993 between ActionTrac
                         International and ActionTrac, Inc.(5)
      10.9      --      Limited Territory License and Security Agreement dated as of December 7, 1993 between the Company and ActionTrac, Inc.(5)
      10.10     --      Loan agreement with Midland Bank plc dated June 3, 1993.(5)
      10.11     --      Form of Executive Pension Plan for the benefit of Anil Doshi.(5)
      10.12     --      Form of Executive Pension Plan for the benefit of Mark Ellis.(5)
      10.13     --      Form of Executive Officer Service Agreement (the Company).(5)
      10.14     --      Agreement between the Company and La Jolla Securities Corporation dated
                         December 15, 1993.(5)
      10.15     --      Midland Bank Loan Agreement with K2 dated February 11, 1994.(5)
      10.16     --      Midland Bank Overdraft and Forward Exchange Agreement with K2, Xanadu and Mitre dated February 14, 1994.(5)
      10.17     --      Lease Agreement dated September 7, 1988 for lease by K2 of premises at Unit 4,
                         Colonial Business Park, Colonial Way, Watford England, as amended.(5)
      10.18     --      Lease Agreement dated April 28, 1992 for lease by K2 of premises at Units 5 and
                         6, Colonial Business Park, Colonial Way, Watford England.(5)
      10.19     --      Form of Executive Officer Service Agreement (K2).(5)
      10.20     --      K2 Systems Group Pension Scheme effective March 6, 1991.(5)
      10.21     --      Form of Executive Pension Plan for the benefit of Ken Newell.(5)
      10.22     --      Form of Amendment dated October 21, 1994 to Option to Purchase Shares in 4Front
                         Software International, Inc. dated as of March 7, 1994 by and among 4Front
                         Software International, Inc. and shareholders of K-2 Group.(6)
      10.23     --      Facility Letter dated October 3, 1994 from Midland Bank Plc to K2 Group Plc.(6)
      10.24     --      Facility Letter dated April 10, 1995 from Midland Bank Plc to K2 Group Plc.(6)
      10.25     --      Warrant dated August 10, 1994 in favor of La Jolla Securities Corporation.(6)
      10.26     --      Form of November 1, 1994 Option Agreement for Employees and Consultants.(6)
      10.27     --      Share Sale Agreement Relating to DesignBase Properties Limited effective
                         February 1, 1995 by and among 4Front Group Plc, Properties Holding Limited and
                         Anthony Malpas.(6)
      10.28     --      Share Sale Agreement Relating to CommsWare Limited effective February 1, 1995 by and among 4Front Group Plc, Properties Holding Limited and Anthony
                         Malpas.(6)

      10.29     --      Guarantee and Subordination Agreement dated April 24, 1995 between the Company,
                         Anil Doshi and Aliki Financial Corp.(6)
      10.30     --      Share Sale Agreement Relating to CI Support Limited effective November 1, 1994 by and among Burnaby Investments Limited and K2 Group plc.(6)
      10.31     --      Share Sale Agreement Relating to CCG Holdings Limited dated May 11, 1995 by and among Richard Ian Sharpe & ORS and the Company.(6)
      10.32     --      Option to Purchase Shares in 4Front Software International, Inc. dated as of
                         May 11, 1995 by and 4Front Software International, Inc. and Joel William
                         Jervis.(6)
      10.33     --      Service Agreement dated May 11, 1995 between the Company, CCG Holdings Ltd and
                         Richard Ian Sharpe.(6)
      10.34     --      Service Agreement dated May 11, 1995 between the Company, CCG Holdings Ltd and
                         Joel William Jervis.(6)
      10.35     --      Lease Agreement dated September 11, 1992 for lease by Compass of premises at
                         Unit C, Kennetside Industrial Estate, Bone Lane, Newbury Berkshire England.(6)
      10.36     --      Lease Agreement dated September 11, 1992 for lease by Compass of premises at
                         Unit C, Kennetside Industrial Estate, Bone Lane, Newbury Berkshire England.(6)
      10.37     --      Facility Letter dated May 25, 1994 from Barclays Bank Plc to Compass Computer
                         Group Limited.(6)
      10.38     --      Facility Letter dated April 12, 1995 from Barclays Bank Plc to Compass Computer
                         Group Limited.(6)
      10.39     --      Form of Employment Agreement effective as of November 1, 1995 between the
                         Company and Anil Doshi.(7)
      10.40     --      Form of Employment Agreement effective as of November 1, 1995 between the
                         Company and Mark Ellis.(7)
      10.41     --      Form of August, 1995 Option Agreement for Employees and Consultants.(7)
      10.42     --      Share Sale Amendment Agreement dated December 13, 1995 between Richard Ian
                         Sharpe & ORS, the Company, Joel Jervis, CCG Holdings Limited and 4Front Group
                         PLC.(7)
      10.43     --      Put Option Agreement dated December 13, 1995 between Richard Ian Sharpe & ORS and the Company.(7)
      10.44     --      Service Agreement dated December 13, 1995 between Richard Ian Sharpe and 4Front
                         Group PLC.(7)
      10.45     --      Amendment to Option Agreement dated December 13, 1995 between Joel Jervis and the Company.(7)
      10.46     --      Form of 1996 Equity Incentive Plan(11)
      16.1      --      Letter from AJ. Robbins PC regarding change in certifying accountant.(8)
      16.2      --      Letter from AJ. Robbins PC regarding change in certifying accountant.(9)
      21.1      --      List of Subsidiaries.(10)
      23.1      --      Consent of KPMG(11)
      23.2      --      Consent of AJ. Robbins PC (11)
      23.3      --      Consent of Miller & Holguin (included in Exhibit 5.1)

- ------------------------
 (1)Previously filed as Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1987

 (2)Previously filed as Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1989.

 (3)Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1992.

 (4)Previously filed as Exhibit to the Company's Report on Form 8-K dated March 7, 1994.

 (5)Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994.

 (6)Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995.

 (7)Previously filed as Exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal period ended October 31, 1995.

 (8)Previously filed as Exhibit to the Company's Report on Form 8-K dated January 2, 1996.

 (9)Previously filed as Exhibit to the Company's Report on Form 8-K dated January 23, 1996.

(10)Previously filed as Exhibit to the Company's Registration Statement (file no. 333-03594).

(11)Filed Herewith.

(12)To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

    Financial statement schedules have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 20, 1996.

                                          4FRONT SOFTWARE INTERNATIONAL, INC.

By:        /s/ ANIL DOSHI                            By:        /s/ PHILIP MENDONCA
           ----------------------------------------             ----------------------------------------
           Anil Doshi                                           Philip Mendonca
           CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE               CHIEF FINANCIAL OFFICER
           OFFICER AND DIRECTOR

           Date: May 20, 1996                                   Date: May 20, 1996

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                       POSITION                       DATE
- ------------------------------------------------------  --------------------------------  -----------------------

                    /s/ ANIL DOSHI
     -------------------------------------------        Chairman of the Board, Chief           May 20, 1996
                      Anil Doshi                         Executive Officer and Director

                    /s/ MARK ELLIS
     -------------------------------------------        President, Chief Operating             May 20, 1996
                      Mark Ellis                         Officer and Director

                  /s/ CRAIG KLEINMAN
     -------------------------------------------        Secretary and Director                 May 20, 1996
                    Craig Kleinman

                  /s/ KENNETH NEWELL
     -------------------------------------------        Director                               May 20, 1996
                    Kenneth Newell

                /s/ ARTHUR KEITH ROSS
     -------------------------------------------        Director                               May 20, 1996
                  Arthur Keith Ross

                   /s/ BRIAN MURRAY
     -------------------------------------------        Director                               May 20, 1996
                     Brian Murray

                                 EXHIBIT INDEX

  EXHIBIT                                                       DESCRIPTION                                             PAGE
- -----------             -------------------------------------------------------------------------------------------  -----------
      1.1       --      Form of Underwriting Agreement.(11)
      3.1       --      Articles of Incorporation of the Company, as amended to date.(5)
      3.2       --      Bylaws of the Company, as amended to date.(5)
      3.3       --      Stock option plan dated July 27, 1989.(2)
      4.1       --      Specimen Form of Stock Certificate for the Company's registered stock.(5)
      4.2       --      Warrant Agreement by and between the Company and American Securities Transfer, Inc. dated
                         February 10, 1993, and Form of Warrant.(5)
      4.4       --      1995 Amendment to Warrant Agreement by and between the Company and American Securities
                         Transfer, Inc. dated February 10, 1993, and Form of Warrant.(6)
      5.1       --      Opinion of Miller & Holguin as to certain securities law matters(12)
     10.1       --      Indemnity Agreement between the Company and Craig Kleinman dated October 27, 1987.(1)
     10.2       --      Schedule of Indemnity Agreements substantially identical to Exhibit 10.6.(1)
     10.3       --      Share Sale Agreement Relating to K-2 Group Plc dated March 7, 1994 by and among Lex
                         Nominees International Limited and ORS, Peter Leith Wellings and 4Front Software
                         International, Inc.(4)
     10.4       --      Form of Securities Purchase Agreement dated as of March 7, 1994, between each shareholder and 4Front Software International, Inc.(4)
     10.5       --      Form of Option to Purchase Shares in 4Front Software International, Inc. dated as of March
                         7, 1994 by and among 4Front Software International, Inc. and shareholders of K-2 Group.(4)
     10.6       --      Agreement of Partnership of ActionTrac International, a California general partnership, dated as of December 7, 1993.(5)
     10.7       --      Option Agreement dated as of December 8, 1993 between the Company and ActionTrac, Inc., as amended.(5)
     10.8       --      License and Security Agreement dated as of December 7, 1993 between ActionTrac
                         International and ActionTrac, Inc.(5)
     10.9       --      Limited Territory License and Security Agreement dated as of December 7, 1993 between the
                         Company and ActionTrac, Inc.(5)
     10.10      --      Loan agreement with Midland Bank plc dated June 3, 1993.(5)
     10.11      --      Form of Executive Pension Plan for the benefit of Anil Doshi.(5)
     10.12      --      Form of Executive Pension Plan for the benefit of Mark Ellis.(5)
     10.13      --      Form of Executive Officer Service Agreement (the Company).(5)
     10.14      --      Agreement between the Company and La Jolla Securities Corporation dated December 15,
                         1993.(5)
     10.15      --      Midland Bank Loan Agreement with K2 dated February 11, 1994.(5)
     10.16      --      Midland Bank Overdraft and Forward Exchange Agreement with K2, Xanadu and Mitre dated
                         February 14, 1994.(5)
     10.17      --      Lease Agreement dated September 7, 1988 for lease by K2 of premises at Unit 4, Colonial
                         Business Park, Colonial Way, Watford England, as amended.(5)
     10.18      --      Lease Agreement dated April 28, 1992 for lease by K2 of premises at Units 5 and 6, Colonial
                         Business Park, Colonial Way, Watford England.(5)
     10.19      --      Form of Executive Officer Service Agreement (K2).(5)

  EXHIBIT                                                       DESCRIPTION                                             PAGE
- -----------             -------------------------------------------------------------------------------------------  -----------
     10.20      --      K2 Systems Group Pension Scheme effective March 6, 1991.(5)
     10.21      --      Form of Executive Pension Plan for the benefit of Ken Newell.(5)
     10.22      --      Form of Amendment dated October 21, 1994 to Option to Purchase Shares in 4Front Software
                         International, Inc. dated as of March 7, 1994 by and among 4Front Software International,
                         Inc. and shareholders of K-2 Group.(6)
     10.23      --      Facility Letter dated October 3, 1994 from Midland Bank Plc to K2 Group Plc.(6)
     10.24      --      Facility Letter dated April 10, 1995 from Midland Bank Plc to K2 Group Plc.(6)
     10.25      --      Warrant dated August 10, 1994 in favor of La Jolla Securities Corporation.(6)
     10.26      --      Form of November 1, 1994 Option Agreement for Employees and Consultants.(6)
     10.27      --      Share Sale Agreement Relating to DesignBase Properties Limited effective February 1, 1995 by and among 4Front Group Plc, Properties Holding Limited and Anthony Malpas.(6)
     10.28      --      Share Sale Agreement Relating to CommsWare Limited effective February 1, 1995 by and among
                         4Front Group Plc, Properties Holding Limited and Anthony Malpas.(6)
     10.29      --      Guarantee and Subordination Agreement dated April 24, 1995 between the Company, Anil Doshi and Aliki Financial Corp.(6)
     10.30      --      Share Sale Agreement Relating to CI Support Limited effective November 1, 1994 by and among
                         Burnaby Investments Limited and K2 Group plc.(6)
     10.31      --      Share Sale Agreement Relating to CCG Holdings Limited dated May 11, 1995 by and among
                         Richard Ian Sharpe & ORS and the Company.(6)
     10.32      --      Option to Purchase Shares in 4Front Software International, Inc. dated as of May 11, 1995 by and 4Front Software International, Inc. and Joel William Jervis.(6)
     10.33      --      Service Agreement dated May 11, 1995 between the Company, CCG Holdings Ltd and Richard Ian
                         Sharpe.(6)
     10.34      --      Service Agreement dated May 11, 1995 between the Company, CCG Holdings Ltd and Joel William
                         Jervis.(6)
     10.35      --      Lease Agreement dated September 11, 1992 for lease by Compass of premises at Unit C,
                         Kennetside Industrial Estate, Bone Lane, Newbury Berkshire England.(6)
     10.36      --      Lease Agreement dated September 11, 1992 for lease by Compass of premises at Unit C,
                         Kennetside Industrial Estate, Bone Lane, Newbury Berkshire England.(6)
     10.37      --      Facility Letter dated May 25, 1994 from Barclays Bank Plc to Compass Computer Group
                         Limited.(6)
     10.38      --      Facility Letter dated April 12, 1995 from Barclays Bank Plc to Compass Computer Group
                         Limited.(6)
     10.39      --      Form of Employment Agreement effective as of November 1, 1995 between the Company and Anil
                         Doshi.(7)
     10.40      --      Form of Employment Agreement effective as of November 1, 1995 between the Company and Mark
                         Ellis.(7)
     10.41      --      Form of August, 1995 Option Agreement for Employees and Consultants.(7)
     10.42      --      Share Sale Amendment Agreement dated December 13, 1995 between Richard Ian Sharpe & ORS, the Company, Joel Jervis, CCG Holdings Limited and 4Front Group PLC.(7)

  EXHIBIT                                                       DESCRIPTION                                             PAGE
- -----------             -------------------------------------------------------------------------------------------  -----------
     10.43      --      Put Option Agreement dated December 13, 1995 between Richard Ian Sharpe & ORS and the
                         Company.(7)
     10.44      --      Service Agreement dated December 13, 1995 between Richard Ian Sharpe and 4Front Group
                         PLC.(7)
     10.45      --      Amendment to Option Agreement dated December 13, 1995 between Joel Jervis and the
                         Company.(7)
     10.46      --      Form of 1996 Equity Incentive Plan (11)
     16.1       --      Letter from AJ. Robbins PC regarding change in certifying accountant.(8)
     16.2       --      Letter from AJ. Robbins PC regarding change in certifying accountant.(9)
     21.1       --      List of Subsidiaries.(10)
     23.1       --      Consent of KPMG(11)
     23.2       --      Consent of AJ. Robbins PC (11)
     23.3       --      Consent of Miller & Holguin (included in Exhibit 5.1)

- ------------------------
 (1)Previously filed as Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1987

 (2)Previously filed as Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1989.

 (3)Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1992.

 (4)Previously filed as Exhibit to the Company's Report on Form 8-K dated March 7, 1994.

 (5)Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994.

 (6)Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995.

 (7)Previously filed as Exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal period ended October 31, 1995.

 (8)Previously filed as Exhibit to the Company's Report on Form 8-K dated January 2, 1996.

 (9)Previously filed as Exhibit to the Company's Report on Form 8-K dated January 23, 1996.

(10)Previously filed as an Exhibit to the Company's Registration Statement (file no. 333-03594).

(11)Filed herewith.

(12)To be filed by amendment.